Exhibit 99.1

PROVINCE OF MANITOBA ANNUAL REPORT

AND PUBLIC ACCOUNTS

MARCH 31, 2023

Indigenous Land Acknowledgement

We recognize that Manitoba is on the Treaty Territories and ancestral lands of the Anishinaabe, Anishininewuk, Dakota Oyate, Denesuline and Nehethowuk peoples.

We acknowledge Manitoba is located on the Homeland of the Red River Métis.

We acknowledge northern Manitoba includes lands that were and are the ancestral lands of the Inuit.

We respect the spirit and intent of Treaties and Treaty Making and remain committed to working in partnership with First Nations, Inuit and Métis people in the spirit of truth, reconciliation and collaboration.

MINISTER OF

FINANCE

Room 103

Legislative Building

Winnipeg, Manitoba R3C 0V8

CANADA

Her Honour the Honourable Anita R. Neville, P.C., O.M.

Lieutenant-Governor of the Province of Manitoba

May It Please Your Honour:

I have the privilege of presenting, for the information of Your Honour, the Annual Report of the Province of Manitoba for the year ended March 31, 2023. This document completes the government’s accountability reporting for the year. The Report includes a review of the year’s results relative to the government’s budget. It also contains statistics and indicators of the financial health of the Province.

Included in this Annual Report are the year-end review, management’s financial statement discussion and analysis, the summary financial statements and the statutory reporting required in the Public Accounts.

Original signed by

Honourable Cliff Cullen

Minister of Finance

Office of the Minister of Finance

September 2023

TABLE OF CONTENTS

6
Where Does My Money Go?
Revenues and Expenditures at a Glance

7
Introduction to the Annual Report

13
Budget Outcomes and Strategic
Infrastructure Investments

14
Budget Outcomes

19
Strategic Infrastructure Investments

21
Public Accounts of Manitoba

23
Introduction to the Public Accounts of Manitoba

24
Financial Statement Discussion and Analysis

32
Variance Analysis and Assessment
of Significant Trends

47
Summary Financial Statements

117
Information Provided Under Statutory Requirement

167
Glossary of Key Terms

WHERE DOES MY MONEY GO?

REVENUES AND EXPENDITURES AT A GLANCE

The Government of Manitoba balances over $22 billion of revenues, including own-source revenues and federal transfers, with expenditures that flow to departments and other reporting entities.

As illustrated below, provincial revenues flow from 13 different sources to departments, their agencies and entities funded by government. This year, revenues exceed expenditures by $270 million. Health care accounts for approximately 37 per cent (or $8 billion) of the total budget. Health, education, and families constitute nearly 71 per cent of the budget.

The provincial net debt, which is a measure of total liabilities less financial assets, is $30.3 billion in 2022/23. The annual debt servicing costs are almost $2 billion.

Manitoba Revenues and Expenditures, 2022/23

Millions of Dollars

6      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

INTRODUCTION TO THE ANNUAL REPORT

Manitoba’s Public Accounts, for the fiscal year ending March 31, 2023, reflects the net financial result of the year’s operations for the Manitoba government. The Government reporting entity includes government departments, other reporting entities, government business enterprises and partnerships.

2022/23 Financial Results Explained:

Fiscal Position

Manitoba’s economic performance in 2022/23 was better than expected, and had a positive influence on the province’s financial statements.

The province’s summary financial position, as at March 31, 2023, is a surplus of $270 million, an improvement of $1,020 million over the previous year’s restated deficit of $750 million and an improvement of $818 million over the 2022/23 budget deficit of $548 million.

Manitoba, like other Canadian provinces, experienced a significant increase in taxation revenue during the fiscal year. In addition, Manitoba Hydro experienced a significant increase in its net income compared to budget. As a result, total summary revenue is $1,947 million higher than budget.

Total summary expense is $1,129 million higher than budget. A sizable portion of the current year expense variance was driven by new measures introduced during the year to ease inflationary pressures in Manitoba, and other cost increases. Specifically, Manitoba announced a Family Affordability Package and a Carbon Tax Relief Fund, which returned nearly $280 million to Manitobans. Manitoba engaged the Ukrainian Refugee Task Force to provide support and temporary accommodation to the considerable number of Ukrainians arriving in the province. There were also increases in health care costs related to pressures in the regional health authorities and Pharmacare, and an increase in debt servicing costs due to rising interest rates.

The net debt is the difference between total liabilities and financial assets and is an important measure of fiscal sustainability. Changes in net debt are driven by changes in the deficit and changes in the level of capital spending including asset retirement obligations. Net debt is $281 million lower than budget. Manitoba’s net debt as a per cent of the economy (GDP) is 34.4 per cent, which is 1.5 points lower than the budget estimate of 35.9 per cent.

Debt servicing is $94 million higher than budget, at $1,963 million, reflecting the increase in interest rates during the year.

 At a Glance: Financial Results

	2023		2022	Change from
	Budget Restated	Actual	Restated	Budget	2022

	(Millions of Dollars)
Revenue	20,197	22,144	19,944	1,947	2,200
Expense	18,876	19,911	18,890	1,035	1,021
Debt Servicing	1,869	1,963	1,804	94	159

Operating Surplus (Deficit)	(548)	270	(750)	818	1,020

Net Debt	30,544	30,263	29,198	(281)	1,065
Net Debt to GDP	35.9%	34.4%	36.6%	(1.5)	(2.2)

INTRODUCTION TO THE ANNUAL REPORT      7

2022/23 Financial Results

Explained: Economic Factors

The Manitoba economy displayed stronger than expected performance throughout the 2022/23 fiscal year despite several risk factors, including supply chain disruptions, high inflation, labour shortages, and Russia’s invasion of Ukraine.

After adjusting for inflation, Manitoba’s real gross domestic product (GDP) at basic prices expanded by 3.9 per cent in 2022, the third highest among the provinces and above Canada’s average of 3.6 per cent, according to preliminary estimates from Statistics Canada. Growth in 2022 was above the expectation of 3.6 per cent forecast in Budget 2022.

Annual Growth in Real Gross Domestic Product at basic prices, 2022

Most industries in Manitoba showed impressive economic growth in 2022.

After recovering from drought-like conditions in 2021, the utility sector output substantially increased due to higher precipitation levels and strong demand conditions in 2022/23. Real GDP in utilities increased by 22.3 per cent in 2022, after declining by 15.7 per cent in 2021. Similarly, favourable weather conditions lifted agriculture production by 20.7 per cent in 2022, compared to a 16.0 per cent decline in 2021.

Manitoba’s manufacturing sector reported 5.9 per cent growth in 2022, the highest increase since 2011.

Employment in Manitoba increased by 3.2 per cent in 2022, and employment levels are continuing an upward trajectory in 2023, as displayed in the chart below.

Manitoba Employment, Seasonally Adjusted and Trend-Cycle,

March 2022 – March 2023

8      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

Manitoba’s average unemployment rate was 4.6 per cent for 2022, the second lowest among Canadian provinces behind Quebec. The unemployment rate edged up slightly in 2023, and sat at 4.7 per cent at the end of the fiscal year in March, still below the Canadian average of 5.5 per cent and below all other provinces, except for Quebec and British Columbia.

Annual Unemployment Rate, 2022

Reflecting a strengthening labour market, compensation of employees (labour income) has been increasing at an exceptional pace since the decline in 2020. Total compensation increased by 7.3 per cent in 2021, and by a further 7.0 per cent in 2022. Through the first quarter of 2023, compensation of employees is up by 7.3 per cent.

Consumer inflation, as measured by Statistics Canada’s all-items consumer price index (CPI), rose by 7.9 per cent on average in 2022, to be the second highest among the provinces and above the Canadian average of 6.8 per cent. Although upward pressure on commodity and consumer prices continued into 2023, the consumer price index decelerated in the first quarter of 2023. At the end of the fiscal year in March 2023, Manitoba’s inflation rate was 5.2 per cent.

Consumer Price Index, All-items, Manitoba & Canada

INTRODUCTION TO THE ANNUAL REPORT      9

2022/23 Financial Results

Explained: Revenue

The strong economic performance in the province over the past year had a direct impact on government revenues. Overall, revenue is $1,947 million higher than budget. Most of the increase is from taxation revenue. In addition, Net Income of Government Business Enterprises was $574 million higher than budget, mainly reflecting an increase in Manitoba Hydro’s income compared to budget.

Key Changes to 2022/23 Revenue
(Millions of Dollars)
Summary Budget - Revenue	20,197
Taxation Revenue
Individual Income Tax	242
Corporation Income Tax	594
Retail Sales Tax	187
Other Taxes	(58)
Total Changes in Taxation Revenue	965
Other Own Source Revenue	(12)
Government Business Enterprises	574
Federal Transfers	220
Contingency	200
Net Increase in Revenue	1,947
2022/23 Revenue	22,144

Individual income tax revenue is $242 million higher than budget, while corporation income tax revenue is $594 million higher than budget reflecting a total increase of $836 million in income taxes, boosted by a higher than forecasted economic growth and a strong labour market.

Retail sales tax is $187 million higher than budget reflecting higher consumer spending and higher prices.

Other net changes in taxation revenue include a decrease of $58 million, mainly the result of a $36 million decrease in fuel taxes from reduced fuel consumption outlays and a $46 million decrease in tobacco tax.

Net changes in federal transfers include $219 million of Disaster Financial Assistance Arrangement funding related to cost sharing associated with the 2022 spring flood. Federal transfers also contain $182 million of COVID-19-related funding. This includes a $72 million one-time top-up to the Canada Health Transfer to address the backlog of surgeries and procedures; a one-time transfer of $21 million to maintain public transit service levels as they address shortfalls resulting from decreased ridership during the pandemic; and a $5 million allocation for school ventilation projects. The transit and school ventilation funding flowed through the province to municipalities and school divisions. Delays in the federal environmental licensing process for the Lake Manitoba and Lake St. Martin Outlet Channels meant that $89 million of the federal contribution towards this project, included in Budget 2022, was also delayed. Several projects under the Investing in Canada Infrastructure Program were also delayed, resulting in a $71 million decrease in federal revenue compared to budget.

The net income of Government Business Enterprises mainly reflects an increase in Manitoba Hydro’s net income, compared to budget. Due to a combination of above-average water levels at generating stations, an increase in export spot market prices over the year, a reduction in water power rental rates and the debt guarantee fee paid to the province, Manitoba Hydro’s net income was $518 million higher than budget. Manitoba Liquor and Lotteries Corporation net income was also higher than budget, in this case by $106 million, driven by strong gaming revenues and higher than expected liquor sales. In contrast, Manitoba Public Insurance net income was $44 million lower than budget, primarily due to the interest rate impact and write-down of investments. The following table summarizes the result of GBEs:

Net Income of Government Business Enterprises (GBEs)
	2022/23 Budget	2022/23 Actual	2021/22 Actual
		($ millions)
Manitoba Liquor and Lotteries Corporation	635	741	597
Deposit Guarantee Corporation of Manitoba	31	25	30
Manitoba Hydro-Electric Board	120	638	(248)
Manitoba Public Insurance Corporation	48	4	(58)
Net Income from GBEs	834	1,408	321

10      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

2022/23 Financial Results

Explained: Expenditures

The almost $2 billion increase in revenue allowed the government to increase expenditures during the year. Overall, expenditures were $1,129 million higher than budget. The additional expenditures were made possible because of additional expenditure authority obtained through two Special Warrants totaling $946 million. The first Special Warrant in August provided $96 million of additional authority in the Enabling Appropriations, which was allocated to various departments to fund the Family Affordability Package, the Minimum Wage Adjustment program, and the Food Security Fund. The second Special Warrant in January provided $850 million of additional authority. This included $200 million in Finance to deliver the Carbon Tax Relief Fund, $140.5 million in Health to cover various cost increases in the health care system, $161 million in Municipal Relations to provide additional financial assistance to Manitoba municipalities and an additional $348.5 million in Enabling Appropriations, which was reallocated to various departments to make additional investments in Manitoba communities and industries.

Additional Expenditure Authority	$ Millions

Enabling Appropriations*	445

Finance	200

Municipal Relations	161

Health	140

Total additional expenditure authority	946

* Additional expenditure authority approved in Enabling Appropriations was re-allocated to departments.

Key Changes to 2022/23 Expense
(Millions of Dollars)
Summary Budget - Expense	20,745
Expense Variances:
Health	325
Finance	264
Municipal Relations	212
Emergency Expenditures	166
Education and Early	151
Childhood Learning
Consumer Protection and	126
Government Services
Debt Servicing	94
Economic Development,	53
Investment and Trade
Enabling Appropriations	(98)
Agriculture	(88)
Other net changes	(76)
Net Increase in Expense	1,129
2022/23 Expense	21,874

Several factors contributed to the $325 million variance in Health, including increases in the regional health authorities’ spending and price and volume increases in the Pharmacare program. The variance also reflects increased expenditures related to the implementation of the Health Human Resource Action Plan introduced during the year.

Finance was responsible for delivering the Family Affordability Package (authority allocated from Enabling Appropriations) and the Carbon Tax Relief Fund, which resulted in the authorized increase in expenditures of $264 million compared to budget.

Municipal Relations is showing a $212 million variance from budget, mainly due to the $140 million of unbudgeted investment in nine municipal water and wastewater projects, $47 million operating grant increase for the 2023 municipal year, and $21 million of federal transit funding that flowed through the province to municipalities approved as part of the Special Warrant.

Emergency Expenditures is $166 million over budget, due to the 2022 spring flood and above average wildfire suppression expenditures. Spring 2022 flooding was the fourth largest on the Red River and one of the longest and largest in duration on record.

INTRODUCTION TO THE ANNUAL REPORT      11

Education and Early Childhood Learning is $151 million over budget, mainly due to an increase in expenditures by school divisions for salaries, supplies and services.

Consumer Protection and Government Services is $126 million over budget, primarily due to the distribution of pandemic-related supplies that were donated by the federal government, as well as increased repairs and maintenance costs for older fleet vehicles because of vehicle supply chain issues affecting delivery of new units.

Debt Servicing is $94 million over budget reflecting higher interest rates. The Bank of Canada increased Canada’s target interest rate from 0.25 per cent in March 2022 to 4.5 per cent by March 2023.

Economic Development, Investment and Trade has a $53 million variance to budget, largely reflecting additional authority provided in the Special Warrant allowing for a $50 million contribution to the Manitoba First Fund.

Agriculture is $88 million under budget, due to a reduction in insurance indemnity claims for both the AgriInsurance and the Hail Insurance programs.

Budget 2022 set aside $630 million for pandemic response and other contingencies in Internal Service Adjustments in one of the Enabling Appropriations. Total expenditures related to the COVID-19 response in 2022/23 were $309 million, mostly related to the public health response, personal protective equipment and related goods and services.

Other contingencies funded from this appropriation included $282 million, related to the 2022/23 salary increases as a result of the settlement of collective agreements. Several collective agreements were settled in 2022/23 including the Manitoba Government Employees’ Master Agreement, the Manitoba Government and General Employees’ Union (MGEU) and the Canadian Union of Public Employees (CUPE) agreements with health facility support and community support staff.

In addition, Manitoba incurred an unexpected $65 million in direct expenditures across multiple departments to support the large number of Ukrainian citizens welcomed by Manitoba over the past year. A full range of provincial supports and services were made available to thousands of Ukrainian citizens arriving in Manitoba through the Canada Ukraine Authorization for Emergency Travel (CUAET) program. The supports and services were coordinated through the Ukrainian Refugee Task Force, which provides a single-access-point reception and welcoming centre. The indirect expenditures for Ukrainian arrivals, such as health care, are reflected in the departmental expenditures.

Summary of Ukraine Temporary Resident Supports	$ Millions

Accommodation	41

Meals	17

Medical	6

Temporary Assistance Program (TAP)	1

Total	65

2022/23 Financial Results

Explained: Accounting matters

The Public Accounts are prepared in accordance with the Chartered Professional Accountants of Canada Public Sector Accounting Standards (PSAS). The Manitoba government implemented two new accounting standards this year. Additional details are provided in the Public Accounts section and in the Financial Statements notes on the implementation of PS 3280 Asset Retirement Obligations (ARO) and PS 3450 Financial Instruments (FI).

12      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

Budget Outcomes and

Strategic Infrastructure

Investments

FOR THE YEAR ENDED MARCH 31, 2023

BUDGET OUTCOMES

This section reports on government’s budget outcomes related to new investments highlighted in the Fiscally Responsible Outcomes and Economic Growth Strategy included in Budget 2022. It also reports on the outcomes related to the affordability support packages announced during the year.

Affordability Outcomes

•

Manitoba provided a nearly $80 million family affordability package for 145,000 Manitoba families with children, and a household net income of less than $175,000, and nearly 52,500 low-income Manitoba seniors.

•

Families increased the basic needs benefits under Employment and Income Assistance (EIA) benefits and indexed EIA and non-EIA Rent Assist benefits at 77 per cent and 80 per cent of median market rent, respectively.

•	Manitoba created a one-time $1.75 million Food Security Fund.

•	Families provided Manitoba Harvest with a $3 million grant for food banks in urban and rural communities in all regions of Manitoba through food purchasing, transportation, and other costs.

•	Manitoba provided almost $200 million in Carbon Tax Relief Fund payments to nearly 700,000 individuals and couples.

•	Education and Early Childhood Learning expanded eligibility to its Child Care Subsidy Program, resulting in nearly half of regulated spaces being subsidized.

•

Manitoba continued the gradual phase-out of the education property tax with a further increase in the School Tax Rebate, from 25 per cent to 37.5 per cent for owners of residential and farm properties.

•	Finance introduced a new $525 annual Residential Renters Tax Credit, with up to an additional $300 for low-income seniors.
•

Families launched phase one of the Manitoba Support for Persons with Disabilities program resulting in the enrolment of 7,765 households who were previously supported by Employment and Income Assistance (EIA). This provided access to additional benefits such as laundry and phone allowances and increased benefit amounts of approximately $100 per month.

•	Manitoba reduced vehicle registration fees for most non-commercial vehicles by $10, starting with renewals after June 30, 2022.

•	Finance introduced a fuel tax exemption for fuel used in off-road operation of peat harvesting equipment.

•	The government implemented a 50 per cent reduction to both the water power rental rate and the hydro debt guarantee fee.

Health Care Outcomes

•	The Diagnostic and Surgical Recovery Task Force assigned to eliminate the diagnostic and surgical procedures backlog, accumulated during the COVID-19 pandemic, completed 52,952 cases.

•

Government implemented a $200 million Health Human Resource Action Plan with the core objective to add 2,000 new providers to the public health care system. New health care providers, numbering 773, were hired in the public system, as of March 31, 2023.

•

Health completed construction of new emergency departments in Flin Flon and Dauphin as part of its Clinical and Preventive Services Plan to invest in building, expanding, and renovating health care facilities across the province.

•	Health completed a new hybrid operating room at St. Boniface Hospital in Winnipeg.

•	Advanced Education and Training funded 289 registered nursing seats for the 2022/23 academic year in six post-secondary institutions across the province.

14      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

•

Mental Health and Community Wellness implemented the first year of the five-year plan to invest $17.1 million in core services and structural changes and increase access to mental health, addictions, and disease prevention programs.

•	Government launched a health-related social impact bond, Quit Smoking with Your Manitoba Pharmacist, to support individuals trying to quit smoking.

•

Seniors and Long-Term Care provided stewardship resulting in progress on the implementation of recommendations for action from the Stevenson Review. Investments included enhancement of infection prevention and control within the long-term care sector, strengthened capacity for quality and standards officers, Protection of Persons in Care office capacity, and increased staffing levels for direct care of residents.

•

Manitoba developed and launched Manitoba’s seniors strategy, expanding the self- and family-managed care program to allow older Manitobans to live independently in their own homes for as long as possible. The program’s annual funding was increased by $12.6 million.

Economic Outcomes

•

Manitoba continued to implement the Skills, Talent and Knowledge Strategy, launching the Work in Manitoba job portal to connect job seekers and employers, and organizing an in-person hiring event to connect employment-ready newcomers with employers actively recruiting for job openings.

•

Economic Development, Investment and Trade invested an additional $50 million in the Manitoba First Fund, which committed $25 million in capital to the Connect Manitoba Growth Fund to support the growth of Manitoba companies.

•

The Small Business Venture Capital Tax Credit, which provides a non-refundable Manitoba tax credit of up to 45 per cent to individuals and corporations who acquire equity capital in eligible Manitoba enterprises, was made permanent.

•	Government implemented the Business Minimum Wage Adjustment Program for small- and medium-sized businesses impacted by minimum wage increases.

•

Government announced the formation of the Premier’s Economic Advisory Council on Competitiveness, and established a Tax Competitiveness Working Group to provide advice to modernize Manitoba’s tax system.

•

Agriculture continued to provide funding to the agricultural and agri-processing sector through the final year of the Canadian Agricultural Partnership (CAP) – Ag Action Manitoba program. Funding of $19 million was provided to farmers, agri-processors, industry organizations, researchers, and industry providers.

•	Agriculture continued the implementation of the Protein Advantage Strategy through CAP funding of 14 projects totalling $1.2 million.

•

Labour and Immigration provided $5 million in immigration programming to attract newcomers to Manitoba including $3 million for Manitoba Start to support employment services for newcomers and $2 million to 13 local service provider organizations to provide settlement services to temporary residents.

•

Transportation and Infrastructure implemented the 2022 Multi-year Infrastructure Investment Strategy by investing more than $510 million in capital projects. This included construction on the interchange at the Perimeter Highway and St. Mary’s Road in Winnipeg, Daly Overpass in Brandon, and Highway 59 from the US Border to Provincial Road 403.

•

Manitoba made a formal filing, continued environmental field-work, and developed 23 environmental management plans towards receiving federal environmental approvals for the proposed Lake Manitoba and Lake St. Martin Outlet Channels Project.

•

Transportation and Infrastructure supported economic development and corridor initiatives, including a $74 million capital grant to Arctic Gateway Group Limited Partnership over two years to support the rehabilitation of the Hudson Bay Railway line to Churchill.

BUDGET OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS      15

Community Outcomes

•

Manitoba Education and Early Childhood Learning launched a tuition reimbursement initiative for students currently enrolled in an Early Childhood Educators training program (up to $5,000 per year per student) and approved over 630 applications.

•	Manitoba provided $60 million in grants to child care facilities to support infrastructure improvements, curriculum development and retention.

•

Manitoba worked with community-based organizations, existing child care providers, school divisions and other partners to create 3,100 new child care spaces, and partnered with rural municipalities and First Nations communities to build 23 new child care centres, creating an additional 1,670 spaces.

•

The governments of Canada and Manitoba allocated $37 million under the Canada-Manitoba Canada-Wide Early Learning and Child Care Agreement towards a new wage grid to increase wages for the early learning and child care workforce through increased revenue per space added to the operating grants. The Manitoba government invested an additional $2.3 million for staff working in school-age child care programs. The wage grids were implemented on July 1, 2022.

•

Education and Early Childhood Learning invested $1.6 million to provide funding to all school divisions to support Elders and Knowledge Keepers engagement in schools. It also hosted a symposium to support shared learning and developed new guidelines for school divisions to support Elders and Knowledge Keepers in Schools.

•

Manitoba provided $5 million to support mental health initiatives and other teacher-initiated projects through the 2022/23 Teachers’ Idea Fund, with 38 projects supporting mental health and well-being, and 25 projects supporting innovations across Manitoba classrooms.

•	Work continued in completing new schools, with 14 new schools that are either in design, in construction or complete and in operation.

•	Indigenous Reconciliation and Northern Relations administered a new $ 5 million Indigenous

Reconciliation Initiatives Fund to support Indigenous-focused initiatives. Funding was made available to departments for activities that advanced truth and reconciliation guided by principles of respect, engagement, understanding and action in Manitoba’s Path to Reconciliation Act.

•

Families committed nearly $29 million toward supporting disability services. A portion of this was earmarked for increasing wages of staff that provide disability services. Community Living disABILITY Services providers supporting adults with intellectual disabilities received new funding to increase front-line wages to a minimum-funded baseline rate of $15.11 per hour for direct services workers and $16.11 per hour for supervisors.

•	Sport, Culture and Heritage launched the two-year Arts, Culture and Sport in Community Fund. Up to $50 million was awarded to 397 projects, special initiatives, and community celebrations.

•

Municipal Relations invested an additional $140 million beyond base infrastructure funding levels in water and wastewater infrastructure funding to support projects in several communities and protect waterways. This included $40 million to the City of Winnipeg to support water and sewer services to Phase 1A of CentrePort South, $38.5 million for projects in the City of Portage la Prairie, $19.05 million for projects in the City of Morden, and $15 million for projects in the City of Brandon among other communities.

•	Municipal Relations invested a total of $25 million in the Building Sustainable Communities program to fund local projects throughout the province.

•

Government increased the operating grants to municipalities and Northern Affairs Communities by $47 million, based on a new funding formula for the 2023 calendar year. The modernized grant formula includes a revised per capita calculation aligned with 2021 census data and a needs-based calculation that will be reviewed regularly.

•	Funding for the Manitoba Water Services Board in the 2023 calendar year was increased by $4 million to support water and wastewater projects in municipalities outside Winnipeg.

16      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

•	The Urban/Hometown Green Team program approved funding for 717 projects for a total of $9.5 million to support the hiring of 2,480 youth.

•

Manitoba worked together with the federal government to administer $20.7 million in funding from Canada to address transit operating losses related to COVID-19, with support to Manitoba’s five communities providing public transit services (Winnipeg, Brandon, Selkirk, Flin Flon, and Thompson).

Environmental Outcomes

•

Based on public feedback, the government developed a new long-term energy policy framework, which will replace the 2012 Clean Energy Strategy, to address local, national, and global shifts in the energy landscape.

•	Environment and Climate released Manitoba’s Water Management Strategy Framework.

•	Manitoba implemented over 125 government-wide initiatives under the Climate and Green Plan to reduce emissions.

•

Manitoba completed two large-scale multi-year remediation projects at the former Ruttan and Sherridon mine sites. It also launched a new multi-year program for the long-term care and maintenance of infrastructure investments at over 30 mine sites.

•	Environment and Climate invested $1.5 million to expand the Conservation and Climate Fund used to finance projects that help build Manitoba’s green economy.

•	Natural Resources and Northern Development implemented a new multi-year parks capital strategy to improve campgrounds, roads, trails, and other key infrastructure.

Community Safety Outcomes

•

Justice began implementing initiatives under the Manitoba Violent Crime Strategy, including an investment of $3.2 million in intensive bail supervision and high-risk warrant units to keep most violent criminals off the streets. It also extended a $3.6 million grant to the Downtown Community Safety

Partnership to support work in creating a safer city centre.

•	The cities of Thompson and Brandon received funds to establish and operate sobering centres.

•	Families released the homelessness strategy and enhanced funding for homeless shelters, transitional housing, and outreach mentor services to reflect the actual operating costs.

Government Modernization Outcomes

•

The Public Service Commission implemented actions to make government workplaces, products and services accessible to all Manitobans and collaborated with stakeholders to provide diversity and inclusion learning for public servants.

•

The Commission continued to deliver leadership development programs for public servants and to administer the Learning Fund, which supports individual and group training that is job-specific and addresses organizational needs. Specialized and innovative professional development opportunities were approved for 7,680 public servants.

•	Consumer Protection and Government Services continued implementation of the Procurement Modernization initiative to increase cumulative savings from modernized procedures.

•

Work continued on the balanced scorecard implementation in the Manitoba government during the 2022/23 fiscal year to measure the results for outcomes relevant to Manitobans. Performance measurement drives improved outcomes by providing evidence of results to decision makers and the public. The integration of scorecards, with Supplements to the Estimates of Expenditure, delivers transparency at the beginning of the year and performance accountability at year-end in the department Annual Reports.

Manitoba’s Ukraine Crisis Response

•

The government established a Reception Centre to welcome Ukrainian citizens arriving through the Canada-Ukraine Authorization for Emergency Travel (CUAET) program to Manitoba and coordinate a full continuum of supports after their arrival. In 2022/23, over 15,000 Ukrainians registered with Manitoba Health for health cards.

BUDGET OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS      17

•	Services provided at the reception centre included:

○	initial intake services to determine individual and family needs;

○	temporary hotel accommodations and meals to those who have no connection to individuals in Manitoba, for up to 30 days;

○	access to coordinated health care services through the Winnipeg Regional Health Authority and Manitoba Health; and

○

registration, brief orientation, and referral services through Manitoba Start to provide information about settlement supports that link people to language training, the workforce and longer-term settlement needs.

•	The Manitoba government also provided direct humanitarian aid to Ukraine.

Further explanation of government’s budget outcomes can be found in the key achievement section of each department’s annual report.

18     PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

STRATEGIC INFRASTRUCTURE INVESTMENTS

Strategic infrastructure reporting contains Manitoba’s capital investments at the summary government level, including direct investment in government’s own assets, other operating entities, grants to municipalities, annual maintenance of roads and water infrastructure, as well as capital loans and investments of Crown corporations, including those that are self-funded. Strategic infrastructure includes roads and bridges, wastewater infrastructure, health care facilities, K-12 schools, post-secondary institutions, social housing, public buildings, and information technology. This year’s report integrates Manitoba Hydro capital investments, along with other Crown corporations, in the presentation of strategic infrastructure to provide a complete picture of public sector capital investments.

Manitoba’s net tangible capital assets have a net book value of $15.2 billion, excluding Crown corporations that report their capital asset value in their annual reports. The province’s capital program is driven by the cost of maintaining these physical assets in a state of good repair to support the delivery of government services while investing in new infrastructure to support future needs.

Strategic infrastructure investments were over $2.6 billion. This is an increase of $250 million from 2021/22. These investments included $2.1 billion in capital asset acquisition, and $397 million in capital grants to municipalities and Northern Affairs Communities, and $158 million in maintenance of roads and waterways. Areas of investment included:

•	Manitoba Hydro investments in infrastructure were $676 million.

•	Highway infrastructure capital and maintenance investments were $574 million.
•	Capital investments into K-12 schools and post-secondary institutions totaled $288 million and investments in health facilities was $247 million.

The 2022/23 year remained a challenging time to make infrastructure investments due to construction cost escalations caused by rising interest rates and both labour and material shortages across the entire construction sector. Notable variances for 2022/23 fiscal year include:

•

Manitoba Hydro – Variance is primarily due to revised budget for the Keeyask project where certain project risks did not materialize, and budgeted contingencies were not required. The project is now online.

•

Education – Delays in the design phase to meet stakeholder requirements for new schools pushed back construction start. Expenditures were $117 million less than budgeted, due to project delays. The delayed projects will proceed in future years.

•	Lake Manitoba and Lake St. Martin Outlet Channels Project – Under expenditure was associated with timing of federal environmental approvals, which resulted in project delays.

BUDGET OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS      19

Strategic Infrastructure Investments
As at March 31, 2023
	2023 Budget Restated[1]	2023 Actual	2022 Restated
	(In Millions)
Buildings and Equipment
Health	294	247	132
K-12 and Advanced Education	405	288	321
Housing	67	57	42
Other Departments	111	110	93
Information Technology	32	31	14
	909	733	602
Roads, Highways, Bridges and Flood Protection
Highways Infrastructure and Airport Runway Capital	474	429	404
Lake Manitoba and Lake St. Martin Outlet Channels Project	101	16	19
Water Related Infrastructure	32	33	20
Transportation Equipment and Aircraft	7	12	7
	614	490	450
Other Reporting Entities
Efficiency Manitoba	66	40	33
Other	54	23	17
	120	63	50
Capital Grants
Municipal Grants	393	393	177
Northern Affairs Communities	4	4	4
	397	397	181
Maintenance and Preservation
Highways Infrastructure	124	145	135
Water Related Infrastructure	13	13	12
	137	158	147
Crown Corporations
Manitoba Liquor and Lotteries Corporation	71	51	35
Manitoba Public Insurance Corporation	87	59	59
Manitoba Hydro[2]	907	676	853
	1,065	786	947
Total Strategic Infrastructure Investments	3,242	2,627	2,377

1 Budget restated to include Internal Service Adjustments and Supplementary Funding.

2 Manitoba Hydro added to Strategic Infrastructure Investments report in 2023, 2022 restated actuals are included for comparison purposes.

20      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

Public Accounts

of Manitoba

FOR THE YEAR ENDED MARCH 31, 2023

INTRODUCTION TO THE PUBLIC

ACCOUNTS OF MANITOBA

Nature of the Public Accounts

The Public Accounts of Manitoba are prepared annually by statutory requirement in accordance with section 65(1) of The Financial Administration Act, which is Chapter F55 of the Continuing Consolidation of the Statutes of Manitoba. The Public Accounts reflect the summary financial position of the government and the operating results for the fiscal year of the government, which ends on March 31.

The information contained in the report originates from two sources:

•	the summarized financial information presented in the accounts of Manitoba, maintained by the Provincial Comptroller; and

•	the detailed records maintained by departments, government organizations, government business enterprises, and government business partnerships.

Each department and public sector organization is responsible for reconciling its accounts to the control accounts of the Provincial Comptroller, and for maintaining detailed records of the transactions in their accounts.

Format of the Public Accounts of Manitoba

The Public Accounts of Manitoba consist of the Financial Statement Discussion and Analysis, the audited Summary Financial Statements of the Government, financial reports on the Rainy Day Fund, and other statutory financial reports.

Financial Statement Discussion and Analysis – This section provides a written commentary on the summary financial statements, plus additional information on the financial and economic performance of the provincial government. The financial information contained in the Financial Statement Discussion and Analysis section is taken from the March 31, 2023 summary financial statements.

Summary Financial Statements – These audited statements, prepared using CPA Canada’s Public Sector Accounting Standards, disclose the financial impact of the government’s activities. Only the government’s summary financial statements provide the key information on the financial activities of the entire government. The summary financial statements include the financial results of the approximately 129 different agencies the government uses to deliver its goods and services. The Government Reporting Entity (GRE) includes government departments, business enterprises, business partnerships, and organizations, such as regional health authorities, school divisions, universities and colleges. The departments and entities comprising the GRE are disclosed in Schedule 8 of the summary financial statements.

The summary financial statements also provide the following information about government’s financial activities:

•	the government’s financial position as at March 31 each year

•	the results of its operations for the year

•	what revenue it brought in and what it spent (e.g., annual surplus or deficit)

•	how much it borrowed, repaid or refinanced

•	how it obtained and used its funds

Information Provided Under Statutory Requirements – This section includes audited reports on information other than financial statements, including the Rainy Day Fund and other reports specified in the Financial Administration Act, The Fiscal Responsibility and Taxpayer Protection Act, The Health Services Insurance Act, and the Northern Affairs Act. The Public Accounts of Manitoba are available online at: www.manitoba.ca/governmentfinances.

PUBLIC ACCOUNTS OF MANITOBA      23

FINANCIAL STATEMENT

DISCUSSION AND ANALYSIS

The Public Sector Accounting Board (PSAB) of the Chartered Professional Accountants of Canada (CPA Canada), through a statement of recommended practices, suggests a number of financial indicators to assist in the assessment of a government’s financial condition. There are no established public sector benchmarks for these indicators. The indicators, expressed as ratios or trends, provide a picture of what has occurred over a period of years to facilitate comparisons and assist in the assessment of the government’s financial health in the context of the current economic and financial environment. The recommended indicators are grouped into three categories:

(1)	Sustainability – measures a government’s ability to maintain its programs without the need to increase its borrowings.

(2)	Flexibility – determines the government’s efficiency to respond to rising financial commitments by either expanding its revenue or increasing its borrowings.

(3)	Vulnerability – how much a government relies on revenue sources beyond its direct control or influence, both domestically and internationally.

The Financial Statement Discussion and Analysis reflects the results of the Province of Manitoba. The 2022/23 Budget was developed in the midst of a series of significant global events including uncertainty about the rate of recovery from the COVID-19 pandemic. In order to get a broader perspective of the current fiscal situation of the Province of Manitoba, readers are urged to find additional information in the First Quarter Report of the Province for 2023/24.

Source of Data and its Limitations

The financial indicators in this report use key financial information from the audited summary financial statements. Economic information is obtained from Statistics Canada and the Manitoba Bureau of Statistics. Comparative data presented is not adjusted for inflation. Comparative results are restated to conform to any changes in accounting policy or presentation adopted in the current fiscal year. The financial indicators in this section present the results in the same format as presented in the Public Accounts of Manitoba.

The Government’s 2022/23

Financial Condition

This section describes the government’s financial health using CPA Canada’s three indicator categories of sustainability, flexibility, and vulnerability. The section also describes each category and the related indicators. For each indicator, it provides financial data for Manitoba and highlights key trends.

Sustainability

As noted, sustainability measures the ability of a government to meet its existing program commitments and creditor requirements without increasing its borrowings or tax burden.

Looking at trends for the following five indicators provides useful insight into the sustainability of a government’s revenue-raising and spending practices:

•	Net Debt as a Percentage of Provincial GDP: the relationship between a government’s net debt and the income in the economy.

•	Net Debt-to-Total Annual Revenue: the extent to which future revenues are required to pay for past transactions or events.

•

Net Debt per Capita: the relationship between a government’s net debt and its population is widely considered to be the best measure for cross-jurisdictional review of government and financial health; represents the net debt amount that is attributed to each Manitoba resident.

24      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

•	Annual Operating Surplus (Deficit): the extent to which a government is spending within its means.

•	Annual Operating Surplus (Deficit)-to-Provincial GDP: the relationship between a government’s operating surplus (deficit) and the provincial economy.

The heightened consumer demand and supply chain bottlenecks following the easing of the COVID-19 restrictions, the increase in oil prices due to the ongoing Russia-Ukraine conflict among other things, resulted in higher than anticipated inflation during the year. The provincial GDP and own-source government revenues also significantly improved, compared to 2021/22. This revenue growth, combined with the government’s continued expenditures, has resulted in a surplus. The ratios presented in the Financial Statement Discussion and Analysis illustrate an improvement in the fiscal position in 2022/23, compared to the plans in Budget 2022.

NET DEBT AS A PERCENTAGE

OF PROVINCIAL GDP

The government manages its revenue-raising and spending practices with due regard to the provincial economy. Looking at net debt and provincial GDP provides insights into these practices.

Net debt – The difference between a government’s total liabilities and total financial assets provides a measure of the future revenue required to pay for past transactions and events. Net debt as a percentage of provincial GDP measures the level of future financial obligations placed on the economy by a government’s cumulative spending and revenue-raising practices. It provides a measure of how much debt a government is carrying, relative to the province’s annual economic output.

Investment in capital improvements, replacement of deteriorating tangible capital assets, such as transportation infrastructure, and a retroactive recognition of an asset retirement obligation (ARO), partly offset by the operating surplus, resulted in increased net debt.

As of April 1, 2022 the Province was required to adopt PS 3450 Financial Instruments and PS 2601 Foreign Currency Translation (FI/FX).

Under PS 3450, governments are required to recognize derivatives as assets and liabilities and to measure portfolio equity investments at fair value. These measurements are unrealized. They are not recorded in the Statement of Revenue and Expense.

Under PS 2601, governments are required to report balances and transactions, denominated in a foreign currency, at the exchange rates in effect. The fluctuations in the values are unrealized foreign exchange gains and losses.

Overall, the net debt of the Province increased $754 million due to remeasurement losses on derivatives.

In addition, the Province also incurred $229 million in unrealized foreign exchange losses and an Other

Comprehensive Income gain of $42 million. This resulted in a $941 million increase in the net debt.

Effective April 1, 2022, the Province implemented the PS 3280 Asset Retirement Obligations (ARO) standard. To adopt this standard, the Province used the modified retroactive approach, with restatement of prior year comparatives. An ARO represents an increase in liabilities but not an increase in financial assets. ARO increases the overall net debt level but the year-to-year comparison is muted because the 2022 comparatives are restated.

Changes in GDP must be taken into account to determine capacity to support debt. The GDP is a measure of the value of the goods and services produced in the province during a given year. The GDP indicates the size of the provincial economy. The provincial economy grew steadily from $73.4 billion in 2018/19 to $88.0 billion in 2022/23, representing 20 per cent growth over the five-year period. The Manitoba Consumer Price Index (CPI) rose 7.9 per cent in 2022 (2021 – 3.3 per cent).

PUBLIC ACCOUNTS OF MANITOBA      25

Graph 1 shows that the net debt to GDP ratio as of March 31, 2023 has decreased, compared to the prior year’s 36.6 per cent to 34.4 per cent. This decrease reflects the increase in own-source revenue, a substantial increase in Government Business Enterprises (GBE) net income during the 2022/23 fiscal year, which is partly offset by government operating expenditures.

Graph 1

Net Debt as a Percentage of

Provincial GDP

Net debt for 2022/23 included a gain in other comprehensive income (OCI) of $42 million, recorded by Government Business Enterprises (GBEs). OCI represents unrealized gains or losses calculated at a point in time and can have a significant impact on the measurement of net debt. OCI is measured as the change in “mark-to-market” valuations, interest rates, and foreign exchange rates at year end, representing a one-day snapshot of the change in value when compared to the same day in the previous year.

Managing net debt while maintaining or increasing necessary investment in capital, including infrastructure, is a challenge faced by all provinces and territories in Canada.

NET DEBT-TO-TOTAL ANNUAL REVENUE

Net debt is the amount that current and past generations have accumulated through annual deficits and tangible capital investments. These amounts remain an obligation for future generations to fund through annual surplus, or to continue to carry as

debt. It results when a government’s total liabilities exceed total financial assets. A trend of increasing net debt-to-total annual revenue would indicate that an increasing amount of time will be needed to eliminate net debt.

Net debt-to-total annual revenue in 2022/23 is 136.7 per cent (2021/22 – 146.4 per cent). The decrease is directly attributable to the increase in own-source revenues and increased GBE net incomes.

Graph 2 shows the five-year historical trend of net debt-to-total annual revenues. In recent years, this measure stabilized and began declining. In 2019/20, before the pandemic, the net debt-to-total annual revenue was at its four-year low of 141.6 per cent. The 2022/23 ratio of 136.7 per cent (2021/22 –146.4 per cent) demonstrates that the province is continuing to recover from the pressures of the COVID-19 pandemic.

Graph 2

Net Debt-to-Total Annual Revenue

NET DEBT PER CAPITA

Net debt per capita is a measurement of the value of a government’s net debt expressed in terms of the amount attributable to each citizen under the government’s jurisdiction. It is commonly calculated using net debt divided by the population of the province.

Net debt per capita provides an indication of how leveraged the government is. Net debt per capita is often used to comment on the effectiveness of a government’s current fiscal policy. However, net debt

26      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

to GDP ratio provides a more complete picture of a government’s actual fiscal health. Graph 3 shows the historical trend of net debt per capita.

Graph 3

Net Debt Per Capita

Net debt per capita has ranged from $19,068 in 2018/19 to $21,475 in 2022/23. The net debt per capita has increased significantly since 2019/20, primarily as a result of increased spending in response to the effects of the COVID-19 pandemic, supports provided to the Ukrainian citizens who arrived in Manitoba and the retroactive recognition of asset retirement obligations from 2020/21.

ANNUAL OPERATING SURPLUS (DEFICIT)

Annual operating surplus helps the government maintain its services and provides an opportunity to lower its borrowing needs. Annual operating deficits can impact a government’s ability to deliver services and can lead to increased borrowing requirements.

Manitoba recorded a surplus of $270 million for the year ended March 31, 2023. The annual surplus (deficit) shows the extent to which a government generates revenues greater (less) than its operating expenses in one fiscal year.

For the fiscal year ended March 31, 2023, Manitoba had budgeted a deficit of $548 million; however, with higher than anticipated revenues, and modest expenditure overages, the province was able to achieve a surplus of $270 million. This is an increase of $818 million compared to the fiscal year’s budget.

ANNUAL OPERATING SURPLUS

(DEFICIT)-TO-PROVINCIAL GDP

The ratio of operating surplus (deficit)-to-provincial GDP measures the difference between revenues and expenses expressed as a percentage of GDP. It is a measure of a government’s ability to meet its financing needs and to ensure proper management of public finances.

Table 1 shows the five-year trend in annual revenue, expenses, operating surplus and operating surplus (deficit)-to-provincial GDP.

The annual operating surplus (deficit)-to-provincial GDP improved in 2022/23 due to a surplus position compared to the previous two years that were impacted by the COVID-19 pandemic.

Table 1 Annual Operating Surplus (Deficit)
	2018/2019 Restated		2019/2020 Restated	2020/2021 Restated		2021/2022 Restated		2022/2023 Actual
				($ millions)
Total Revenue	17,828		18,479	18,602		19,944		22,144
Total Expense	17,977		18,474	20,726		20,694		21,874
Operating Surplus (Deficit)	(149)		5	(2,124)		(750)		270
Annual Operating Surplus (Deficit)-to-Provincial GDP	(0.2%	)	0.0%	(2.9%	)	(0.9%	)	0.3%

PUBLIC ACCOUNTS OF MANITOBA      27

Flexibility

Flexibility is the degree to which a government can increase financial resources to respond to rising commitments either by expanding its revenue or by increasing its net debt.

Public Sector Accounting Board has recommended a number of financial indicators that assess a government’s flexibility. The following indicators are considered applicable to provide insight into the Manitoba government’s flexibility:

•	Public Debt Charges to Total Revenue: the extent to which borrowing decisions constrain a government’s ability to meet financial and service commitments.

•	Own-Source Revenue to Provincial GDP: the extent to which a government is taking income out of the economy through taxation and user fees.

PUBLIC DEBT CHARGES TO TOTAL REVENUE

The amount of public debt charges as a percentage of total revenue shows the extent to which a government must use revenue to pay for interest costs rather than to pay for services. The ratio shows how much of every dollar of a government’s revenue is needed to pay interest. A lower ratio of interest costs, as a percentage of revenue, means a government uses a smaller proportion of its revenue to pay for interest costs.

Graph 4 shows that in 2018/19, the Government used 10.1 cents of every taxpayer’s dollar to pay interest. In 2022/23, this cost was reduced to 8.9 cents per dollar.

Graph 4

Public Debt Charges to

Total Annual Revenue

OWN-SOURCE REVENUE TO PROVINCIAL GDP

A government’s own-source revenue, as a percentage of provincial GDP, shows how much revenue a government raises through its provincial economy via taxation and fees. Own-source revenue does not include the net income from GBEs, given the semi-autonomous nature of their operations. Their revenues are not derived from taxation or fees, but from the supply of products or services.

High own-source revenue as a percentage of GDP ratios or increases in the ratios mean a government is placing higher demands on its provincial economy, indicating that its demands are outpacing growth in the economy.

Since 2018/19, the government’s own-source revenue has been steadily increasing, except during 2020/21, when it decreased by $585 million to $12.1 billion. In 2022/23, the revenue increased by $906 million or 6.8 per cent to $14.3 billion (2021/22 – $13.4 billion).

This indicates that the government has changed its normal demands on the provincial economy over this time period. For 2022/23, the main contributors to the increase in own-source revenue from the prior year are:

•	Income taxes increased by $549 million, or 10.5 per cent

•	Other taxes increased by $ 300 million, or 6.7 per cent, with notable items in this category including:

○	Retail sales tax increased by $210 million, or 8.8 per cent.

○	Other taxes increased by $55 million, or 8.3 per cent.

○	The levy for health and education increased by $30 million, or 7.8 per cent.

•	Net income from Government Business Enterprises and Other Investment Earnings increased by $1,087 million, or 338.6 per cent.

28      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

Graph 5 shows the relationship between own-source revenue and provincial GDP. GDP increased 20.0 per cent from $73.4 billion in 2018/19 to $88 billion in 2022/23. Own-source revenue increased by $906 million, or 6.8 per cent in 2022/23. As a result, the ratio of own-source revenues in relation to the economy (GDP) has decreased to 16.2 per cent in 2022/23 (2021/22 – 16.7 per cent).

Graph 5

Own-Source Revenue to Provincial GDP

changes in outside sources of revenue due to capital projects and other one-time or non-operational programs do not indicate a material increase in a government’s revenue vulnerability.

A recommended indicator for providing insight into the government’s vulnerability is the ratio of Federal Transfers to Total Revenue.

Vulnerability

Vulnerability is the degree to which a government is dependent upon, and therefore, vulnerable to fluctuations in sources of revenue outside of its direct control or influence. A high degree of dependency may indicate a government is reliant on outside sources to deliver programs and services at the current level and quality.

Manitoba received $137 million, or 13.8 per cent more in federal cost-shared targeted program revenue in 2022/23 compared to 2021/22, primarily due to funding related to Disaster Financial Assistance Arrangement.

Federal transfers (including Canada Health Transfers and Canada Social Transfers) excluding COVID-19 funding, increased by $455 million or 7.8 per cent.

FEDERAL TRANSFERS TO TOTAL REVENUE

The ratio of federal transfers to total revenue indicates the vulnerability of provinces to changes in transfer support from the Government of Canada.

Graph 6 shows that the ratio of major federal transfers to total provincial revenue, excluding federal COVID-19 funding, has decreased from 30.7 per cent in 2008/09 to 28.4 per cent in 2022/23 (2021/22 – 29.2 per cent). Manitoba experienced a decline in federal transfers as a share of total revenue between 2012/13 and 2015/16. However, transfers to Manitoba, including those for targeted program delivery, have steadily increased from 2019/20 to 2021/22 and for the second

Graph 6

Federal Transfers to Total Revenue

PUBLIC ACCOUNTS OF MANITOBA      29

year, continues to be above the 15-year average of 28.1 per cent. The ratio indicates that the Province is relying less on its own-source revenues to fund core programs and services, demonstrating Manitoba’s gradually increasing vulnerability, based on changes in federal transfer support.

Risks and Uncertainties

The start of the 2022/23 fiscal year coincided with the period of economic reopening in Manitoba, following months of social distancing restrictions necessitated by the COVID-19 pandemic. Reopening in Manitoba generated a strong recovery, buoyed by consumer spending from pent-up demand. However, reopening around the world created significant challenges as global demand overwhelmed supply and stressed supply chain systems, leading to unusually large increases in consumer and commodity prices.

The global economic recovery and reopening were quickly disrupted by the Russian invasion of Ukraine in February 2022, ushering in a fresh set of crises for global food and energy production and delivery. This further exacerbated the existing inflationary pressures and started a worldwide humanitarian relief effort to accommodate Ukrainian residents fleeing the invasion.

Inflation rates quickly jumped to multi-decade high levels, and in Manitoba, rose to a high of 9.4 per cent in June 2022. To provide support, the Manitoba government issued supplementary funding to Manitobans, including the Family Affordability Package, Carbon Tax Relief Fund, Minimum Wage Adjustment Program, and the Food Security Fund. Manitoba is also supporting and accommodating an unexpectedly large number of Ukrainians fleeing the invasion.

In an attempt to correct for inflation and return inflation to target levels, central banks around the world increased interest rates. The Bank of Canada (BoC) commenced its rate hikes in March 2022 and by March 2023, the BoC interest rate had gone up by 425 basis points to 4.50 per cent, from 0.25 per cent.

Although pent-up demand remained strong in the first three months of 2023, there are positive signs showing that inflation is easing. Energy prices declined from 40.7 per cent year-over-year growth in June 2022, to 4.8 per cent in February 2023, as the effects of the Russian invasion on global energy prices eased. Overall, the Manitoba all-items consumer price index (CPI) eased from a peak of 9.4 per cent in June 2022 to 5.2 per cent at the end of the fiscal year. Canadian inflation also eased from 8.1 per cent in June 2022 to 4.3 per cent in March 2023, but remained above the BoC’s target range of 1-3 per cent.

INFLATION COOLING FROM PEAK IN 2022

Manitoba’s Inflation Rate (Year-Over-Year Growth)

30      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

Corresponding to a strong economic rebound, Manitoba’s labour market conditions were tight in 2022, with the unemployment rate reaching a low of 4.0 per cent in June and July of 2022. Conditions have eased somewhat in 2023, thanks in part to an immigration-fueled labour force growth, resulting in the unemployment rate edging upwards to 4.9 per cent by July 2023. Employment growth remains firm in 2023, increasing by 2.1 per cent.

Strong employment conditions, coupled with larger than anticipated economic growth and persistent inflation provided the Bank of Canada with justification to increase the interest rate further to 4.75 per cent in June 2023 and to 5.0 per cent in July 2023. At 5.0 per cent, the interest rate is at its highest level since 2001.

These aggressive interest rate hikes over the last year and a half are expected to have economic risks, as rising borrowing costs start to dampen spending, especially for high-cost items that are generally purchased through a variety of interest sensitive credit instruments.

Average mortgage interest costs are running significantly higher than a year ago and there are signs that discretionary retail spending is softening and may slow down further as households renew mortgage loans at higher rates. The share of household disposable income spent on debt payments is likely to rise to record levels in the second half of this year, contributing to even slower consumer spending.

Climate-related events (e.g., droughts, flooding, wildfires) add additional pressure on expenditures and pose a risk to the provincial economy and finances. In 2022/23, there were additional expenditure pressures from remediation measures for the 2022 spring flooding and higher than anticipated costs for wildfire suppression. Drier conditions in 2023 coupled with threats of wildfires may negatively impact yields for major crops in 2023. Geopolitical tensions pose a risk to global economic stability. Russia’s invasion of Ukraine triggered food and energy crises, with wheat and fertilizer prices, as well as oil and natural gas prices, surging in the wake of the invasion.

The global economy is gradually recovering, and energy and food prices have since been reduced from their war-induced peaks. Notwithstanding this, the Russia-Ukraine conflict continues to pose a geopolitical risk in 2023. It has given rise to a humanitarian crisis and without a ceasefire or diplomatic solution in sight, there is a risk of intentional or accidental escalation, which could result in fresh disruptions to supply chains and commodity markets.

As the post-COVID-19 demand surge wanes and higher interest rates begin to impact spending, weaker economic activity is expected to flatten revenue generation in the near term. Fiscal planning in Manitoba will continue to monitor and assess these developments to maintain the fiscal targets in the medium-term planning framework.

The government’s overall exposure to risks and uncertainties arises from many variables which it does not directly control. These include:

•	economic factors such as inflation, interest rates and commodity prices

•	extreme weather events

•	tax reforms in other jurisdictions that can materially shift tax planning and tax competitiveness

•	changes in federal transfers

•	trade barriers including tariffs on imports and exports

•	unforeseen delays with planned capital investment due to environmental or other obligations

•	the financial performance of the Crown corporations, especially Manitoba Hydro

•	outcomes from litigation, arbitration and negotiations with third parties

•	utilization rates for government services such as health care, child and family services, or employment assistance.

Key Fiscal Sensitivities
Variable	Increase of:	Annual Fiscal Impact ($ millions)
Nominal GDP	1 percentage point	143.0
Interest Rates	1 percentage point	(38.0)
Debt	$500 million	(22.0)

PUBLIC ACCOUNTS OF MANITOBA      31

Variance Analysis and Assessment of Significant Trends Operating Surplus (Deficit)

				Variance
	2022/2023 Budget	2022/2023 Actual	2021/2022 Actual Restated	2022/23 vs. 2021/22	2022/23 Actual to Budget
			($ millions)
REVENUE
Income Taxes	4,958	5,794	5,245	549	836
Other Taxes	4,656	4,785	4,485	300	129
Fees and Other Revenue	2,528	2,497	2,479	18	(31)
Recovery from Government Business Enterprises and Other Investment Earnings	1,171	1,190	1,151	39	19
Contingency	(200)	–	–	–	200
Total Own-Source Revenue	13,113	14,266	13,360	906	1,153
Government Business Enterprises	834	1,408	321	1,087	574
Federal Government Transfers	6,250	6,470	6,263	207	220
Total Revenue	20,197	22,144	19,944	2,200	1,947

EXPENSES
Legislative Assembly	53	58	48	10	5
Executive Council	8	7	6	1	(1)
Advanced Education and Training	1,662	1,567	1,518	49	(95)
Agriculture	496	408	644	(236)	(88)
Consumer Protection and Government Services	406	532	512	20	126
Economic Development, Investment and Trade	183	236	292	(56)	53
Education and Early Childhood Learning	3,488	3,639	3,308	331	151
Environment and Climate	151	132	127	5	(19)
Families	2,108	2,198	2,355	(157)	90
Finance	70	334	173	161	264
Health	7,247	7,572	7,279	293	325
Indigenous Reconciliation and Northern Relations	32	39	43	(4)	7
Justice	773	758	760	(2)	(15)
Labour and Immigration	28	27	23	4	(1)
Mental Health and Community Wellness	399	398	376	22	(1)
Municipal Relations	421	633	420	213	212
Natural Resources and Northern Development	152	149	134	15	(3)
Public Service Commission	40	40	37	3	–
Seniors and Long-Term Care	54	28	–	28	(26)
Sport, Culture and Heritage	127	151	92	59	24
Transportation and Infrastructure	596	591	505	86	(5)
Enabling Appropriations	125	27	31	(4)	(98)
Emergency Expenditures	100	266	135	131	166
Tax Credits	157	121	72	49	(36)
Debt Servicing	1,869	1,963	1,804	159	94
Total Expenses	20,745	21,874	20,694	1,180	1,129

Operating Surplus (Deficit)	(548)	270	(750)	1,020	818

32      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

The government ended the 2022/23 year with a surplus of $270 million, which is $818 million higher than the budgeted net loss of $548 million. Total revenues were $22,144 million and total expenses were $21,874  million.

REVENUE ANALYSIS

The most significant factors causing the revenue variances from the 2022/23 budget are:

•

Income taxes were $836 million, or 16.9 per cent greater than budget. In early 2023, Finance implemented a change in estimation methodology for personal and corporate tax revenues. This was the result of the work Finance commissioned with Deloitte Canada in 2022 and takes into account the Manitoba specific economic data to forecast personal income taxes (PIT) and corporate income taxes (CIT). This change resulted in a one-time revenue adjustment that must be made in the current year under the accounting standard, increasing the revenues for 2022/23.

•	Other taxes were $ 129 million, or 2.8 per cent higher than the budget, primarily related to stronger retail sales tax revenue reflecting higher consumer spending and higher prices.
•

Net income from GBEs was $574 million or 68.8 per cent more than the budget of $834 million. The increase from Manitoba Hydro was due to higher market prices, higher domestic electric revenues, favourable water conditions as well as a reduction in both water power rental rates and debt guarantee fees paid to the province which resulted in $518 million higher net income than budgeted. In addition, Manitoba Liquor and Lotteries Corporation’s net income was $106 million higher than budgeted.

•

Federal transfers were $220 million or 3.5 per cent higher than budget. The increase partially reflects a one-time COVID-19-related transfer to reduce the pandemic induced backlog of surgeries and other medical procedures, along with other donated pandemic supplies as well as the Disaster Financial Assistance Arrangement revenue related to cost-share of spring 2022 flood costs.

Revenue trend analysis provides users with information about significant changes in revenue over time and between sources, enabling users to evaluate past performance and assess potential implications for the future. The following section outlines the revenue trends in Manitoba.

Revenue Trend Analysis by Source
	2018/2019 Restated	2019/2020 Restated	2020/2021 Restated	2021/2022 Restated	2022/2023 Actual
			($ millions)
Income Taxes	4,234	4,515	4,199	5,245	5,794
Retail Sales Tax	2,472	2,262	2,208	2,387	2,597
Fuel Taxes	347	338	299	323	323
Levy for Health and Education	376	385	370	385	415
Education Property Taxes	847	874	895	728	733
Other Taxes	643	633	657	662	717
Fees and Other Revenue	2,341	2,465	2,291	2,479	2,497
Federal Transfers	4,531	4,879	5,900	6,263	6,470
Net Income from Government Business Enterprises	919	913	600	321	1,408
Recovery from Government Business Enterprises and Other Investment Earnings	1,118	1,215	1,183	1,151	1,190
Total Revenue	17,828	18,479	18,602	19,944	22,144

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The following chart illustrates the government’s main revenue sources for 2022/23. The majority of revenue, at 64.4 per cent, was generated by Manitoba’s own-sources.

Sources of Revenue for the

Year Ended March 31, 2023

Total revenue in 2022/23 was $22,144 million, an increase of $2,200 million or 11.0 per cent from 2021/22.

The most significant factors causing the revenue variances from the previous year are:

•

Income taxes were $5,794 million, an increase of $549 million, or 10.5 per cent from 2021/22, primarily due to an increase of $549 million, or 10.5 per cent, in income taxes, primarily due to increases in GDP and also due to the estimation changes made by Finance in 2023 which together resulted in increases of $428 million and $121 million in corporation income tax and individual income tax respectively.

•

Federal transfers were $6,470 million, an increase of $207 million, or 3.3 per cent from 2021/22, primarily due to an increase of $214 million, $137 million and $84 million in Equalization transfers, shared costs and Canada Health Transfers respectively as well as a $248 million reduction in COVID-19 transfers.

•	GBEs generated $1,087 million more in net income, as compared with 2021/22. Factors related to the significant increase are:

○

Manitoba Liquor and Lotteries Corporation experienced a $144 million increase in net income, mainly due to the full resumption of normal operations, such as video lottery games and higher participation at the provincial casinos.

○

Manitoba Hydro’s net income increased by $886 million. This increase was due to favourable water levels and export prices in the current year, compared to drought conditions experienced in the prior year. In addition, the province reduced the debt guarantee costs and water rental rates in 2022/23.

•

Other taxes were $4,785 million, an increase of $300 million, or 6.7 per cent from 2021/22, primarily due to an increase of $210 million and $83 million in retail sales tax and in corporations tax respectively, and is partially offset by moderate losses in tobacco tax, levy for health and education and land transfer tax.

34      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

EXPENSE ANALYSIS

The most significant factors causing the expense variances from the 2022/23 budget are:

•	Agriculture expenditures were $88 million, or 17.7 per cent under budget due to lower than anticipated indemnities for the AgriInsurance and Hail Insurance programs.

•

Education and Early Childhood Learning expenditures were $151 million or 4.3 per cent higher than the 2022/23 restated budget, due to capital development costs related to Ready-to- Move Child Care centres, as well as an increase in expenditures by school divisions for salaries, supplies and services.

•

Consumer Protection and Government Services was $126 million, or 31.0 per cent over budget, primarily due to the distribution of pandemic-related supplies that have been donated by the federal government, as well as increased repair and maintenance costs for older fleet vehicles as a result of vehicle supply chain issues affecting delivery of new units.

•

Families expenses were $90 million, or 4.3 per cent, over budget, due to additional costs associated with services and supports to Ukrainian repairs and maintenance in Manitoba Housing units, and contingent liabilities.

•

Health expenses were $325 million, or 4.5 per cent higher than budget, largely reflecting expenditure pressures in the regional health authorities and price and volume increases in Pharmacare. The variance also includes expenditures related to the implementation of the Health Human Resource Action Plan focused on retaining, training and recruiting health professionals.

•	Finance expenses were $ 264 million, or 377.1 per cent, over budget primarily due to the Family Affordability Program and the Carbon Tax Relief Program funded through Special Warrant.

•

Municipal Relations expenses were $212 million, or 50.4 per cent, over budget, due to increased program funding for the municipal water and wastewater projects, municipal operating basket funding and federal transit grants.

•	Debt Servicing was $94 million, or five per cent higher than budgeted primarily due to higher interest rates than forecasted, combined with higher borrowing required during the fiscal year.

•	Enabling Appropriations was $98 million, or 78.4 per cent, under budget, mainly due to not proceeding with the devolution of the Northern Airports and Marine Operations.

•	Emergency Expenditures were $166 million, or 166 per cent, over budget, due to spring 2022 flooding managed by the Disaster Financial Assistance (DFA) program.

Analysis of expenses helps users understand the impact of the government’s spending on the economy, the government’s overall allocation and use of resources, and the cost of government programs.

PUBLIC ACCOUNTS OF MANITOBA      35

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending from the previous year.

Expense Trend Analysis by Function
	2021/2022 Restated	2022/2023 Actual
Legislative Assembly	48	58
Executive Council	6	7
Advanced Education and Training	1,518	1,567
Agriculture	644	408
Consumer Protection and Government Services	512	532
Economic Development, Investment and Trade	292	236
Education and Early Childhood Learning	3,308	3,639
Environment and Climate	127	132
Families	2,355	2,198
Finance	173	334
Health	7,279	7,572
Indigenous Reconciliation and Northern Relations	43	39
Justice	760	758
Labour and Immigration	23	27
Mental Health and Community Wellness	376	398
Municipal Relations	420	633
Natural Resources and Northern Development	134	149
Public Service Commission	37	40
Senior and Long-Term Care	–	28
Sport, Culture and Heritage	92	151
Transportation and Infrastructure	505	591
Enabling Appropriations	31	27
Emergency Expenditures	135	266
Tax Credits	72	121
Debt Servicing	1,804	1,963
Total Expenses by Function	20,694	21,874

Note: Actual expenses for Seniors and Long-Term Care were less than $500,000 in 2021/22. For display purposes, this is shown as zero.

36      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

Total expenses were $21,874 million in 2022/23, an increase of $1,180 million, or 5.7 per cent, over the 2021/22 restated amounts. The most significant factors that contributed to the variances were:

•

Education and Early Childhood Learning expenses increased by $331 million, or 10.0 per cent, primarily due to higher expenditures in school divisions for increased costs for salaries, and supplies and services, and also for higher expenditures related to higher federal support for new child care programs under the Canada-Wide Early Learning and Child Care Agreement.

•	Agriculture expenditures decreased by $236 million, or 36.6 per cent, due to lower claim volumes in 2022/23 following a high claim year partially offset by higher reinsurance premiums.

•

Families expenditures decreased by $157 million, or 6.7 per cent, due to the reduced impacts of COVID-19 and contingent liabilities offset by additional support provided for Ukrainian citizens, increased caseload numbers and other price and volume pressures.

•	Finance expenses increased by $161 million, or 93.1 per cent, primarily due to the Family Affordability Program and the Carbon Tax Relief Program.

•

Health expenditures were $293 million, or 4.0 per cent higher, primarily due to increased funding for acute care services, increased wages for health care staff, increased costs due to supply chain issues for drugs, blood services, emergency response and transport services, which also includes supply needs to reduce the spread of COVID-19 in all health operations.

•

Municipal Relations expenses increased by $213 million, or 50.7 per cent, due to one-time grant funding programs, including road repair and strategic infrastructure, and municipal operating grants funded under Special Warrant.

•

Transportation and Infrastructure expenses were $86 million, or 17.0 per cent over, primarily due to grant funding for major construction including Hudson Bay Railway Rehabilitation and Thompson Regional Airport Authority, as well as an increase in MPI fees to administer the Drivers and Vehicles Act in 2022/23.

•

Advanced Education and Training expenses increased by $49 million, or 3.2 per cent, primarily due to higher costs related to the resumed operations of activities impacted by the COVID-19 shutdown, inflationary pressures and wage increases.

•	Emergency Expenditures increased by $131 million, or 97.0 per cent, primarily due to 2022 spring flood program costs.

•	Debt Servicing costs increased by $159 million, or 8.8 per cent, primarily due to higher interest rates.

PUBLIC ACCOUNTS OF MANITOBA      37

The following chart illustrates the government’s spending by function. The departments on the left side of the chart represent 71 per cent of the total summary government operating expenses.

Expense by Function

Program expenses, which represent total expenses excluding the cost of debt servicing have increased from 2021/22, primarily due to increased spending in the following appropriations: Education and Early Childhood Learning, Emergency Expenditures, Finance, Health, Municipal Relations and Transportation and Infrastructure.

In 2022/23, total expenses to GDP amounted to 24.9 per cent (2021/22 – 25.9 per cent), while program expenses to GDP amounted to 22.6 per cent (2021/22 – 23.7 per cent) of GDP.

Total expenses as a percentage of total revenues were 98.8 per cent in 2022/23 (2021/22 – 103.8 per cent). An expense ratio of more than 100 per cent means that expenses have exceeded revenues, resulting in a deficit. A ratio of less than 100 per cent indicates that revenues have exceeded expenses, resulting in a surplus.

38      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

Expense by Type

Expense trend analysis by type provides a summary of government spending by type and highlights changes in spending over time.

Expense Trend Analysis by Type
	2018/2019 Restated	2019/2020 Restated	2020/2021 Restated	2021/2022 Restated	2022/2023 Actual
		($ millions)
Personnel services	8,070	8,241	8,759	9,041	9,215
Grants/transfer payments	2,542	2,855	3,747	2,768	3,956
Transportation	167	182	158	154	182
Communication	72	75	77	99	102
Supplies and services	1,954	2,035	2,509	2,406	2,500
Social assistance related	1,855	1,728	1,631	1,982	1,722
Other operating	693	632	1,028	1,513	1,257
Debt servicing	1,800	1,875	1,827	1,804	1,963
Minor capital	101	106	207	108	135
Amortization	723	745	783	819	842
Total Expenses by Type	17,977	18,474	20,726	20,694	21,874

Overall allocation of spending by type was fairly consistent, compared to 2021/22 results. The following expense types varied more significantly compared to last year:

Personnel services, the Province’s largest expense, as a percentage of total expenses decreased to 42.1 per cent (2021/22 – 43.7 per cent).

Grants/transfer payments increased to 18.1 per cent (2021/22 – 13.4 per cent), Social assistance related decreased to 7.9 per cent (2021/22 – 9.6 per cent), Other operating decreased to 5.7 per cent (2021/22 – 7.3 per cent).

PUBLIC ACCOUNTS OF MANITOBA      39

Expense by Segment

Expense by segment analysis provides a secondary review on how the Province’s expenses are categorized and the area that commands the most support.

Expense Trend Analysis by Segment
	2018/19 Restated	2019/20 Restated	2020/21 Restated	2021/22 Restated	2022/23 Actual
		($ millions)
Health	6,663	6,962	7,510	7,758	8,107
Education and economic development	4,667	4,700	5,051	5,224	5,570
Families	2,312	2,271	2,152	2,470	2,307
Community and resource development	1,935	1,724	2,140	1,936	2,010
Justice and other expenditures	1,647	1,487	2,383	2,050	2,275
General government (Note a)	965	1,716	1,917	1,725	2,032
Adjustments (Note b)	(212)	(386)	(427)	(469)	(427)
Total Expense by Segment	17,977	18,474	20,726	20,694	21,874

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes expenses related to emergency services and disaster assistance.

Note b: Consolidation adjustments are necessary to conform sectors to government accounting policies and to eliminate transactions between sectors.

Expenses have increased by $3,897 million, or 21.7 per cent, over the past five years.

Over the past five years, Health averaged 37.1 per cent of the Province’s overall expenses, Education and Economic development averaging 25.3 per cent, Families expenses averaged 11.6 per cent, Community and resource development expenses averaged 9.8 per cent and Justice and other expenditures averaged 9.8 per cent during this same period. The five different sectors have been stable and have very small fluctuations in expenditures when comparing year-over-year fluctuations.

40      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

FINANCIAL ASSETS

An analysis of financial assets provides users with information regarding the amount of resources a government can convert to cash, if required, to discharge existing liabilities or to finance future operations.

Financial Assets Trend Analysis
	2018/2019 Restated	2019/2020 Restated	2020/2021 Restated	2021/2022 Restated	2022/2023 Actual
		($ millions)
Cash and cash equivalents	2,720	2,780	3,018	3,407	2,746
Amounts receivable	1,867	1,857	1,946	2,333	2,541
Inventories for resale	42	30	25	17	15
Due from Manitoba Hydro Electric Board	21,501	23,078	23,936	24,587	24,421
Derivatives financial instruments	–	–	–	–	2,055
Portfolio investments	2,148	2,359	3,168	3,031	4,114
Loans and advances	1,529	1,604	1,591	1,438	1,549
Equity in government business enterprises	3,035	3,411	3,829	3,832	4,541
Equity in government business partnerships	20	20	20	20	20
Total Financial Assets	32,862	35,139	37,533	38,665	42,002

Effective April 1, 2022, the Province implemented PS 3450 Financial Instruments (FI). This new standard requires the inclusion of derivative assets on the statement of financial position, and that the value of portfolio equity investments are included at fair market value. This standard was implemented prospectively and there is no prior period restatement, therefore comparison to the prior year is directly affected.

Financial assets increased by $3,337 million, or 8.6 per cent, from 2021/22. This is primarily due to a decrease of $661 million, or 19.4 per cent in cash and cash equivalents, a derivative balance of $2,055 million, an increase in portfolio investments of $1,083 million or 35.7 per cent, and an increase in equity in government business enterprises of $709 million or 18.5 per cent.

PUBLIC ACCOUNTS OF MANITOBA      41

LIABILITIES

An analysis of liabilities provides users with information to understand and assess the demands on financial assets. Liabilities consist of debt or obligations owing, to be repaid with cash or other assets.

Effective April 1, 2022, the Province implemented PS 3450 Financial Instruments (FI). This new standard requires the inclusion of derivative liabilities on the statement of financial position. This standard was implemented prospectively and there is no prior period restatement, so comparison to the prior year is directly affected.

The changes in 2022/23 over the 2021/22 include the following: Total liabilities increased by $4,402 million, or 6.5 per cent, taxpayer-supported debt increased by $700 million or 2.2 per cent, pension liability increased by $110 million or 3.2 per cent, accounts payable and accrued liabilities increased by $915 million or 13.9 per cent. The 2022/23 liabilities included a retroactive recognition for the new accounting standard PS 3280 Asset Retirement Obligation (ARO) with a balance of $757 million (2021/22 – $788 million).

Liabilities Trend Analysis
	2018/2019 Restated	2019/2020 Restated	2020/2021 Restated	2021/2022 Restated	2022/2023 Actual
		($ millions)
Taxpayer-supported debt	29,166	29,272	31,339	32,398	33,098
Borrowings on behalf of Manitoba Hydro Electric Board	21,501	23,078	23,936	24,587	24,421
Accounts payable, accrued charges, provisions and unearned revenue	4,376	5,123	6,543	6,603	7,518
Derivative financial instruments	–	–	–	–	2,874
Asset retirement obligations	700	730	760	788	757
Pension liability	2,914	3,107	3,321	3,487	3,597
Total liabilities	58,657	61,310	65,899	67,863	72,265

Pension Liability

The government uses a diversified, conservative investment approach to mitigate the risks in the market volatility on pension assets. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (shortfall) of investment returns over (below) the expected long-term rate being amortized over a five-year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group.

This method of accounting for the accrued benefit obligation and pension assets is consistent with Canadian public sector accounting standards and allows the government to smooth gains and losses over several years.

42      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

NET DEBT AND ACCUMULATED DEFICIT

Net debt is the difference between the Province’s liabilities and financial assets. It represents the amount of liabilities to be funded from future revenues and taxation. Operating deficits, investments in tangible capital assets, and increases in other non-financial assets all increase net debt. Net debt is decreased by operating surplus or decreases in the value of net tangible capital assets and other non-financial assets.

As noted above, the Province implemented two new standards that had a direct impact on the calculation of the net debt. Net debt increased to $30.3 billion in 2022/23 (2021/22 – $29.2 billion).

The main reasons for the 2022/23 increase in net debt were:

•	2022/23 operating surplus of $270 million

•	net tangible capital assets acquisition of $443 million

•	the inclusion of the net remeasurement losses of $982 million

Net debt of $30,263 million as of March 31, 2023 is lower than the budget by $281 million. Net debt budget of $30,544 did not include an adjustment for ARO.

The total accumulated deficit has increased by $671 million, or 4.8 per cent, from 2021/22, as a result of an operating surplus of $270 million along with the accumulated remeasurement losses of $1,204 million.

Net Debt and Accumulated Deficit Trend Analysis
	2018/2019 Restated	2019/2020 Restated	2020/2021 Restated	2021/2022 Restated	2022/2023 Actual
		($ millions)
Financial assets	32,862	35,139	37,533	38,665	42,002
less: liabilities	(58,657)	(61,310)	(65,899)	(67,863)	(72,265)
Total net debt	(25,795)	(26,171)	(28,366)	(29,198)	(30,263)
Non-financial assets	13,999	14,197	14,791	15,154	15,548
Total Accumulated Deficit	(11,796)	(11,974)	(13,575)	(14,044)	(14,715)

PUBLIC ACCOUNTS OF MANITOBA      43

NON-FINANCIAL ASSETS INCLUDING TANGIBLE CAPITAL ASSETS

An analysis of non-financial assets provides users with information to assess changes in the government’s infrastructure and long-term non-financial assets.

Non-Financial Assets Trend Analysis
	2018/2019 Restated	2019/2020 Restated	2020/2021 Restated	2021/2022 Restated	2022/2023 Actual
		($ millions)
Tangible capital assets	13,856	14,041	14,520	14,725	15,168
Prepaid expenses	72	77	81	87	98
Inventories	71	79	190	342	282
Total Non-Financial Assets	13,999	14,197	14,791	15,154	15,548

Non-financial assets typically represent resources a government can use in the future to provide services using tangible capital assets. The management of non-financial assets has a direct impact on the level and quality of services a government is able to provide to its citizens.

As of March 31, 2023, the Province’s non-financial assets balance was $394 million, or 2.6 per cent, higher than the 2021/22 balance. The majority of the government’s non-financial assets are tangible capital assets. The net book value of tangible capital assets increased by $443 million over the 2021/22 balance. Total tangible capital assets additions for 2022/23 were $1,371 million (2021/22 - $1,071 million). Additions include investments in health and education facilities and other land-based infrastructure such as roads, bridges, water control structures, and parks. The 2022/23 TCA cost included a restatement of $438 million related to the retroactive recognition of ARO assets.

An analysis of tangible capital assets helps users understand whether the government has the ability to provide services in future periods.

Tangible Capital Assets Trend Analysis
	2018/2019 Restated	2019/2020 Restated	2020/2021 Restated	2021/2022 Restated	2022/2023 Actual
		($ millions)
Land	307	330	305	319	326
Building and leasehold improvements	5,982	6,317	6,674	6,751	6,622
Vehicles and equipment	754	748	739	711	713
computer hardware and software	368	359	318	322	443
Assets under construction	961	709	766	727	925
Infrastructure	5,484	5,578	5,718	5,895	6,139
Total Tangible capital Assets	13,856	14,041	14,520	14,725	15,168

44      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

Government capitalizes the gross cost of its tangible capital assets. Recoveries from other governments related to capital projects are recognized as revenue in the year the capital asset is purchased or constructed. Crown land transferred to the province is not reported in the financial statements as a tangible capital asset.

The total cost of tangible capital assets has increased steadily from $23.3 billion in 2018/19 to $28.2 billion in 2022/23 (which includes a one-time recognition of AROs), demonstrating that the province has more assets available to provide services in future periods.

Similarly, the net book value of tangible capital assets, which is the remaining value of the assets on the Statement of Financial Position, has risen from $13.9 billion in 2018/19 to $15.2 billion in 2022/23 (2021/22 – $14.7 billion). The following chart illustrates the total net book value of all tangible capital assets from 2018/19 to 2022/23.

Tangible Capital Assets New Book Value

Infrastructure assets include roads, bridges, water control structures, and parks.

The following chart illustrates tangible capital assets by class and includes the related accumulated amortization as of March 31, 2023.

Tangible Capital Assets

PUBLIC ACCOUNTS OF MANITOBA      45

SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY

www.manitoba.ca

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, remeasurement gains and losses, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial position of the Government as at March 31, 2023, and the results of its operations, its remeasurement gains and losses, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. His report, stating the scope of his audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba:

Original signed by

Andrea Saj, CPA, GGA

Provincial Comptroller

September 28, 2023

SUMMARY FINANCIAL STATEMENTS      49

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

Qualified opinion

We have audited the Summary Financial Statements of the Province of Manitoba (the Province), which comprise the consolidated statement of financial position as at March 31, 2023, and the consolidated statements of revenue and expense, accumulated operating deficit, changes in net debt, remeasurement gains and losses, and cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies (the Summary Financial Statements).

In our opinion, except for the possible effects of the matter described in the Basis for qualified opinion section of our auditor’s report, the accompanying consolidated Summary Financial Statements present fairly, in all material respects, the consolidated financial position of the Province as at March 31, 2023, and the results of its operations, its accumulated deficit, its changes in net debt, its remeasurement gains and losses, and its cash flows for the year then ended in accordance with Canadian Public Sector Accounting Standards (PSAS).

Basis for qualified opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the Summary Financial Statements section of our auditor’s report. We are independent of the Province in accordance with the ethical requirements in Canada that are relevant to our audit of the Summary Financial Statements, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified opinion.

Insufficient support for asset retirement obligations

Under PSAS, as of the year ended March 31, 2023, the Province was required to adopt a new accounting standard, PS 3280 – Asset Retirement Obligations. The Province has recognized a liability for asset retirement obligations in the statement of financial position as at March 31, 2023 and the related expenses in the statement of revenue and expense for the year then ended, and has restated the comparative figures using the modified retroactive approach.

Office: 204. 945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

Asset retirement obligations are legal obligations associated with the retirement of tangible capital assets. During the initial year of adoption, the Province was made to identify all legal obligations associated with retirement of its assets to ensure completeness of the asset retirement obligations recorded, and estimate the future costs of remediation for these obligations to determine their valuation. The Province has not provided sufficient appropriate audit evidence regarding the completeness and the valuation of the amounts recorded and the disclosures required in respect of this liability.

Consequently, we were unable to determine whether the amounts in question should have been adjusted with respect to the accumulated deficit as at March 31, 2022; tangible capital assets and the asset retirement obligations as at March 31, 2022 and March 31, 2023 and the related expenses for the years then ended; and the related disclosures in notes 2, 13 and Schedule 7 of the Summary Financial Statements. The relevant figures are included in table below.

Scope limitation – impacted accounts and balances

	2023 ($ million)	2022 ($ million)

Opening asset retirement obligation:	788	760

Accretion expense	35	29

Liabilities settled during the period	(2)	(1)

Change in assumptions	(64)	nil

Ending asset retirement obligation	757	788

Tangible capital assets:

Amounts related to asset retirement obligation	247	248

Adjustments to operating accumulated deficit:	540	494

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in the audit of the Summary Financial Statements of the current period. These matters were addressed in the context of the audit of the Summary Financial Statements as a whole, and in forming our auditor’s opinion thereon. We do not provide a separate opinion on these matters.

In addition to the matters described in the Basis for qualified opinion section, we have determined the matters described below to be the key audit matters to be communicated in our auditor’s report.

Key audit matters

Corporate and personal income tax revenues Overview	How the matter was addressed during the audit:

Corporate and personal income tax are major sources of revenues for the Province, estimated at $4.6 billion and $1.2 billion respectively (2022: $4.4 billion and $810 million). In 2023, the Province implemented a new model to estimate income tax revenues. The new model considers economic forecasts and modelling for provincial tax revenue generated between January and March 2023, and generates an estimate based on revenue earned from April to December of the previous year based on Canada Revenue Agency tax assessment information.

Related financial statement disclosures

Note 1D (ii) (2) - Significant Accounting Policies;

Basis of Specific Accounting Policies - Revenue – Taxes, Schedule 1 - Consolidated Statement of Amounts Receivable

Why this is a key audit matter.

Corporate and personal income tax revenues are estimates involving significant management judgement and estimation uncertainty.

Income Tax revenue in a fiscal year is derived from management’s estimates of tax for two separate calendar years. For the year ended March 31, 2023, the Province records 9 months of revenue for the 2022 calendar year and 3 months of revenue for the 2023 calendar year. The Canada Revenue Agency will not finalize its assessments for either of these years until after the financial statements for the year ended 2023 up to 21 months after March 31, 2023. Uncertainty exists due to differences that may arise in final tax assessments and initial economic estimates.

●   We obtained an understanding of the systems and controls over the process of recording and estimating both tax revenues.

●   We engaged an independent economist to assist us in our review of the Province’s newly implemented economic forecast model for its reasonability and completeness, including management’s use of key assumptions.

●   We reviewed the Province’s retrospective review comparing previous actual results to managements estimates using the current model.

●   We tested the accuracy of management’s calculations supporting the estimate.

●   We reviewed the Province’s accounting adjustments made to the economic forecasts.

Key audit matters

Financial Instruments	How the matter was addressed during the audit:

Overview

In the 2023 fiscal year, the Province adopted the accounting standards for Financial Instruments and Foreign Currency Translation, PS 3450 and PS 2601.

The changes in statements and disclosures upon adoption are as follows:

●   Derivatives are recorded at fair value in the statement of financial position, which were previously only recorded upon settlement. At March 31, 2023, the Province recorded a $2 billion derivative asset, and a $2.9 billion liability

●   Investments in equity previously recorded at cost in the statement of financial position with fair value disclosure in a note are recorded at fair value in the statement of financial position. The total investments in equity as at March 31, 2023 were $132 million.

●   Unrealized gains and losses on portfolio investments and unrealized foreign exchange gains and losses are recorded in the new statement of remeasurement gains and losses. The accumulated remeasurement losses at March 31, 2023 were $1.2 billion.

●   Significant new disclosures related to quantitative and qualitative information about risks associated with financial instruments

Related disclosures are

Note 1 - Significant Accounting Policies

Note 2 –Adoption of New Accounting Standards and Correction of an Error;

Note 3 – Financial Instrument Classification;

Note 4 - Portfolio Investments;

Note 12 - Risk Management and the Use of Derivative Financial Instruments;

Schedule 4 - Consolidated Statement of Public Debt

Why this is a key audit matter.

The adoption of the new accounting standard financial instruments and foreign currency has a significant impact on the consolidated financial statements. The measurement uncertainty involved in the determination of the fair value of derivatives is complex and requires management’s judgement.

●   We obtained an understanding of systems and internal controls over the process of recording and the valuation of derivatives.

●   We engaged an independent quantitative finance and risk management consultant to assist us in assessing the appropriateness of the Province’s model in estimating the fair value of derivatives and to provide an independent valuation.

●   We examined the Province’s underlying data for its estimate of fair value of derivatives both at the date of adoption and year-end. We tested the completeness of derivatives recorded in the Province’s financial statements

●   We reviewed the Province’s identification of other contract types to ensure any material embedded derivatives were identified were accurate and recorded.

●   We tested management’s calculations of gains and losses recorded on the statement of remeasurement gains and losses for accuracy and completeness.

●   We reviewed all financial instruments-related disclosures for accuracy and completeness.

Other information

The Province is responsible for the other information. The other information comprises the Province of Manitoba Annual Report and Public Accounts (the Annual Report), but does not include the Summary Financial Statements and our auditor’s report thereon.

Our qualified opinion on the Summary Financial Statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the Summary Financial Statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the Summary Financial Statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed on the other information that we obtained prior to the date of this auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. As described in the Basis for qualified opinion section above, we were unable to obtain sufficient appropriate evidence about the completeness and valuation of the asset retirement obligations. Accordingly, we are unable to conclude whether or not the other information is materially misstated with respect to this matter.

Responsibilities of management and those charged with governance for the Summary Financial Statements

Management is responsible for the preparation and fair presentation of the Summary Financial Statements in accordance with PSAS, and for such internal control as management determines is necessary to enable the preparation of Summary Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Province’s ability to continue as a going concern, meaning that the Province will continue in operation, and will be able to realize assets and discharge liabilities and meet its statutory obligations in the normal course of operations for the foreseeable future.

Those charged with governance are responsible for overseeing the Province’s financial reporting process. With respect to the Province, those charged with governance refers to the Minister of Finance.

Auditor’s responsibilities for the audit of the Summary Financial Statements

Our objectives are to obtain reasonable assurance about whether the Summary Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these Summary Financial Statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●

Identify and assess the risks of material misstatement of the Summary Financial Statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the summary financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Province to cease to continue as a going concern.

●

Evaluate the overall presentation, structure and content of the Summary Financial Statements, including the disclosures, and whether the summary financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●

Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province to express an opinion on the Summary Financial Statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the Summary Financial Statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Winnipeg, Manitoba	Tyson Shtykalo, CPA, CA
September 28, 2023	Auditor General

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2023

		($ millions)

SCHEDULE		2023 Actual	2022 Restated

	FINANCIAL ASSETS

	Cash and cash equivalents	2,746	3,407

1	Amounts receivable	2,541	2,333

	Inventories for resale	15	17

	Due from Manitoba Hydro Electric Board (Note 14)	24,421	24,587

	Derivative financial instruments (Note 3)	2,055	-

	Portfolio investments (Note 4)	4,114	3,031

2	Loans and advances	1,549	1,438

3	Equity in government business enterprises (Note 5)	4,541	3,832

	Equity in government business partnerships (Note 6)	20	20

	Total Financial Assets	42,002	38,665

	LIABILITIES

4	Taxpayer-supported debt	33,098	32,398

4	Borrowings on behalf of Manitoba Hydro Electric Board (Note 14)	24,421	24,587

5	Accounts payable, accrued charges, provisions and unearned revenue	7,518	6,603

	Derivative financial instruments (Note 3)	2,874	-

	Asset retirement obligations (Note 13)	757	788

6	Pension liability (Note 7)	3,597	3,487

	Total Liabilities	72,265	67,863

	NET DEBT	(30,263)	(29,198)

	NON-FINANCIAL ASSETS

	Inventories held for use	282	342

	Prepaid expenses	98	87

7	Tangible capital assets	15,168	14,725

	Total Non-Financial Assets	15,548	15,154

	ACCUMULATED DEFICIT	(14,715)	(14,044)

	Accumulated deficit is comprised of:

	Accumulated deficit - operating	(13,511)	(14,044)

	Accumulated remeasurement losses	(1,204)

		(14,715)	(14,044)

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS      59

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2023

		($ millions)
	2023 Budget Restated[1]	2023 Actual	2022 Restated

REVENUE
Income taxes:
Corporation income tax	644	1,238	810
Individual income tax	4,314	4,556	4,435
Other taxes:
Corporations taxes	366	416	333
Fuel taxes	359	323	323
Land transfer tax	149	136	146
Levy for health and education	422	415	385
Retail sales tax	2,410	2,597	2,387
Tobacco tax	192	146	170
Other taxes	13	19	13
Education property taxes	745	733	728
Fees and other revenue:
Fines and costs and other legal	49	47	46
Minerals and petroleum	17	25	22
Automobile and motor carrier licences and fees	166	178	186
Parks: Forestry and other conservation	29	35	30
Water power rentals	120	71	89
Service fees and other miscellaneous charges	1,700	1,695	1,688
Tuition fees	447	446	418
Federal transfers:
Equalization	2,933	2,933	2,719
Canada Health Transfers	1,633	1,646	1,562
Canada Social Transfers	576	581	561
Canada COVID-19 Transfers	-	182	430
Shared cost and other transfers	1,108	1,128	991
Net income from government business enterprises (Schedule 3)	834	1,408	321
Recovery from government business enterprises and other investment earnings	1,171	1,190	1,151
Contingency	(200)	-	-

Total Revenue (Schedule 9)	20,197	22,144	19,944

60      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE (cont’d)

For the Year Ended March 31, 2023

		($ millions)
	2023	2023	2022
	Budget	Actual	Restated
	Restated

Total Revenue carried forward	20,197	22,144	19,944

EXPENSES
Legislative Assembly	53	58	48
Executive Council	8	7	6
Advanced Education and Training	1,662	1,567	1,518
Agriculture	496	408	644
Consumer Protection and Government Services	406	532	512
Economic Development, Investment and Trade	183	236	292
Education and Early Childhood Learning	3,488	3,639	3,308
Environment and Climate	151	132	127
Families	2,108	2,198	2,355
Finance	70	334	173
Health	7,247	7,572	7,279
Indigenous Reconciliation and Northern Relations	32	39	43
Justice	773	758	760
Labour and Immigration	28	27	23
Mental Health and Community Wellness	399	398	376
Municipal Relations	421	633	420
Natural Resources and Northern Development	152	149	134
Public Service Commission	40	40	37
Seniors and Long-Term Care	54	28	-
Sport, Culture and Heritage	127	151	92
Transportation and Infrastructure	596	591	505
Enabling Appropriations	125	27	31
Emergency Expenditures	100	266	135
Tax Credits	157	121	72
Debt Servicing (Note 10)	1,869	1,963	1,804

Total Expenses (Schedule 9)	20,745	21,874	20,694

OPERATING SURPLUS (DEFICIT) FOR THE YEAR	(548)	270	(750)

Note 1: The restated amounts are taken from Budget 2022 as presented to the Legislative Assembly on April 12, 2022 and restated for comparability to the current year results. Please refer to Schedule 10 and Note 21 for further details.

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS      61

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF

ACCUMULATED OPERATING DEFICIT

For the Year Ended March 31, 2023

	($ millions)
	2023	2022
	Actual	Restated

Opening operating accumulated deficit, as previously reported	(13,549)	(13,125)

Correction of an error (Note 2)	45	45
Asset retirement obligation restatement (Note 2)	(540)	(495)

Opening operating accumulated deficit, as restated	(14,044)	(13,575)

Operating surplus (deficit) for the year	270	(750)

Transfer of other comprehensive income	263

Other comprehensive income (loss) (Schedule 3)	-	279

Ending operating accumulated deficit	(13,511)	(14,044)

The accompanying notes and schedules are an integral part of these financial statements.

62      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF

REMEASUREMENT GAINS AND LOSSES

For the Year Ended March 31, 2023

($ millions)
2023
Actual

Accumulated remeasurement gains/(losses), beginning of year	-
Adjustment on adoption of the financial instruments related standards:
Accumulated unrealized remeasurement gains/(losses)	(746)
Accumulated unrealized foreign exchange gains/(losses)	311

(435)

Net remeasurement gains/(losses) attributable to:
Derivatives	(7)
Foreign exchange	(540)
Equity at fair value	-

Net remeasurement gains/(losses) for the year	(547)

Accumulated other comprehensive income/(loss), beginning of the year	(264)
Other comprehensive income (Schedule 3)	42

Accumulated other comprehensive income/(loss)	(222)

Accumulated remeasurement gains/(losses), end of year	(1,204)

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS      63

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

For the Year Ended March 31, 2023

		($ millions)
	2023	2023	2022
	Budget	Actual	Restated
	Restated
Operating surplus (deficit) for the year	(548)	270	(750)

Tangible capital assets (Schedule 7)
Acquisition of tangible capital assets	(1,573)	(1,370)	(1,071)
Amortization of tangible capital assets	849	842	819
Disposal of tangible capital assets	-	85	47

Net acquisition of tangible capital assets	(724)	(443)	(205)

Other Non-Financial Assets
Decrease (Increase) in inventories	-	60	(151)
Decrease (Increase) in prepaid expenses	-	(11)	(5)

Net acquisition of other non-financial assets	-	49	(156)

Other comprehensive income (loss) (Schedule 3)	-	-	279

(Increase) in net debt excluding net remeasurement gains/(losses)	(1,272)	(124)	(832)

Net remeasurement gains/(losses) and other comprehensive income	-	(941)	-

(Increase) in net debt	(1,272)	(1,065)	(832)

Net Debt, beginning of year, as previously reported	(29,272)	(28,455)	(27,651)

Correction of an error (note 2)		45	45
Asset retirement obligation restatement (Note 2)	-	(788)	(760)

Net Debt, beginning of year, as restated	(29,272)	(29,198)	(28,366)

Net Debt, end of year	(30,544)	(30,263)	(29,198)

The accompanying notes and schedules are an integral part of these financial statements.

64      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2023

	($ millions)
	2023	2022
	Actual	Restated
Cash and cash equivalents provided by (used in)
Operating Activities
Operating surplus (deficit) for the year	270	(750)
Changes in non-cash items:
Amortization of tangible capital assets	842	819
Amortization of debt premium	(30)	(68)
Loss on disposal of tangible capital assets	85	47
Unamortized losses on derivative contracts	(110)	(15)
Valuation allowance	69	7
Amounts receivable	(274)	(396)
Inventories	62	(144)
Prepaids	(11)	(5)
Changes in equity in government business enterprises and government business partnerships	(709)	(3)
Accounts payable, accrued charges, provisions and unearned revenue	915	60
Asset retirement obligations	(31)	29
Pension liability	110	166
Other comprehensive income (loss) (Schedule 3)	-	279
Other	107	(1)

Cash provided by operating activities	1,295	25

Capital Activities
Acquisition of tangible capital assets	(1,370)	(1,071)

Cash used in capital activities	(1,370)	(1,071)

Investing Activities
Investments purchased	(3,691)	(2,226)
Investments sold or matured	2,105	1,855

Cash used in investing activities	(1,586)	(371)

Financing Activities
Debt issued	4,191	4,775
Debt redeemed	(3,191)	(2,969)

Cash provided by financing activities	1,000	1,806

Increase in cash and cash equivalents	(661)	389
Cash and cash equivalents, beginning of year	3,407	3,018

Cash and cash equivalents, end of year	2,746	3,407

Supplementary information:
Interest received	1,149	1,146

Interest paid	2,045	1,895

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS      65

NOTES TO THE SUMMARY

FINANCIAL STATEMENTS

For the year Ended march 31, 2023

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	GENERAL BASIS OF ACCOUNTING

The summary financial statements have been prepared in accordance with Canadian public sector accounting standards.

B.	THE GOVERNMENT REPORTING ENTITY

Various government components, government organizations (GOs), government business enterprises (GBEs), partnerships, and business partnerships (BPs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government or under the shared control of the Government. Control, as defined by the Public Sector Accounting Board (PSAB), is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

The not-for-profit personal care homes are individual corporations operated by their own boards of directors. The personal care homes are included in the GRE. The nature of the relationship between the Province and not-for-profit personal care homes is such that control over their assets has been determined to exist for accounting purposes only and not for legal purposes.

C.	BASIS OF CONSOLIDATION

GOs, with the exception of GBEs and BPs, are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year end dates of the GOs are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with International Financial Reporting Standards (IFRS), which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions, which would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the summary financial statements.

The characteristics of a BP are similar to a GBE except the organization is a partnership under shared control, rather than a government organization under the control of the Province. BPs are

66    PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

1.	Significant Accounting Policies (continued)

accounted for in the summary financial statements using the modified equity method. The Province accrues its share of the BP’s net income or losses, and other net equity changes, without adjusting the BP’s accounting policies to a basis consistent with that of the GRE. The Province’s share of the assets, liabilities and results of operations for its BPs are presented in Note 6 to the summary financial statements.

D.	BASIS OF SPECIFIC ACCOUNTING POLICIES

(i)	Gross Accounting Concept

Assets and liabilities are presented at their gross amount and are not netted against each other. Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.

(2)	Decreases in valuation allowances are treated as reductions to expense.

(ii)	Revenue

(1)	Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated. A liability is recorded to the extent that a transfer gives rise to an obligation that meets the definition of a liability in accordance with the criteria in PS 3200 Liabilities.

(2)	Taxes

Tax revenues are recognized in the period in which they occur and when they are authorized by legislation, or the ability to assess and collect the tax has been provided through legislative convention. Reported tax revenues include estimated revenues for the current period, adjustments between the estimated revenues of previous tax years and actual amounts, and revenues from reassessments relating to prior tax years. Reported amounts do not include estimates of some unreported taxes or the impact of future reassessments.

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by Manitoba Finance using statistical models. Personal Income Tax (PIT) and Corporation Income Tax (CIT) revenue for the period is accrued based on an estimate of current year tax assessments, plus late-arriving assessments and reassessments for the 2022 tax year, prorated from the Federal Department of Finance’s Tax Sharing Statements and an estimate for the 2023 tax year based on Manitoba Finance’s economic forecasts.

These revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the income tax system. Transfers made through the tax system are recognized as an expense.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as an expense.

(3)	Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

SUMMARY FINANCIAL STATEMENTS      67

1.	Significant Accounting Policies (continued)

(4)	Externally restricted assets and revenues

Externally restricted inflows are recognized as revenue in the period in which expenses are incurred for the purposes specified. Externally restricted inflows received before the expenses are incurred are reported as a liability.

Endowments consist of externally restricted donations received by universities and colleges. The principal is required to be maintained in perpetuity. Investment income earned by the endowments are spent for the purposes specified in the endowment agreement. The principal balance is not an asset of the Government and therefore presented as a trust under the administration of the government.

Premiums paid by the producers and the Province to the Agrilnsurance program at Manitoba Agricultural Services Corporation (MASC) are considered externally restricted inflows and are recorded as a liability and not brought into revenue until required. Externally restricted premiums can only be used for:

a)	Indemnities payable under the contracts of the funds;
b)	Premiums and other amounts payable for reinsurance;
c)	Interest on funds borrowed for the fund;
d)	Annual revenue from the production insurance program to the Production Insurance Trust Fund; and
e)	Additional amounts from the surplus of the Fund to the Production Insurance Trust Fund as MASC may contribute under the Production Insurance Trust agreement.

(iii)	Expenses

(1)	Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2)	Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized, any eligibility criteria are met, and the amounts can be reasonably estimated.

(iv)	Financial Instruments

The Government classifies its financial instruments as either fair value, cost or amortized cost.

The Government’s accounting policy for each category is as follows:

Fair value

This category includes derivatives and equity instruments quoted in an active market. The Government has not designated any of its portfolio investments or borrowings at fair value that would otherwise be classified in the amortized cost category.

Financial instruments in the fair value category are initially recognized at cost and subsequently carried at fair value. Unrealized changes in fair value on unrestricted investments are recognized in the Consolidated Statement of Remeasurement Gains and Losses until they are realized. When realized they are transferred to the Consolidated Statement of Revenue and Expense. Changes in fair value on restricted investments are recognized as unearned revenue until the restriction on its use is realized; at that time the balance is transferred to the Consolidated Statement of Revenue and Expense.

68      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

1.	Significant Accounting Policies (continued)

Where a decline in fair value of the financial asset is determined to be other than temporary, the amount of the loss is recognized in the Consolidated Statement of Revenue and Expenses.

Premiums and discounts on derivatives are amortized to public debt expense on the same basis as the underlying debt instrument. The unamortized portion is included in the derivative assets or liabilities to offset the accumulated remeasurement gains or losses.

Transaction costs related to financial instruments in the fair value category are expensed as incurred.

Cost or amortized cost

This category includes cash and cash equivalents, accounts receivable, portfolio investments, accounts payable and accrued liabilities, and public debt. They are initially recognized at cost and subsequently carried at amortized cost using the effective interest rate method, less any impairment losses on financial assets, except for donated financial assets , which are initially recognized at fair value.

Transaction costs related to financial instruments in the amortized cost category, including syndicate fees related to the issuance of debentures, are added to the carrying value of the instrument.

Write downs on financial assets in the amortized cost category are recognized when the amount of a loss is known with sufficient precision, and there is no realistic prospect of recovery. Financial assets whose decline is other than temporary are written down to net recoverable value with the loss being recognized in the Consolidated Statement of Revenue and Expense.

(v)	Foreign Currency Translation

The Government’s foreign currency risk is reflected in its financial statements. Monetary assets and liabilities, denominated in a foreign currency, are translated at the year end rate of exchange.

Revenue and expense arising from a foreign currency transaction are translated into Canadian dollars at exchange rates approximating those in effect at the transaction date.

At each financial statement date, monetary assets, and monetary liabilities, must be adjusted to reflect the exchange rate in effect at that date. Unrealized foreign exchange gains or losses that arise prior to settlement are recognized in the Consolidated Statement of Remeasurement Gains and Losses.

In the period of settlement, the cumulative amount of remeasurement gains and losses is reversed in the Consolidated Statement of Remeasurement Gains and Losses and is recognized in the Consolidated Statement of Revenue and Expense.

(vi)	Financial Assets

(1)	Accounts receivable

Accounts receivable are recorded at their full expected amount. A valuation allowance is recorded when collection of the receivable is considered doubtful.

(2)	Loans and advances

Loans and advances are recorded at cost and subsequently carried at amortized cost using the effective interest rate method. A valuation allowance is recorded to reduce the value of the assets to their estimated realizable value. Loans with significant concessionary terms would be considered a grant and expensed in the statement of operations. Valuation allowances

SUMMARY FINANCIAL STATEMENTS      69

1.	Significant Accounting Policies (continued)

are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as unearned revenue and are amortized monthly to debt servicing expense over the term of the loan or advance. The Government stops accruing interest on loans and advances when the amount is considered uncollectable.

(3)	Portfolio Investments

Portfolio investments are initially recognized at cost and subsequently carried at amortized cost using the effective interest rate method.

Portfolio investments denominated in a foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31. Changes in the value of portfolio investments due to foreign currency changes are recorded in the Statement of Remeasurement Gains and Losses until the investments are sold.

Investment income on portfolio investments, denominated in a foreign currency, including interest income and realized gains or losses on the sale of unrestricted investments, are translated to Canadian dollar equivalents at the exchange rate in effect at the date of the transaction.

Investment income earned on externally restricted investments is recorded as unearned revenue and recognized as revenue when the related expenditure is made, or stipulations are met.

(4)	Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

Inventory for resale includes land under development. Land under development includes the cost of land and all costs directly related to the land improvement. Land improvements also includes development, site preparation, architectural, engineering, surveying, fencing, landscaping and infrastructure for electrical, roads and underground works.

Land held for future development or sale is valued at the lower of cost or appraised value adjusted for estimated disposal purchase price and related acquisition costs.

(vii)	Liabilities

Liabilities are present obligations to outside parties, including GBEs, as a result of transactions and events occurring prior to the year end. The settlement of the liabilities will result in the future transfer or use of assets or other form of settlement. Liabilities are recorded at the estimated amount ultimately payable.

(i)	Public Debt

Public debt represents the direct debt obligations of the Province of Manitoba. Public Debt includes borrowings for government operating purposes, the acquisition of tangible capital assets, and lending to public sector entities within the GRE. Public debt is shown at amortized cost, net of the Government debt held as provincial investments. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense using the effective interest rate method. Foreign borrowings are translated at the exchange rate in effect at March 31.

The unrealized foreign exchange gains and losses are recorded to the Consolidated Statement of Remeasurement Gains and Losses.

70      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

1.	Significant Accounting Policies (continued)

Public debt is reported under two categories:

(i)	Taxpayer-supported debt includes direct debt used for government operating and capital purposes including the debt of an entity that is fully consolidated in these financial statements.

(ii)

Borrowings on behalf of Manitoba Hydro-Electric Board (Manitoba Hydro) debt includes the debt borrowed by the Government on the behalf of Manitoba Hydro. Manitoba Hydro fully funds their operations and debt through the sale of goods and services at commercial rates to buyers that are outside the GRE.

(ii)	Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 7. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five-year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(iii)	Employee future benefits

The Government recognizes the cost of accumulating benefits in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when the event that obligates the Government to pay benefits occurs. Liabilities for severance, non-vesting sick pay, and long-term disability income plan and workers compensation claims are based upon actuarial calculations.

The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long-Term Disability Income Plan and the workers compensation claims are recognized as they arise. The liability is included under employee future benefits.

The Government accrues a liability for vacation pay and accumulating, non-vesting sick pay benefits. The liability for accumulating, non-vesting sick pay benefits is based upon a review of past experience. A liability is extrapolated upon the expected future utilization of current accumulated benefits. The liability is recognized under salaries and benefits.

(iv)	Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. The provision for losses on guaranteed loans are determined by a review of individual guarantees. A provision for losses on these guarantees is recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

SUMMARY FINANCIAL STATEMENTS      71

1.	Significant Accounting Policies (continued)

(v)	Liability for contaminated sites

The Government recognizes a liability for remediation of contaminated sites when the following criteria have been met:

•	there is evidence that contamination exceeds an environmental standard,

•	the Government is directly responsible or accepts responsibility for the contamination,

•	it is expected that future economic benefits will be given up and a reasonable estimate of the amount can be made.

In cases where the Government’s responsibility is not determinable, a contingent liability may be disclosed.

The liability reflects the Government’s best estimate of the amount required to remediate the site to the current minimum standard of use prior to contamination, as of the financial statement date. The liability is determined on a site-by-site basis. Third party recoveries related to a contaminated site are recorded as an asset provided they can be appropriately measured and estimated; and it is expected that future economic benefits can be obtained. Recoveries are not netted against the liability. Contingent recoveries are only disclosed. Recorded liabilities are adjusted each year for the passage of time, new obligations, changes in management estimates and actual remediation costs incurred. The Government measures the liability using present value techniques when cash flows are expected to occur over extended future periods.

The Province has undertaken assessments of its contaminated sites in the fiscal year ending March 31, 2023 and these have resulted in additional environmental remediation liabilities related to newly identified sites, or changes in the assessments, including orphaned and abandoned mine sites. Any changes to the Province’s liabilities for contaminated sites have been accrued in the year in which they are assessed.

(vi)	Asset Retirement Obligations

An asset retirement obligation (ARO) is a legal obligation related to the retirement of a tangible capital asset. The retirement of a tangible capital asset is the permanent removal of an asset from service. This encompasses the sale, abandonment or disposal in some other matter but not its temporary idling.

Upon recognition of a liability for an ARO the Province recognizes an asset retirement cost by increasing the carrying amount of the related tangible capital asset. The Province allocates the asset retirement cost to expense in a rational or systematic manner over the remaining useful life of the tangible capital asset.

An ARO may exist in connection of a fully amortized tangible capital asset. The cost of an ARO is amortized over the revised estimated remaining useful life of the asset. An ARO related to a tangible capital asset no longer in productive use is expensed given there is no period of future benefit to the tangible capital asset. An ARO related to an asset that is not recognized is also expensed as there is no cost basis for the underlying asset to which retirement cost can be attached.

72      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

1.	Significant Accounting Policies (continued)

Asset retirement obligations are initially measured as of the date the legal obligation was incurred. Management’s best estimate is based on the amount required to retire tangible capital assets and subsequently remeasured taking into account any new information and the appropriateness of assumptions used. A present value technique is used to determine the amount of the obligation at the financial reporting date. The liability is adjusted for the passage of time using the discount rate and is recognized as accretion expense in the Consolidated Statement of Revenue and Expense.

(viii)	Non-Financial Assets

(1)	Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2)	Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets. Inventories for distribution at no charge are recorded at the lower of cost or current replacement cost. Inventories include significant amounts of personal protective equipment and vaccine supplies.

The Province received supplies at no cost from the Government of Canada in response to COVID-19 pandemic. These are recorded at fair value when such value can reasonably be determined. No amounts have been recorded for the COVID-19 vaccines because the fair value of these vaccines received from the Government of Canada cannot be reasonably determined. Information related to the price per dose of vaccine could not be shared by the Government of Canada with the Province.

(3)	Prepaid expenses

Prepaid expenses are payments for goods or services that will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(4)	Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs. It also includes overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment, which was used in the construction project. Any carrying costs associated with the development and construction of tangible capital assets is included in the cost of the asset, provided the cost exceeds $20 million and development time exceeds one year.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artefacts are not recognized as tangible capital

SUMMARY FINANCIAL STATEMENTS      73

1.	Significant Accounting Policies (continued)

assets because a reasonable estimate of the future benefits associated with such property cannot be made. Economic resources such as Crown land, mineral rights, timber rights, fish and wildlife, meet the definition of an asset. However they are not recognized in the summary financial statements because an appropriate basis of measurement and a reasonable estimate of the amount involved cannot be made; or Canadian public sector accounting standards prohibit its recognition.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and leasehold improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and equipment
Vehicles	3 to 10 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	11 to 15 years
Computer hardware, software licenses	3 to 15 years

Infrastructure Assets:
Land	Indefinite
Land improvements	10 to 30 years
Transportation
Bridges and structures	40 to 75 years
Provincial highways, roads and airstrips	10 to 40 years
Dams and water management structures	40 to 100 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

(ix)	Future Changes in Accounting Standards

A number of new and amended Canadian public sector accounting standards have been issued and not applied in preparing these financial statements. These standards will come into effect as follows:

•	PS 3400 Revenue (effective April 1, 2023), a new standard establishing guidance on the recognition, measurement, presentation and disclosure of revenue.

•	PS 3160 Public Private Partnerships (effective April 1, 2023), a new standard establishing guidance on the recognition, measurement and disclosure of public private partnerships arrangements.

These new accounting standards have not been applied in preparing these consolidated financial statements.

The Province is currently assessing the impact of the new standards, and the extent of the impact of their adoption on the consolidated financial statements has not yet been determined.

74      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

1.	Significant Accounting Policies (continued)

(x)	Classification by Sector

The Province reports operational results under the following segments. Refer to Schedule 9:

•	Health

•	Education and Economic Development

•	Families

•	Community and Resource Development,

•	Justice and Other Expenditures, and

•	General Government.

The entities and departments included in each segment are identified in Schedule 8 to the summary financial statements.

The health segment includes provincial health care programs and includes all health related entities and services.

The education and economic development segment includes all education services including elementary, secondary and post-secondary services, including the pension related expenses associated with public schools and post-secondary institutions. It includes employment and training programs. It also includes other education services such as skills, trades and workplace-based training programs and the advancement of economic development opportunities aligned with labour market needs.

The families segment includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the province. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners.

The community and resource development segment includes the promotion, development and conservation of the province’s natural resources. It also includes the operation and maintenance of transportation systems such as highway infrastructure and other government infrastructure.

The justice and other expenditures segment includes general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans.

The general government segment is comprised of those activities that cannot be allocated to the specific sectors noted above. It also includes federal revenues and expenses related to emergency services and disaster assistance. Inter-segment transfers between sectors are measured at the exchange amount.

E.	MEASUREMENT UNCERTAINTY

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

SUMMARY FINANCIAL STATEMENTS      75

1.	Significant Accounting Policies (continued)

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, and accrual for federal shared cost programs.

The valuation of derivatives at fair value affects the Consolidated Statement of Financial Position and Consolidated Statement or Remeasurement Gains and Losses.

It also includes accruals for asset retirement and pension obligations, accruals for the remediation of contaminated sites, allowances for doubtful loans, accrual for retroactive wages, accruals for liabilities valued through actuarial valuations, such as long-term disability, severance, sick pay obligations, workers compensation claims, loans and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Government of Canada and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

While best estimates are used for reporting items, it is reasonably possible that changes in future conditions, occurring within one fiscal year could require a material change in the amounts recognized and disclosed. The amount of income tax attributable to the year can change as a result of reassessments in subsequent years. In addition, the lag time in receiving economic information and subsequent revisions to the tax data does also lead to notable changes in reporting. As a result, the amount of income tax attributable to the year can change as a result of reassessments in subsequent years. The estimates are based on the best information available at the time of preparation of the financial statements.

Uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of pensioners. Results for asset retirement obligations may differ due to undiscovered hazardous materials, cost estimations, discount rates and uncertainty as to the dates the remediation will be undertaken.

Uncertainty related to the accrual for retroactive wages arises because actual wage settlements may differ significantly from the final collective agreements. The estimate for the accrual of retroactive wages is based on the Government’s best estimate of the public services salary increases that may be negotiated or determined through arbitration.

Uncertainty related to the accrual for the remediation of contaminated sites exists because the remediation activities, methods and the extent of contamination may differ significantly from the Government’s original assessment of the site and proposed remediation plans.

Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectability and changes in economic conditions.

2.	ADOPTION OF NEW OF ACCOUNTING STANDARDS AND CORRECTION OF AN ERROR

Effective April 1, 2022, the Government adopted PS 3280 Asset Retirement Obligations (ARO). The Government applied the modified retroactive application approach in the adoption of this accounting standard.

Under the modified retroactive application, ARO are measured using information, assumptions, and discount rates that are current at April 1, 2022 when the standard was first applied. The Province recognized any existing ARO at April 1, 2022 adjusted for any accumulated accretion that had accumulated since the legal obligation was recognized.

76      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

2.	First Time Adoption of Accounting Standards (continued)

An adjustment to the opening deficit at April 1, 2022 is the net between the liability and the net book value of the related assets. Liabilities for unrecorded tangible capital assets, or assets no longer in productive use, were adjusted to the accumulated deficit at April 1, 2022.

Effective April, 2021, the Government changed its accounting policy on the presentation of Manitoba Hydro debt. Prior to April 1, 2021, the Government issued debt on behalf of Manitoba Hydro and deducted the debt from the total Public Debt. The Manitoba Hydro debt was netted against the loan receivable from Manitoba Hydro. Effective April 1, 2021, the Manitoba Hydro debt and the Loan Receivable from Manitoba Hydro are now both included on the Consolidated Statement of Financial Position as Borrowings on behalf of and Due from Manitoba Hydro Electric Board.

The change in accounting policy had no effect on the net debt, accumulated deficit, and operating deficit for the years ended March 31, 2022 and 2023. The change in presentation did increase financial assets and

Public Debt by $24,421 million at March 31, 2023 (2022 – $24,587 million). The change in the presentation of the Manitoba Hydro debt also increased Sinking Funds and Other Earnings, and Debt Servicing by $842 million for the year ended March 31, 2023 (2022 - $837 million).

Effective April 1, 2022, the Government adopted PS 3450 Financial Instruments. Recognition, derecognition and measurement policies followed in financial statements for periods prior to the effective date of this new standard are not reversed and, therefore, the prior periods are not restated. On April 1, 2022, the Government recognized all financial assets and financial liabilities in accordance with the standard on its Consolidated Statement of Financial Position and its Consolidated Statement of Remeasurement Gains and Losses:

•	Accumulated unrealized remeasurement losses on derivatives of $775 million.

•	Accumulated unrealized remeasurement gains on portfolio equity investments of $29 million.

•	Unamortized foreign exchange gains of $311 million as unrealized foreign exchange gains on borrowings.

•	Any unamortized discount, premium, or transaction costs associated with a financial asset or financial liability measured at amortized cost is included in the item’s opening carrying value.

•	The Government converted from amortizing discounts, premiums, and transaction costs using the effective interest method rather than on a straight line basis over the remaining term to maturity of the financial instrument.

The Government omitted to record a receivable of $45 million from the municipal corporations for the Education Support Levy (ESL) at March 31, 2021. The error has increased accounts receivable at March 31, 2023 by $45 million and decreased the accumulated deficit at April 1, 2021 by $45 million. It has also decrease the net debt at March 31, 2022 by $45 million.

The adoption of PS 3280 Asset Retirement Obligations, the change in accounting policy for Manitoba Hydro debt, and the correction of the $45 million error resulted in changes to the Government’s financial position as at April 1, 2021 and the Statements of Financial Position, Revenue and Expense, Change in Net Debt, and Cash Flows previously reported for the year ending March 31, 2022. The impacts of these changes are as follows:

SUMMARY FINANCIAL STATEMENTS      77

2.	First Time Adoption of Accounting Standards (continued)

	Previously Reported April 1, 2021	Adjustments	Restated April 1, 2021
Portfolio Investments	3,168	–	3,168
Account Receivable (correction of an error - ESL)	1,901	45	1,946
Other Financial Assets	8,483	23,936	32,419
Asset Retirement Obligations	–	(760)	(760)
Public Debt	(31,339)	(23,936)	(55,275)
Other Liabilities	(9,864)	–	(9,864)
Net Financial Liabilities	(27,651)	(715)	(28,366)
Non-Financial Assets	14,526	265	14,791
Accumulated Deficit	(13,125)	(450)	(13,575)

	Previously Reported March 31, 2022	Adjustments	Restated March 31, 2022
Revenue	19,107	837	19,944
Expense	(19,811)	(837)	(20,648)
Accretion	–	(28)	(28)
Amortization	–	(17)	(17)
Operating Surplus (Deficit) For the Year	(704)	(45)	(749)
Accumulated Deficit Beginning of Year	(13,125)	(450)	(13,575)
Other Comprehensive Income (Loss)	280	–	280
Accumulated Deficit Beginning of Year	(13,549)	(495)	(14,044)

	Previously Reported March 31, 2022	Adjustments	Restated March 31, 2022
Portfolio Investments	3,051	(20)	3,031
Account Receivable (correction of an error - ESL)	2,288	45	2,333
Other Financial Assets	8,714	24,587	33,301
Asset Retirement Obligations	–	(788)	(788)
Public Debt	(32,418)	(24,567)	(56,985)
Other Liabilities	(10,090)	–	(10,090)
Net Financial Liabilities	(28,455)	(743)	(29,198)
Non-Financial Assets	14,906	248	15,154
Accumulated Deficit	(13,549)	(495)	(14,044)

3.	FINANCIAL INSTRUMENT CLASSIFICATION

The following table provides cost and fair value information of financial instruments by category. The maximum exposure to credit risk would be the carrying value as shown below.

	Fair Value	Amortized Cost	2023 Total
Amounts receivable	–	1,679	1,679
Due from Manitoba Hydro Electric Board	–	24,421	24,421
Portfolio investments	132	3,982	4,114
Loans and advances	–	1,549	1,549
Taxpayer-supported debt	–	(33,098)	(33,098)
Borrowings on Behalf of Manitoba Hydro Electric Board	–	(24,421)	(24,421)
Accounts payable, accrued charges, provisions and unearned revenue	–	(4,977)	(4,977)
Derivative financial assets	2,055	–	2,055
Derivative financial liabilities	(2,874)	–	(2,874)

78      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

3.	Financial Instrument Classification (continued)

Financial instruments that are measured subsequent to initial recognition at fair value, are grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities using the last bid price;

•

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Derivatives and portfolio equity investments quoted in an active market are the only financial instruments that are measured at fair value. All derivatives are measured at Level 2. There were no transfers in or out of Level 2 for the year ended March 31, 2023.

	Level 1	Level 2	Level 3	2023 Total
Portfolio equity investments	132			132
Derivative financial assets		2,055		2,055
Derivative financial liabilities		(2,874)		(2,874)

4.	PORTFOLIO INVESTMENTS

	($ millions)
	2023 Actual	2022 Actual
Sinking funds – at cost	983	947
Other investments – at cost	2,999	2,084
	3,982	3,031
Other investments – equity - at fair value	132	–
	4,114	3,031

Portfolio investments are recorded using the amortized cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized using the effective interest method over the period to maturity.

Portfolio equity investments quoted in an active market are recorded at fair value.

Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2023, the market value of portfolio investments was $4,069 million (2022 – $3,110 million).

SINKING FUNDS

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

SUMMARY FINANCIAL STATEMENTS      79

4.	Portfolio Investments (continued)

	($ millions)
	2023		2022
	Actual		Actual
	Book Value	Fair Value	Book Value	Fair Value
Government of Canada, direct and guaranteed	89	79	70	62
Provincial, direct and guaranteed	796	690	771	697
Municipal	94	91	102	100
Corporate	4	4	4	4
	983	864	947	863

Investment revenue earned on sinking funds during the year was $31 million (2022 – $24 million). The sinking funds are allocated as follows:

	($ millions)
	2023	2022
	Actual	Actual
Sinking funds	994	1,011
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(11)	(64)
Total sinking funds held in portfolio investments	983	947

OTHER INVESTMENTS

	($ millions)
	2023	2022
	Actual	Actual
Guaranteed investment certificates	398	560
Bonds – Government of Canada, provincial and municipal	1,675	958
Bonds – Corporate	714	233
Equity investments at cost	160	298
Investments in real estate	52	35
Other investments – at cost	2,999	2,084
Equity investments – at fair value	132	–
Total other investments	3,131	2,084

As at March 31, 2023 the market value of other investments was $3,205 million (2022 – $2,221 million). Other investments earned $78 million during the year (2022 – $54 million).

5.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition
Utility	An enterprise which provides public utility services for a fee; category includes Manitoba Hydro-Electric Board.
Insurance	An enterprise which provides insurance coverage services to the public for a fee; category includes Manitoba Public Insurance Corporation and Deposit Guarantee Corporation of Manitoba.

80      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

5.	Equity In Government Business Enterprises (continued)

Category	Definition
Finance	Enterprises that provide regulatory control, and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public; category includes Manitoba Liquor and Lotteries Corporation.

The operating results and financial position of each GBE category are reported in Schedule 3 to the summary financial statements. The year end of each GBE is as follows:

Manitoba Hydro-Electric Board	March 31, 2023

Manitoba Liquor and Lotteries Corporation	March 31, 2023

Deposit Guarantee Corporation of Manitoba	December 31, 2022

Manitoba Public Insurance Corporation (MPIC)	March 31, 2023

Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2023	2022
	Actual	Actual
Restricted Equity in Government Business Enterprises:
Deposit Guarantee Corporation of Manitoba	443	434
Manitoba Hydro-Electric Board	3,345	2,629
Manitoba Public Insurance Corporation	735	751
	4,523	3,814
Unrestricted Equity in Government Business Enterprises:
Manitoba Liquor and Lotteries Corporation	5	5
Manitoba Public Insurance Corporation	13	13
	18	18
Equity in Government Business Enterprises	4,541	3,832

6.	EQUITY IN BUSINESS PARTNERSHIP

North Portage Development Corporation (NPDC) is a business partnership that is owned equally by the Government of Canada, the Province of Manitoba and the City of Winnipeg. The mission of NPDC is to act as a catalyst, encouraging activities for people in the downtown through public and private partnerships and to work to ensure financial self-sufficiency. NPDC is responsible for the continuing renewal and stewardship of two sites in Winnipeg’s downtown: the North Portage area and The Forks. NPDC is involved in certain business and core activities regarding the ownership, development and management of its two sites that include land investment properties and public amenities.

The Province’s share of the equity at March 31, 2023 is $20 million (2022 – $20 million). The Province’s share of the operating results for the year ended March 31, 2023 was $ nil (2022 – $ nil) and is included in fees and other revenues.

SUMMARY FINANCIAL STATEMENTS      81

6.	Equity in Business Partnership (continued)

The condensed supplementary financial information of NPDC is as follows:

	($ millions)
	2023	2022
	Actual	Actual
Property, plant and equipment and investment in properties and infrastructure enhancements	74	74
Short-term investments and other assets	6	5
	80	79
Deferred contributions from shareholders	8	6
Long-term mortgage	7	7
Current and other liabilities	6	8
	21	21
Net equity	59	58
	80	79
Comprehensive income
Revenues	16	12
Expenses	12	9
Operating income before amortization	4	3
Amortization	(3)	(3)
Net income for the year	1	—

7.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. These Plans are joint trusteed plans. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2023, the pension liability for the Civil Service Superannuation Plan was $1,158 million (2022 – $1,108 million) and the pension liability for the Teachers’ Pension Plan was $2,239 million (2022 – $2,139 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and School District of Mystery Lake Pension Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

82      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

7.	Pension Plans (continued)

Employees in the health sector are members of the Healthcare Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $224 million (2022 – $214 million). At December 31, 2022, the Plan had an excess of net assets available for benefits over pension obligations of $879 million (December 31, 2021 – $2,051 million).

As at March 31, 2023, the total pension liability being reflected in the summary financial statements was $3,597 million (2022 – $3,487 million). Details related to the pension liability are provided in Schedule 6 to the summary financial statements. The following provides general information on the contributions and benefit formula of the various pension plans, which are included in this schedule.

A.	CIVIL SERVICE SUPERANNUATION PLAN

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Public Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 8.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0% of pensionable earnings above the maximum.

89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Civil Service Superannuation Plan are reported in the December 31, 2022 audited financial statements of CSSF. At December 31, 2022, after accounting for provincial pension assets held in trust and trust assets held in trust for GBEs, CSSF had an estimated accrued net obligation of $2,527 million (December 31, 2021 – $1,251 million).

This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value. This valuation also includes estimated net obligations related to GBEs, which are included in the summary financial statements on a modified equity basis, and other entities that are not part of the GRE.

B.	TEACHERS’ PENSION PLAN

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2.0% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable

SUMMARY FINANCIAL STATEMENTS      83

7.	Pension Plans (continued)

service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 7.3% of pensionable earnings up to the CPP maximum earnings, and 8.9% of pensionable earnings above the maximum. As of September 1, 2015 the TPA requires teachers to contribute 8.8% of pensionable earnings up to the CPP maximum pensionable earnings and 10.4% of pensionable earnings above the maximum 83.1% of teachers’ contributions are used to fund basic benefits and 16.9% of teachers’ contributions are allocated for funding indexing benefits.

On May 16, 2018, the Lieutenant Governor in Council approved a regulation to disburse the restricted surplus held in the Pension Adjustment Account (PAA) over a five-year period commencing with the Cost of Living Adjustment (COLA) granted effective July 1, 2018. The balance of the restricted surplus will be disbursed in equal amounts over the following two years, ending with the COLA effective July 1, 2022. The COLA is limited to the lesser of the maximum percentage the PAA can support, and the full increase in CPI. The COLA can never be negative.

The independent plan actuary determined that there was an actuarial surplus in the PAA of $70.8 million available to support COLA of 2.10% effective July 1, 2022. The surplus of $70.8 million includes restricted surplus of $5,597,400, or 20% of the total restricted surplus and additional surplus of $9,005,000 carried forward from the prior year. Since the relevant increase in CPI for 2021 was 4.80%, the COLA was not impacted by the 100% of CPI cap.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Teachers’ Pension Plan are reported in the December 31, 2022 audited financial statements of Teachers’ Retirement Allowances Fund (Fund). At December 31, 2022, after accounting for provincial pension assets held in trust, the Fund had an estimated accrued net obligation of $1,516 million (December 31, 2021 - $842 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value.

C.	OTHER GOVERNMENT PLANS

(i)	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3.0% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLA’s elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7.0% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active MLA, the Government’s contribution would be refundable back to the Government.

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7.	Pension Plans (continued)

(ii)	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective December 7, 2005 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 9.0% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii)	Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 6A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Families.

The lifetime pension calculation equals 1.4% of the member’s highest average pensionable earnings up to the CPP maximum and 2.0% of any excess earnings multiplied by pensionable service. The lifetime pension is subject to an overall maximum of the member’s number of years of contributory service, multiplied by the lesser of $1,722 or such greater amount permitted under the Income Tax Act; and 2% of the member’s highest average indexed compensation in any three overlapping periods of 12 consecutive months. Indexing payments are subject to approval by the Trustees and increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6.0% on pensionable earnings over the maximum. As of March 31, 2020 the plan does not have any active members.

SUMMARY FINANCIAL STATEMENTS      85

7.	Pension Plans (continued)

D.	OTHER PENSION PLANS

(a)	Post-Secondary

(i)	University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1993) and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements. University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed. Plan members contribute at a rate of 9% of salary less an adjustment for the Canada Pension Plan during the year.

The employer contribution made by the University for fiscal 2023 included $5.5 million (2022 - $4.7 million) in additional contributions as advised by the Manitoba Pension Commission with respect to current service costs in excess of matching contribution of active members and the University, and an annual additional special payments for 15 years until the going concern deficit is eliminated.

Retirement benefits are calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, the Formula benefit equals 2% of the average best five year salary, less 0.7% of the average best five year salary under the yearly maximum pensionable earnings in the year of retirement, to a maximum of 1/9 of the Pension Plans money purchase limit. The benefit is reduced by 0.25% for each month between the actual pension commencement date and the age of 65. The Plan Annuity benefit is based on contribution account balance, age at retirement, and the annuity factor determined by the plan actuary.

The unamortized net actuarial gains (losses) were determined on the basis of the 2019 actuarial valuation and the 2020 extrapolation for accounting purposes are being amortized over a period of nine years (equal to expected average remaining service life) starting in the year following the year of respective annual actuarial gains or losses arise.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan. Therefore there is no requirement for an actuarial valuation of this plan.

(ii)	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians. The defined benefit segment of the UWPP was closed to new members effective January 1, 2001. Members who join after this date join the defined contribution plan.

The UWPP was established as a contributory defined benefit pension plan on September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees. Annual pension benefits equals 2% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,700 per year of pensionable service. At December 2021, the Plan had a going-concern deficiency of $10 million, which the University is addressing by making annual deficiency payments of $1 million until the deficiency is eliminated.

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7.	Pension Plans (continued)

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii)	Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established on April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

Employees are required to contribute 8% of pensionable earnings less 1.8% of pensionable earnings for which Canada Pension Plan contributions are required. Pensionable earnings are subject to an annual limit related to the maximum benefit accrual in a year.

Annual pension equals 2% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722 per year of pensionable service for members retired on or before April 1, 2009, and $1,975 for those retiring after that date.

The plan will continue to be subject to the going concern funding provisions of the Manitoba Pension Benefits Act and Regulations. The University will be required to fund the matching contributions, as well as the actuarial cost of the defined benefits in excess of the matching costs. The next going-concern valuation was completed in December 2022.

(b)	Public School Divisions

(i)	The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last 12 years of service.

Employee contributions equal 8.1% of pensionable salary and 9.5% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2014. The Winnipeg School Division matches employee contributions and pays an additional 12.4% of employee contributions. As a result, employer contributions equal approximately 112.4% of employee contributions.

SUMMARY FINANCIAL STATEMENTS      87

7.	Pension Plans (continued)

(ii)	Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-Teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service. Effective July 1, 2014, employee contributions were equal to 8.2% of CPP earnings and 9.8% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

(iii)	Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non- teaching employees.

The pension benefit is based on an amount equal to 2% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings.

Employee contributions equal 9.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

(iv)	School District of Mystery Lake Pension Plan

The School District of Mystery Lake Pension Plan is a defined benefit plan. The School District shall contribute in accordance with the terms of the collective agreements such amounts as necessary to provide the future service pension for all members and to amortize any unfunded liability or a solvency deficiency in the Plan. In the event that the School District’s contributions are not sufficient, the legislation permits the Board of Trustees to amend the plan to reduce future accrued pension benefits in order to meet the required legislated funding requirements.

Effective July 1, 2013 employees contribute 5% of gross earnings. Prior to July 1, 2013, employees did not make contributions to the plan. The plan provides that if the defined benefit pension exceeds the plan annuity, the difference is paid from the plan.

The pension benefits are calculated based on a rate per month per year of service. The current rate for maintenance workers is $48.30 per month per year of service. For clerical workers, the pension benefit is $42 per month per year of service.

E.	GOVERNMENT BUSINESS ENTERPRISES

Manitoba Hydro, Manitoba Liquor and Lotteries Corporation and Manitoba Public Insurance Corporation (MPIC) are members of the CSSF. Effective April 1, 2014, Manitoba Liquor and Lotteries Corporation became a matching employer. As a result, they no longer recognize a pension liability in their statements. The net pension liabilities for the other GBEs are disclosed in Schedule 3.

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8.	CONTINGENCIES

A.	CONTINGENT LIABILITIES

i)	Legal Actions

The Government is named in various legal actions. No provision has been made at March 31, 2023 in the accounts where the final results are uncertain, or where the results are likely but the amount of the liability cannot be reasonably estimated.

ii)	Canadian Blood Services

All provincial and territorial governments of Canada, except Quebec, are members of, and provide funding to, Canadian Blood Services (CBS), which operates the Canadian blood system. The March 31, 2022 audited consolidated financial statements of CBS indicate that CBS has two wholly-owned captive insurance companies to provide for the contingent liabilities for risks related to operations of the blood system: CBS Insurance Company Limited (CBSI) and Canadian Blood Services Captive Insurance Company Limited (CBSE). Together, these captive insurance companies provide Canadian Blood Services with comprehensive blood risk insurance covering losses up to $1 billion. The primary policy held by CBSI has provided coverage up to $300 million, with the secondary policy held by CBSE providing coverage up to $700 million.

CBSI provides insurance coverage up to $300 million with respect to risks associated with the operation of the blood system. The related assets of CBSI as at March 31, 2022 total $533 million (2021 - $524 million). Based upon the above, the Government’s share of the provision for future claims as at March 31, 2022 is offset with designated assets, which at that date exceed the provision.

CBS and CBSE have entered into an agreement whereby the members have agreed to provide insurance coverage for all amounts payable by CBSE under the terms of the excess policy up to $700 million in excess of the $300 million provided by CBSI. No payment shall be made under CBSE until the limit of the liability under the primary policy in CBSI has been exhausted. The members have agreed to contribute their pro rata share of the required capital of $700 million. The members have each issued an indemnity to CBSE on their pro rata share of the $700 million, calculated on the basis of their respective populations. Given current populations, Manitoba’s maximum potential liability under its indemnity to CBSE is approximately $32 million. The Government is not aware of any proceedings that could lead to a claim against it under the indemnity given to CBSE.

iii)	Treaty Land Entitlement Obligations

The Government of Manitoba’s obligations under the treaty land entitlement agreements require Manitoba to transfer administration and control of up to 1,144,331 acres of Crown Land (Selections) and up to 282,123 acres of Manitoba interests in Other Land (Acquisitions) to Canada so as to enable Canada to fulfil its obligations under the treaties between Canada and the First Nations of Manitoba. As of March 31, 2023, Manitoba Entitlement First Nations have collectively selected and acquired approximately 1,053,181 acres of Crown Land and Other Land. As of March 31, 2023, Manitoba has transferred administration and control of 691,783 acres of Crown Land and 19,010 acres of Manitoba interests in Other Land to Canada for reserve creation. The Crown Land and Manitoba interests in Other Land have been transferred in accordance with paragraph 11 of the Natural Resources Transfer Agreement (Schedule to Constitution Act, 1930). The transfers include mines and minerals and other interests impliedly reserved under The Crown Lands Act, as well as all other interests of Manitoba in the lands.

SUMMARY FINANCIAL STATEMENTS      89

8.	Contingencies (continued)

iv)	Government Business Enterprise Contingencies

Significant contingencies for Government Business Enterprises include:

Manitoba Hydro has a mitigation program in place to address past, present, and ongoing adverse impacts arising from all past hydroelectric developments (prior to the Wuskwatim generating station), particularly for Indigenous people residing or engaged in resource harvesting in the project areas. In recognition of future mitigation payments, Manitoba Hydro has recorded a liability of $160 million (2022 - $161 million). Manitoba Hydro has also recognized a provision of $27 million (2022 - $33 million) for certain mitigation related obligations arising from ongoing adverse effects of past hydroelectric development. There are other mitigation issues, the outcomes of which are not determinable at this time.

Manitoba Hydro has contracted with an independent third-party pipeline company to increase transportation capacity, which includes a commitment to pay its share of the pre-license development costs associated with the contract, in the event that the federal license is not granted for the project. No obligating events have occurred and so provisions have not been booked.

Manitoba Liquor and Lotteries Corporations had purchase commitments of $12 million (2022 - $27 million) related to property and equipment, and intangible assets.

B.	LOAN GUARANTEES

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	($ millions)
	Authorized Limit	2023 Actual	2022 Actual
Canadian Museum for Human Rights	15	1	2
Manitoba Agricultural Services Corporation (Note 8B.i)	–	56	61
Manitoba Housing and Renewal Corporation (Note 8B.ii)	20	1	3
Manitoba Student Aid Program	20	–	–
University of Winnipeg (Note 8B.iii)	54	26	44
Other	15	2	3
Total guarantees outstanding	124	86	113

A provision for future losses on guarantees for $7 million (2022 - $5 million) has been recorded in the accounts.

Note 8B.i) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions

Operating Credit Guarantees for Agriculture	Each participating lending institution is guaranteed up to 25% of the maximum amount advanced, up to a maximum loan of $0.7 million for individuals and $1.0 million for partnerships, corporations, and co-operatives.

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8.	Contingencies (continued)

Program	General Terms and Conditions

Manitoba Livestock Associations Loan Guarantees	Each association’s lending institution is guaranteed 25% of their loaned amount, up to a maximum loan of $12 million per association.

Diversification Loan Guarantees	Guarantees are based on 25% of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance Program	Each participating lender is guaranteed up to 80% of the loan made to a small rural non-agricultural business to a maximum guarantee of $0.2 million. This program was discontinued as of April 1, 2019 with outstanding guarantees in run-off status.

Note 8B.ii) Manitoba Housing and Renewal Corporation

Manitoba Housing and Renewal Corporation has authority to guarantee the repayment of various mortgages and issue various letters of credit, which guarantee the terms and conditions of land development agreements and construction contracts, up to $20 million. At March 31, 2023 outstanding guarantees under this authority totaled $1 million (2022 - $3 million).

Note 8B.iii) University of Winnipeg

University of Winnipeg’s controlled entity University of Winnipeg Community Renewal Corporation (UWCRC) guarantees specific debts of UWCRC 2.0, a related but uncontrolled corporation. UWCRC provided guarantees for the following loan:

($ millions)
CMHC Rental Construction Financing Initiative loan for construction of the Muse Flats (209 Colony St.)	26

C.	GOVERNMENT BUSINESS ENTERPRISE GUARANTEES

As at March 31, 2023, Manitoba Hydro has outstanding Manitoba Hydro-Electric Board Bonds amounting to $119 million (2022 - $118 million). These bonds carry fixed coupon rates that range from 3.72% to 7.10%. The Government guarantees $60 million (2022 - $60 million) of these outstanding bonds.

Manitoba Hydro provides guarantees to counterparties for natural gas purchases. At March 31, 2023, there is an outstanding guarantee totaling $40 million (2022 - $40 million) which matures October 31, 2023. Letters of credit for $77 million (2022 - $74 million) have been issued for construction and energy related transactions with maturities until 2049.

The Deposit Guarantee Corporation of Manitoba (Corporation) has guaranteed $37.3 billion in credit union deposits at the end of December 31, 2022 (December 31, 2021 - $36.1 billion). Based upon its ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

SUMMARY FINANCIAL STATEMENTS      91

9.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as at March 31:

($ millions)	2024	2025	2026	2027	2028	2029 and thereafter	Total
Government Organizations and components
Service contracts	660	416	225	192	182	590	2,265
Rental of capital assets	68	62	47	41	34	106	358
Acquisition or construction of capital assets	704	124	16	6	7	–	857
Other contracts	12	6	1	1	1	3	24
Government Business Enterprises	126	98	93	84	73	21	495
Total	1,570	706	382	324	297	720	3,999

Other significant obligations not included in the table are:

GOVERNMENT ORGANIZATIONS

Government organizations have entered into contractual arrangements related to construction projects totaling $292 million (2022 - $181 million), and details relating to the settlement year cannot be reasonably estimated.

GOVERNMENT BUSINESS ENTERPRISE CONTRACTUAL OBLIGATIONS

Manitoba Hydro has energy purchase commitments of $1,721 million (2022 - $1,821 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts) and electricity. Commitments are primarily for transmission right access that expire in 2041, wind and solar purchases that expire in 2040 and natural gas purchases that expire in 2039. In addition, other outstanding commitments principally for construction are approximately $1,905 million (2022 - $1,690 million).

Manitoba Liquor and Lotteries Corporation has purchase commitments of $12 million (2022 - $27 million) related to property and equipment and intangible assets.

10.	DEBT SERVICING

Public debt servicing costs of $1,963 million (2022 - $1,804 million) includes interest expense on Manitoba Hydro Electric Board debt of $842 million (2022 - $837 million). Public debt servicing cost also includes interest on provincial debt held as investments of $4 million (2022 - $4 million). GBEs public debt servicing costs of $1,042 million (2022 - $1,080 million) are reported in Schedule 3.

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11.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. These amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2023, amounts held in trust were as follows:

	Valuation Method	($ millions)
		2023 Actual	2022 Actual
Various Universities and Colleges	cost	662	600
Public Guardian and Trustee of MB	various	327	318
Public Service Group Insurance Fund	market	281	297
Manitoba Development Corporation	cost	11	23
Other Fiduciary Trust	various	78	70
Custodial trust held by Departments	various	22	23
Suitor’s Money Act	cost	10	10
Total		1,391	1,341

Universities and Colleges hold endowment and trust funds in the form of cash, cash equivalents, bonds, equities, real estate and other securities.

The Public Guardian and Trustee of Manitoba administers the estates and trusts of mentally disabled persons, deceased persons, and infants. The estates and trusts under administration are in the form of bonds, equities, real estate, mortgages and other securities.

The Public Service Group Insurance Fund is administered by the Civil Service Superannuation Board. It includes three plans to provide life insurance, accidental death and disablement insurance, and dependents insurance for eligible employees and retired employees (and their eligible dependents) of the Government of Manitoba and most of its Agencies and Boards. These funds are in the form of cash, cash equivalents and equities.

Manitoba Development Corporation administers funds from the Business Investor Stream of the Provincial Nominee Program. These funds are invested in the form of cash, cash equivalents, bonds and investments.

Other Fiduciary Trust funds are interest bearing deposits which are pooled with the Government’s investments in order to earn a market rate of interest. Government departments also hold custodial trust funds in the form of bonds and other securities.

12.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

During the normal course of business the Government is exposed to a number of financial risks including credit, liquidity, and market risk. Market risk results from fluctuations in foreign currency, and interest rates.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. Varieties of strategies are used, including the use of derivative financial instruments (derivatives).

SUMMARY FINANCIAL STATEMENTS      93

12.	Risk Management and the Use of Derivative Financial Instruments (continued)

Derivatives are financial contracts, the value of which is derived from the underlying instruments. The Government uses derivatives to hedge and mitigate foreign exchange and interest rate risk. The Government does not use derivatives for speculative purposes.

Since derivatives are utilized for risk management purposes, it is not the practice of the Province to terminate derivative contracts before maturity and realize gains or losses on early terminations. On occasion, Loans and Advances clients prepay loans that have swapped contracts attached to them. The client is required to pay a penalty that offsets the Province’s cost to unwind the associated swap.

A)	CREDIT RISK

Credit risk is the likelihood of one party to a financial instrument failing to discharge an obligation and causing financial loss to the counter party. The financial instruments that potentially subject the Government to credit risk mainly consist of accounts receivable, loans receivable, due from Manitoba Hydro Electric Board, portfolio investments, derivatives assets, and loan guarantees. The Province had $86 million (2022 - $113 million) in loan guarantees outstanding.

The Province’s maximum exposure to credit risk is as follows:

	2023	2022
Accounts receivable	$2,541	$2,333
Due from Manitoba Hydro Electric Board	24,421	24,587
Derivative financial assets	2,055	–
Portfolio investments	4,114	3,031
Loans and advances	1,549	1,438
	$34,680	$31,389

Credit risk is concentrated in agricultural loans and Manitoba student loans. The Board of Directors, Manitoba Agricultural Services (MASC), is responsible for approving and monitoring tolerance of credit exposures, which it does through review and approval of the guidelines for lending and loan guarantee programs and by setting general limits on credit exposures to individual clients. MASC has comprehensive policy and procedures manuals in place for all lending programs. In general, MASC emphasizes responsible lending, which is comprised of a combination of adequate loan security and a client’s ability to pay. In total, MASC has $806 million (2022 – $787 million) in agriculture loans.

The Government manages credit risk on investments through its Investment Policies. The primary objective is the preservation of principal. Funds are managed in a manner that ensures sufficient liquidity to meet all cash payments when due. Within the bounds of these two objectives, the funds are invested in order to achieve appropriate returns within the approved risk limits. Each fund is structured to diversify investments and reduce the risk of loss due to over-concentration of assets in a particular category or with a single issuer. Each issuer of the securities authorized for purchase must meet the minimum criteria, which is approved by the Risk Committee, for short-term issuers and long-term issuers.

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12.	Risk Management and the Use of Derivative Financial Instruments (continued)

Counterparty default risk:

Notional amounts of derivative contracts represent the contractual amounts to which a rate or price is applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and is generally a measure of the exposure to the asset class to which the contract relates. Notional values are $19 billion for derivative financial assets and $26 billion for derivative financial liabilities.

The March 31, 2022 interest rate and currency swaps were not recognized as assets or liabilities and therefore did not appear in the Consolidated Statement of Financial Position at March 31, 2022. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

Fair values of the derivatives are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

		2023		2022
	Assets	Liabilities	Assets	Liabilities
	In millions
Interest rate impacts	$1,659	($2,836)	–	–
Foreign currency impacts	396	(38)	–	–
Net fair value of derivative contracts	$2,055	($2,874)	–	–

The Province only enters into International Swaps and Derivative Association Master Agreements (ISDA’s) with counterparties that meet strict investment grade credit rating requirements. The counterparties all have signed ISDA’s with the Province and continue to meet strict investment grade credit rating requirements. Risk of adverse financial impacts from derivative counterparty exposures is mitigated through the use derivative counterparty exposure limits, which are regularly measured, and monitored.

Credit Support Annexes (CSA’s) are negotiated with derivative counterparties. These CSA’s mitigate risk by requiring collateralization of counterparty exposure under specified credit events.

B)	LIQUIDITY RISK

Liquidity risk is the risk that funds are not available when required to discharge the liabilities of the Government and its agencies as they become due. The Province takes active approaches to address liquidity risk through its borrowing strategy, cash flow forecasting and modelling, cash reserves and credit facilities. Schedule 4 provides a summary of the contractual maturities for borrowings.

The Government’s exposure to liquidity risk is related to accounts payable and accrued liabilities such as salaries and benefits. The Government manages its cash flow through investment purchases and sales, and by purchasing its own debt for sinking funds investments.

SUMMARY FINANCIAL STATEMENTS      95

12.	Risk Management and the Use of Derivative Financial Instruments (continued)

The following table presents maturity schedules of the Province’s derivatives based on the notional amounts of the contracts:

Year of	Notional	Interest Rate	Foreign Exchange
Maturity	Value	Derivatives	Derivatives
		($ millions)
2024	3,357	727	2,630
2025	3,664	2,667	997
2026	2,500	1,106	1,394
2027	1,088	790	298
2028	2,077	894	1,183
2029 - 2033	6,763	5,718	1,045
2034 - 2038	6,713	6,085	628
2039 - 2043	10,381	7,577	2,804
2044 - 2048	4,785	4,434	351
2049 - 2053	2,958	2,401	557
2054 +	698	698	–
	44,984	33,097	11,887

C)	MARKET RISK

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Government is exposed to three types of market risk: foreign exchange risk, interest rate risk, and refinancing risk. The Government continually monitors its exposure to these risks and uses derivative contracts to manage these risks.

(i)	FOREIGN EXCHANGE RISK

Foreign exchange risk is the risk of loss or higher costs when liabilities or assets are held in a foreign currency. The Province’s most significant exposure to foreign currency risk exposure is the issuance of debt in a foreign currency. Foreign currency risk also arises from securities held in pooled investment funds and are denominated in currencies other than Canadian dollars.

The carrying value of foreign currency debt in the Consolidated Statement of Financial Position is impacted by fluctuations in foreign exchange rates, and correspondingly the carrying value of foreign currency derivatives. Throughout the life of a debt instrument denominated in a foreign currency and associated derivative, the remeasurements are not perfectly offsetting and create volatility in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. This volatility is never realized in the Consolidated Statement of Operations as hedging derivatives are not terminated prior to maturity. Change in the foreign debt due to foreign currency fluctuation is equal to the change in carrying value of the associated derivative immediately prior to maturity.

The Province does not assume unhedged foreign currency risks on its debt issuance; however, the Province does hold U.S. Dollar debt on behalf of Manitoba Hydro. Manitoba Hydro accepts the risk and cost of servicing any foreign currency issued on their behalf.

Manitoba Hydro has $2,110 million (2022 - 687 million) of U.S. debt not hedged by derivatives. Manitoba Hydro has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflow for long-term debt coupon and principal payments. As a means to bridging temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Manitoba Hydro also utilizes derivative foreign exchange forward contracts as required.

96      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

12.	Risk Management and the Use of Derivative Financial Instruments (continued)

(ii)	INTEREST RATE RISK

Interest rate risk is the risk of loss or higher costs associated with adverse fluctuations in interest rates. Derivatives are used to provide financial stability by reducing the impact of interest rate volatility caused by the variable and fixed rate mix of its portfolio.

A rise in interest rates generally means a drop in the fair value of interest-bearing securities held as portfolio investments or increased debt servicing cost when issuing variable rate debt.

After taking into account derivatives used to manage interest rate risk, investments, and eliminating the debt incurred on behalf of Manitoba Hydro, the structure of the debt as at March 31, 2023 was 89% at fixed rates and 11% at floating rates (2022 - 89% at fixed rates and 11% at floating rates). A 1.0% (100 basis points) movement in interest rates on the 11% floating rate debt for an entire year would increase/decrease debt servicing costs, net of recoveries, by $37 million (2022 - $35 million).

(iii)	REFINANCING RISK

The orderly retirement of future debt obligations, without incurring undue refinancing risk, is important in terms of managing both future interest costs and accessing required funding in future years. To this end, the Province will use its best efforts to smooth out debt maturities from less than one year to greater than 30 years. The Province also identifies bond buy-back opportunities, whereby excess cash can be used to buy back outstanding debt, thus reducing refinancing risk and future liquidity risk

13.	ASSET RETIREMENT OBLIGATIONS

The asset retirement obligations represent management’s best estimate of the present value of the costs that are expected to be incurred for the remediation of hazardous materials present in some of the Province’s buildings. The presence of asbestos is not a current health hazard, and there is no requirement to remove asbestos in these buildings as long as the asbestos is contained and does not pose a public health risk. There is, however, a legal obligation to incur remediation costs.

	($ millions)
	2023	2022
	Actual	Actual
Asset Retirement Obligations, Beginning of Year	788	760
Change in Assumptions	(64)	–
Liabilities Settled During the Period	(2)	(1)
Accretion Expense	35	29
Asset Retirement Obligations, End of Year	757	788

The discount rate used to determine the present value of the obligations ranged from 3.2% to 6.5%. The discount rate is based on the Government’s cost of borrowing.

At March 31, 2023, the undiscounted asset retirement obligations were $1,653 million (2022 - $1,620 million). These obligations are expected to be settled between 2028 to 2062.

The asset retirement obligations relate to buildings, equipment, and landfills. The government estimated the nature and extent of hazardous materials in its buildings based on the potential square metres, and the average cost per square metre, to remove and dispose of the hazardous materials. The estimates

SUMMARY FINANCIAL STATEMENTS      97

13.	Asset Retirement Obligations (continued)

are mainly based on assessments provided by third-party and internal experts. During the year several government organizations changed the discount rate and the impact is reflected in the change in assumptions.

Manitoba Hydro Electric Board recognizes an asset retirement obligation for the removal and disposal of Polychlorinated Biphenyls (PCB) contaminated fluid in equipment. The estimated undiscounted cash flows required to settle the asset retirement obligation are approximately $18 million (2022 – $18 million), which is expected to be incurred by 2025.

No funds are being set aside by Manitoba Hydro Electric Board to settle the asset retirement obligations. The discount rates used by Manitoba Hydro Electric Board to determine the fair market value of asset retirement obligations was 3.30% to 3.66% (2022 – 2.29% to 2.38%).

14.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs, which have not been eliminated:

A.	ACCOUNTS RECEIVABLE AND LOANS AND ADVANCES

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the summary financial statements.

B.	BORROWINGS ON BEHALF OF AND AMOUNTS DUE FROM MANITOBA HYDRO ELECTRIC BOARD

The Province issues debt and subsequently loans the funds to Manitoba Hydro. The Province records the transfer of funds, in Canadian currency, as a Loan Receivable from Manitoba Hydro. The Province pays the interest on the debt which is charged to the loan receivable. Payments by Manitoba Hydro on the debt are credited to the loan receivable.

The Province enters into derivative contracts to mitigate the risk against interest rate and foreign currency fluctuations.

The balance of the loan receivable at March 31, 2023 was $24,421 million (2022 - $24,587 million). For the year ended March 31, 2023 the Province paid $842 million in interest on the Manitoba Hydro debt (2022 - $837 million) and received $842 million (2022 - $837 million) in interest payments from Manitoba Hydro for the year ended March 31, 2023.

C.	INVESTMENTS

MPIC holds $468 million (2022 - $503 million) of Provincial bonds and debentures with maturities dates ranging from 2023 to 2050 and interest rates ranging from 2.1% to 6.4%.

D.	WATER POWER RENTALS

Water power rental fees charged to Manitoba Hydro, for $71 million (2022 - $89 million), are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Manitoba Hydro’s hydroelectric generating stations.

98      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

14.	Significant Transactions with Government Business Enterprises (continued)

E.	FEES ON GOVERNMENT GUARANTEES

Manitoba Hydro remitted $118 million (2022 - $229 million) to the Government based on the amount of their debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the Recovery from government business enterprises and other investment earnings.

F.	DRIVER LICENSING OPERATIONS

The Government, by agreement, paid $40 million (2022 - $30 million) to MPIC for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totaling $28 million (2022 - $27 million) and motor vehicle registration fees totaling $173 million (2022 - $179 million).

The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

G.	OTHER REVENUE

Manitoba Liquor and Lotteries Corporation provided $5 million in funding to Shared Health for the year ended March 31, 2023 (2022 - $5 million (Provided to Addictions Foundation of Manitoba)) for addictions and problem gambling services programs. In addition, the Corporation provided $4 million (2022 - $4 million) in funding to the Liquor, Gaming and Cannabis Authority of Manitoba and the Ministry of Crown Services through the payment of annual license fees and levies.

Manitoba Hydro paid the Government $124 million (2022 - $129 million) for corporation capital tax. MPIC paid the Government $44 million (2022 - $39 million) for insurance premium tax. GBEs paid the Government a combined total of $18 million (2022 - $17 million) for Levy for Health and Education.

MPIC paid Manitoba Health $28 million (2022 - $25 million) to cover non-insured medical expenses.

These amounts are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

15.	EMPLOYEE FUTURE BENEFITS

	($ millions)
	2023	2022
	Actual	Actual
Severance	493	476
Long-term disability income plan	49	47
Workers compensation claims	71	67
Other	65	82
	678	672

The severance liability is valued using discount rates that range from 2.60% to 6.00% and salary increase rates that range from 0.75% to 4.47%. Unamortized actuarial gains and losses are amortized over the estimated average remaining service life (EARSL). Periods range from 6 to 15 years. As of March 31, 2023, net unamortized gains were $13 million (2022 – unamortized losses $42 million restated).

The long-term disability income plan is valued using a discount rate of 3.50%. Actuarial gains and losses are recognized as income as they occur. Workers compensation claims are recognized based on an actuarial valuation prepared for the Workers Compensation Board. The December 31, 2022 valuation was prepared using a discount rate of 5.75% (5.25% in prior valuation) and a salary increase rate of 5.00% (3.00% in prior valuation). Actuarial gains and losses are recognized as income as they occur.

SUMMARY FINANCIAL STATEMENTS      99

16.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

The budget estimates presented on the Consolidated Statement of Revenue and Expense, excludes $946 million in special warrants related to the departments. The original budget estimate amounts plus the $946 million in special warrants and $350 million in The Appropriation Act, 2022 (School Tax Rebate) becomes the revised estimates, against which expenses in excess of legislative authority are determined. Based upon the revised estimates, the following departments were over-expended at March 31, 2023:

PART A – OPERATING EXPENSE:
($ millions)
Environment and Climate	7
Emergency Expenditures	166
Health	4

17.	LIABILITY FOR CONTAMINATED SITES

The Province reports environmental liabilities related to the management and remediation of contaminated sites where the Province is obligated to incur such costs. A contaminated sites liability of $364 million (2022 - $365 million) has been recorded based on environmental assessments or estimations for those sites where an assessment has not been conducted.

As of March 31, 2023, the Province has identified 499 sites which require remediation from contamination.

The Province is responsible for the risk management and potential remediation of certain orphaned and abandoned mine sites that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals. The risk of contamination at these sites primarily comes from mine tailings and other possible contaminants that were left on site. The liability also includes sites associated with highway maintenance, airports, marines, landfills, sewage treatment facilities, commercial and industrial operations, parks and other protected areas.

The nature of contamination includes petroleum hydrocarbons, polyromantic hydrocarbons, BTEX, toxic heavy metals, polychlorinated biphenyl and other organic contaminants. The sources of contamination include above ground and underground fuel storage tanks, fuel handling, pipelines, chemical storage, by-product waste, metal based paint, and the leaching of materials deposited in landfills. Sites often have multiple sources of contamination.

Where sites require ongoing remediation, monitoring, or maintenance all estimated future costs are discounted using the province’s weighted average cost of capital. Remediation at three sites requires the operation of water treatment systems until 2060. The amount of undiscounted expenditures for the future operation of the water treatment systems, which have been discounted at 4.25% over the next 37 years, is $166 million. The discount rate is based on the Province’s cost of borrowing. The assumed rate of inflation is 2%.

Manitoba Hydro will incur future costs associated with the assessment and remediation of contaminated lands and facilities for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs, not already recognized as asset retirement obligations, cannot be made at this time. No provision has been included for these items, as of March 31, 2023.

100      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

18.	RELATED PARTY DISCLOSURES

A related party exists when one party has the ability to exercise control or shared control over the other. Related parties include key management personnel, their close family members and the entities they control or have shared control over. Related party disclosures do not include inter-entity transactions and balances that are eliminated on consolidation and those with entities accounted for under the modified equity method. Related party disclosures do not include restructuring transactions, disclosure of key management personnel compensation arrangements, expense allowances, and other similar payments routinely paid in exchange for services rendered.

Related party transactions are disclosed if they occurred at a value different from that which would have been arrived at if the parties were unrelated and the transaction has a material effect on the summary financial statements.

For the year ended March 31, 2023, there were no material related party transactions or balances to disclose.

19.	CONTRACTUAL RIGHTS

The Government is involved in various contracts and agreements arising in the ordinary course of business. This results in contractual rights to economic resources, leading to both assets and revenue in the future. The total amounts outstanding from these agreements, at March 31, 2023, are as follows:

						2029
						and
($ millions)	2024	2025	2026	2027	2028	thereafter	Total
Federal transfers - Capital	350	343	344	1	–	–	1,038
Federal transfers - Operating	131	114	36	33	12	44	370
Lease and rental agreements	92	89	89	88	87	152	597
Other	15	16	16	16	17	297	377
Total	588	562	485	138	116	493	2,382

Under section 22(4) of The Manitoba Liquor and Lotteries Corporation Act, the Province is entitled to receive the net revenue from the Manitoba Liquor And Lotteries Corporation. The future amounts to be received are unknown, so they have not been included in the table above. These contractual rights could be significant.

The contractual rights for water power rentals included in lease and rental agreements has been estimated using the current year’s revenue for the next six years. This contract has no expiration date and amounts beyond 2029 may be significant. Contractual rights amounts relating to provincial park land leases with cottagers included in lease and rental agreements have been calculated based on the current year revenue for the next six years. These lease agreements have various expiration dates, however, the amounts beyond 2029 are not included and these future amounts could be significant.

The Province is also entitled to receive investment revenue from various investments held in irrevocable trusts by The Winnipeg Foundation. The amount of revenue to be received is unknown and dependent on the rate of return earned on the investments.

Manitoba Hydro has dependable export sales contracts to U.S. and Canada totaling approximately $8.5 billion expiring in 2052-53. Dependable sales are export contracts sourced from Manitoba Hydro’s hydraulic energy available during lowest water conditions.

SUMMARY FINANCIAL STATEMENTS      101

20.	SUBSEQUENT EVENT

Subsequent to March 31, 2023, Manitoba Hydro Electric Board entered into an agreement in principle with an Indigenous Nation to address the adverse effects of existing developments and operations. The estimated present value impact of this agreement in principle is in the range of $40 million to $120 million and will be recorded as a provision in fiscal 2024.

21.	RESTATED BUDGET

The restated budget presented on the Consolidated Statement of Revenue and Expense is taken from Budget 2022 as presented to the Legislative Assembly on April 12, 2022 and restated for comparability to the current year results.

Refer to Schedule 10 for further details. The restated amounts do not include other authorizations granted in the special warrants of $946 million.

22.	COMPARATIVE FIGURES

On January 30, 2023, the Government announced organizational changes that resulted in certain functions being transferred between departments. As a result, certain 2022 financial statement balances have also been reclassified to be presented on the same basis as the 2023 results.

102      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2023

	($ millions)

	2023	2022

	Actual	Actual

TAXATION:

Income taxes	340	332

Retail sales tax	296	286

Other taxes	198	180

	834	798

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:

Government of Canada shared cost programs/agreements	881	694

Other	453	418

	1,334	1,112

OTHER:

Health and social services	212	173

Government business enterprises and other	28	36

Sundry departmental revenue	232	202

Other	392	437

	864	848

	3,032	2,758

Less: Allowances	491	425

Total Amounts Receivable	2,541	2,333

SUMMARY FINANCIAL STATEMENTS      103

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2023

		($ millions)

		2023	2022

		Actual	Actual

GOVERNMENT BUSINESS ENTERPRISES:

Government business enterprises		355	324

		355	324

OTHER:

Loans and mortgages - Note a		959	910

Stadium loan - Note b		137	137

Manitoba student loans - Note c		293	259

Family services agencies - Note d		25	26

Other		32	31

		1,446	1,363

TOTAL LOANS AND ADVANCES		1,801	1,687

Less: Valuation allowance		252	249

NET LOANS AND ADVANCES		1,549	1,438

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2120, bearing interest at either:

i)	Fixed with rates ranging from 1.25% to 10.50%; or

ii)	Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 5.2065% and the highest set at 5.9500% as at March 31, 2023.

Note a

i)	Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2048, bearing interest at rates ranging from 2.375% to 9.00%.	817	799

ii)	Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2053, bearing interest at rates ranging from 0% to 12.50%.	48	60

iii)	Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest at rates ranging from 0% to 13.39%.	74	29

iv)	Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2031, bearing interest at rates ranging from 4.50% to 8.08%.	20	22

		959	910

Note b	Stadium loan to Triple B Stadium Inc., bearing interest at 4.65%; and issued in two phases, with Phase 1 due in varying annual amounts to 2038. Phase 2 is in abeyance indefinitely and no payments are required, however, interest continues to accrue.

Note c	Student loans, interest-free and not repayable until 6 months past the completion of studies, due 114 to 174 months after that time.

Note d	Advances to provide family services agencies with prepayment of fee for service charges, to be repaid when no longer required, bearing no interest.

104      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

SCHEDULE 3

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2023

		($ millions)		TOTAL	TOTAL
CHANGES IN EQUITY	UTILITY	INSURANCE	FINANCE	2023	2022
				Actual	Actual
Results from Operations:
Revenues from operations	3,892	1,579	1,718	7,189	6,036

Expenses: from operations	2,223	1,550	966	4,739	4,635
Debt servicing	1,031	-	11	1,042	1,080

Total expenses	3,254	1,550	977	5,781	5,715

Net income	638	29	741	1,408	321
Other comprehensive income (loss)	78	(36)	-	42	279

Total comprehensive income	716	(7)	741	1,450	600
Transfers to the Government	-	-	(741)	(741)	(597)

Net increase in equity in government business enterprises	716	(7)	-	709	3

FINANCIAL POSITION
Assets:
Cash and temporary investments	1,089	145	42	1,276	1,330
Amounts receivable	565	519	59	1,143	1,062
Portfolio investments: Due from Government and government organizations	-	482	-	482	535
Due from others	-	3,375	-	3,375	3,275
Capital assets	26,474	163	334	26,971	26,837
Other assets	3,282	211	139	3,632	3,490

Total assets	31,410	4,895	574	36,879	36,529

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	2,693	933	184	3,810	3,898
Long-term debt: Owing to Government	24,421	4	320	24,745	24,912
Other borrowings, discounts and deferred transaction costs	138	7	65	210	236
Net pension obligations	469	395	-	864	1,024
Future cost of existing claims	-	2,365	-	2,365	2,302

Total liabilities	27,721	3,704	569	31,994	32,372

Equity:
Non-controlling interests	344	-	-	344	325
Equity in government business enterprises	3,345	1,191	5	4,541	3,832

Total equity	3,689	1,191	5	4,885	4,157

Total liabilities and equity	31,410	4,895	574	36,879	36,529

EQUITY COMPRISED OF:
Retained earnings	3,650	1,110	5	4,765	4,097
Accumulated other comprehensive income (loss)	(305)	81	-	(224)	(265)

Equity in government business enterprises	3,345	1,191	5	4,541	3,832

Note:  For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

SUMMARY FINANCIAL STATEMENTS      105

SCHEDULE 4

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PUBLIC DEBT

As at March 31, 2023

($ millions)

Fiscal Year of Maturity	Bonds and Debentures		Canada Pension Plan	Loans and Mortgages	Promissory Notes and Treasury Bills	Total	Total
	Cdn	US	Cdn	Cdn	Cdn	2023	2022
						Actual	Restated
2023	-	-	-	-	-	-	5,316
2024	2,988	274	-	-	2,650	5,912	3,248
2025	3,048	449	-	-	-	3,497	3,473
2026	3,465	514	-	-	-	3,979	3,965
2027	2,662	332	-	-	-	2,994	2,978
2028	1,799	-	-	-	-	1,799	1,799

2023-2028	13,962	1,569	-	-	2,650	18,181	20,779

2029-2033	12,199	541	-	-	-	12,740	10,448
2034-2043	8,991	-	477	-	-	9,468	8,534
2044-2073	16,814	-	-	-	-	16,814	16,026
2074-2123	600	-	-	-	-	600	600

2029-2123	38,604	541	477	-	-	39,622	35,608

2023-2057 Government Organizations	366	-	-	198	-	564	632

Total public debt	52,932	2,110	477	198	2,650	58,367	57,019

Reduced by:
Unamortized Debt Discounts and Debt Issue Costs						(385)	(355)
Unamortized Debt Premiums						310	420
Province of Manitoba debt issues held as investments in sinking funds and in cash and cash equivalents						(1,002)	(99)
Unrealized Remeasurement Foreign Exchange Gains/Losses						229	-

Public Debt						57,519	56,985

Public debt is comprised of:
Taxpayer-supported debt						33,098	32,398
Borrowings on behalf of Manitoba Hydro Electric Board						24,421	24,587

						57,519	56,985

	March 31/23 Cdn $ Valuation (See Notes)	March 31/22 Cdn $ Valuation (See Notes)
Public debt payable in:
Canadian dollars	45,167	43,593
Foreign issues hedged to Canadian dollars	10,243	12,705
U.S. dollars	540	500
Issues hedged to U.S. dollars	1,569	187

Total public debt servicing	57,519	56,985

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note b:	Interest rates on these public debt servicing fall into one of two categories:

 i)  Fixed with rates ranging from 2.05% to 10.68%.

ii)  Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 4.760% and the highest set at 6.840% as at March 31, 2023.

Note c:

Total public debt servicing includes foreign currency denominated debt that is fully hedged by converting the foreign currency payments into Canadian dollars. These currency hedges are used to mitigate the impact of future exchange rate fluctuations on the ‘Province’s public debt costs. These hedging instruments are reported as derivative financial instruments in Note 12 - Risk Management. The currency translation on the hedged debt resulted in an accumulated foreign exchange loss of $229 million as at March 31, 2023.

Total public debt also includes USD denominated debt that has not been hedged to Canadian Dollars The currency translation on the unhedged USD debt resulted in an unrealized foreign exchange loss of $115 million as at March 31, 2023.

The currency translation on the hedged and unhedged debt resulted in a cumulative unrealized loss of $344 as at March 31, 2023.

106      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE, ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2023

	($ millions)

	2023	2022

	Actual	Restated

ACCOUNTS PAYABLE	2,492	1,833

ACCRUED CHARGES:

Interest	234	176
Disaster financial assistance	219	29
Liability for contaminated sites (Note 17)	364	365
Salaries and benefits	1,258	1,478
Employee future benefits (Note 15)	678	672
Other	866	841

	3,619	3,561

PROVISION FOR FUTURE LOSSES (Note 8)	7	5

UNEARNED REVENUE

University of Manitoba and Other Universties (note a)	585	462
Manitoba Agricultural Services Corporation (note b)	476	411
Other	339	331

	1,400	1,204

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	7,518	6,603

Note

a)

Represents various types of operating and capital revenue, including future session tuition fees, revenue associated with goods that have not yet been provided or services that have not yet been substantially rendered, unspent externally restricted grants, non-endowed donations, investment income, and deferred rental fees associated with the lease of the Southwood lands to UM Properties Inc.

b)

Represents restricted assets and revenues for recognition of AgriInsurance premiums. The revenue for the AgriInsurance program will be recognized when the restricted assets are used for the specified purpose under the Canadian Agricultural Partnership agreement and the AgriInsurance Regulation.

SUMMARY FINANCIAL STATEMENTS      107

SCHEDULE 6

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2023

	Civil		Post-	Public
	Service	Teachers’	Secondary	School		($ millions)
	Superannuation Plan	Pension Plan	Education Plans	Division Plans	Other Plans	Total 2023	Total 2022
			(Note A)	(Note A)	(Note A)

ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year	3,468	4,695	1,752	644	170	10,729	10,361
Current service costs	87	116	75	23	7	308	301
Interest cost on benefit obligation	196	266	94	37	7	600	580
Change in actuarial (gains) losses and reserves	(71)	-	(117)	11	(1)	(178)	97
Plan amendment	-	-	-	-	1	1	-
Benefits paid	(193)	(249)	(127)	(35)	(8)	(612)	(610)

Obligation at end of year	3,487	4,828	1,677	680	176	10,848	10,729

PLAN ASSETS
Plan assets at beginning of year	2,519	2,910	1,835	668	66	7,998	7,495
Employer contributions	103	134	41	14	6	298	286
Employee contributions	-	-	33	12	1	46	44
Transfer of plan assets	-	-	1	-	-	1	(1)
Benefits paid	(193)	(249)	(127)	(35)	(8)	(612)	(609)
Expected return on plan assets	133	151	102	37	3	426	398
Experience gains (losses)	(236)	(50)	(228)	11	-	(503)	385

Market value of plan assets	2,326	2,896	1,657	707	68	7,654	7,998
Deferred investment losses (gains)	67	(134)	58	(17)	1	(25)	(562)

Market related value of plan assets	2,393	2,762	1,715	690	69	7,629	7,436

PENSION LIABILITY
Plan deficit (surplus)	1,094	2,066	(38)	(10)	107	3,219	3,293
Unamortized actuarial gains (losses)	64	173	137	(15)	(14)	345	132
Surplus adjustments (Note B)	-	-	3	30	-	33	62

Pension liability	1,158	2,239	102	5	93	3,597	3,487

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	87	116	75	23	7	308	301
Interest cost on benefit obligation	196	266	94	37	7	600	580
Return on plan assets	(133)	(151)	(102)	(37)	(3)	(426)	(398)
Employee contributions	-	-	(34)	(12)	(1)	(47)	(45)
Amortization of actuarial (gains) losses	3	2	(9)	2	2	-	15
Plan amendment	-	-	-	-	1	1	-
Change in surplus adjustments	-	-	(44)	16	(1)	(29)	3

Defined benefit pension plan expense	153	233	(20)	29	12	407	456

Defined contribution pension plan expense	-	-	7	27	224	258	249

108      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

SCHEDULE 6 (cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2023

	Civil Service Superannuation Plan	Teachers’ Pension Plan	Post- Secondary Education Plans		Public School Division Plans	Other Plans	Total 2023	Total 2022

MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	19,900	23,500	5,400		5,200	200	54,200	53,700
Number of pensioners	18,000	16,600	2,600		2,400	300	39,900	39,100

Total number of plan members	37,900	40,100	8,000		7,600	500	94,100	92,800

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	5.75%	5.75%	5.15% - 5.50%		4.25% - 5.50%	3.20% - 5.25%
Expected long-term rate of return	5.75%	5.75%	5.15% - 6.40%		4.25% - 5.50%	3.20% - 5.25%
Inflation	2.00%	2.00%	2.00% - 2.50%		2.00% - 2.00%	2.00% - 2.00%
Real rate of return	3.75%	3.75%	3.00% - 3.50%		2.25% - 3.50%	1.20% - 3.25%
Rate of salary increase	3.75%	2.00%	2.25% - 3.00%		3.00% - 4.50%	0.00% - 3.75%
Latest valuation	(Note C)	(Note C)	(Note C	)	(Note C)	(Note C)

Note A:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and The School District of Mystery Lake No. 2355 Pension Plan.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:

For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit.

Note C:	The latest actuarial valuation report dates and the estimated average remaining service life (EARSL), in years, are as follows:

	Valuation Date	EARSL
- Civil Service Superannuation Plan	Dec-21	11.6
- Teachers’ Retirement Allowance Plan	Jan-21	13.1
- University of Manitoba Pension Plans	Dec-19	9.0
- University of Winnipeg Pension Plan	Dec-21	5.3
- Brandon University Retirement Plan	Dec-21	9.9
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec-21	11.8
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec-21	13.0
- Retirement Plan for Employees of Frontier School Division	Dec-21	12.9
-School District of Mystery Lake	Jun-21	14.2
- Members of Legislative Assembly Pension Plan	Mar-22	0.0
- Legislative Assembly Pension Plan	Dec-21	9.0
- Judges’ Supplemental Pension Plan	Mar-22	7.3
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec-21	0.0

SUMMARY FINANCIAL STATEMENTS      109

SCHEDULE 7

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS

For the Year Ended March 31, 2023

					($ millions)

	General Capital Assets					Infrastructure				Totals
	Land	Buildings and Leasehold Improvements	Vehicles and Equipment	Computer Hardware and Software	Assets Under Construction Note b	Land and Land Improvements	Transportation	Dams and Water Management Structures	Assets Under Construction Note b	2023	2022
										Actual	Restated
Cost

Opening cost	321	11,652	2,975	1,231	727	734	7,863	768	250	26,521	25,625
Restatements - Note a	(2)	419	(2)	4	-	19	-	-	-	438	438

Adjusted Opening Balance	319	12,071	2,973	1,235	727	753	7,863	768	250	26,959	26,063

Add:
Additions during the year	8	164	132	20	522	27	277	8	213	1,371	1,071
Less:
Disposals and write downs	(1)	(87)	(33)	(8)	(6)	-	-	(1)	(3)	(139)	(175)
Settlements and reclassifications	-	117	24	177	(318)	2	21	11	(34)	-	-

Closing cost	326	12,265	3,096	1,424	925	782	8,161	786	426	28,191	26,959

Accumulated amortization

Opening accumulated amortization	-	5,135	2,265	910	-	171	3,386	177	-	12,044	11,370
Restatements - Note a	-	186	(3)	3	-	5	-	-	-	191	173

Adjusted Opening Balance	-	5,321	2,262	913	-	176	3,386	177	-	12,235	11,543

Add:
Amortization	-	336	153	76	-	10	254	13	-	842	819
Less:
Accumulated amortization on disposals and write downs	-	(14)	(32)	(8)	-	-	-	-	-	(54)	(128)

Closing accumulated amortization	-	5,643	2,383	981	-	186	3,640	190	-	13,023	12,234

Net Book Value of Tangible Capital Assets	326	6,622	713	443	925	596	4,521	596	426	15,168	14,725

Note a - The amounts related to AROs is $247 million in NBV

Note b - During the year, the Province capitalized $10 million of interest relating to assets under construction (2022 - $4 million).

110      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

SCHEDULE 8

GOVERNMENT ORGANIZATIONS, COMPONENTS

AND BUSINESS ENTERPRISES COMPRISING

THE GOVERNMENT REPORTING ENTITY

HEALTH

Health

CancerCare Manitoba

Not-for-Profit Personal Care Homes and Community Health Agencies

3885136 Manitoba Association Inc. (operating as Calvary Place Personal Care Home)

Actionmarguerite (Saint-Boniface) (Saint-Vital) and (St. Joseph)

Bethania Mennonite Personal Care Home, Inc.

Clinique Youville Clinic Inc.

Donwood Manor Personal Care Home Inc.

Eden Mental Health Centre

Fred Douglas Personal Care Home

Holy Family Home Inc.

Hope Centre Health Care Incorporated

Klinic Incorporated

LHC Personal Care Home Inc.

Luther Home Corporation

MFL Occupational Health and Safety Centre Inc.

Main Street Project, Inc.

Meadowood Manor

Menno Home for the Aged Inc. (Personal Care Home Division)

Mount Carmel Clinic

Nine Circles Community Health Centre Inc.

Niverville Heritage PCH Inc.

NorWest Co-op Community Health Centre, Inc.

Odd Fellows and Rebekahs (Personal Care Homes Inc. Golden Links Lodge)

Park Manor Care Inc.

Pembina Place Mennonite Personal Care Home Inc.

Prairie View Lodge Inc.

Rest Haven Nursing Home

Rock Lake Health District

Salem Home Inc.

Sexuality Education Resource Centre Manitoba, Inc.

Southeast Personal Care Home Inc.

Tabor Home Inc.

The Convalescent Home of Winnipeg

The Salvation Army Golden West Centennial Lodge

The Saul and Claribel Simkin Centre Personal Care Home Inc.

Villa Youville Inc. - Nursing

West Park Manor Personal Care Home Inc.

Women’s Health Clinic Inc.

Regional Health Authorities (including controlled organizations)

Interlake-Eastern Regional Health Authority

Northern Regional Health Authority Inc.

Prairie Mountain Health

Southern Health-Santé Sud

Winnipeg Regional Health Authority

Rehabilitation Centre for Children, Inc.

St.Amant Inc.

Shared Health Inc.

Mental Health and Community Wellness

Seniors and Long-Term Care

EDUCATION AND ECONOMIC DEVELOPMENT

Advanced Education and Training

Assiniboine Community College

Brandon University

Manitoba Institute of Trades and Technology

Red River College Polytechnic

Université de Saint-Boniface

University College of The North

University of Manitoba

University of Winnipeg

Education and Early Childhood Learning

Public School Divisions

Beautiful Plains School Division

Border Land School Division

Brandon School Division

Division scolaire franco-manitobaine

Evergreen School Division

Flin Flon School Division

Fort La Bosse School Division

Frontier School Division

Garden Valley School Division

Hanover School Division

Interlake School Division

Kelsey School Division

Lakeshore School Division

Lord Selkirk School Division

Louis Riel School Division

Mountain View School Division

Mystery Lake School District

Park West School Division

Pembina Trails School Division

Pine Creek School Division

Portage la Prairie School Division

Prairie Rose School Division

Prairie Spirit School Division

Red River Valley School Division

River East Transcona School Division

Rolling River School Division

Seine River School Division

Seven Oaks School Division

Southwest Horizon School Division

St James-Assiniboia School Division

Sunrise School Division

Swan Valley School Division

Turtle Mountain School Division

Turtle River School Division

Western School Division

Whiteshell School District

Winnipeg School Division

SUMMARY FINANCIAL STATEMENTS      111

SCHEDULE 8 (cont’d)

GOVERNMENT ORGANIZATIONS, COMPONENTS

AND BUSINESS ENTERPRISES COMPRISING

THE GOVERNMENT REPORTING ENTITY

EDUCATION AND ECONOMIC DEVELOPMENT (continued)

Economic Development, Investment and Trade

Abandonment Reserve Fund

Communities Economic Development Fund

Economic Development Winnipeg Inc. - Note b

Manitoba Development Corporation

Manitoba Opportunities Fund Ltd.

Manitoba Potash Corporation - Note g

Mining Rehabilitation Reserve Fund

Quarry Rehabilitation Reserve Fund

Research Manitoba

Rural Manitoba Economic Development Corporation

FAMILIES

Families

General Child and Family Services Authority

Manitoba Housing and Renewal Corporation

COMMUNITY AND RESOURCE DEVELOPMENT

Agriculture

Manitoba Agricultural Services Corporation

Environment and Climate

Efficiency Manitoba Inc.

Manitoba Hazardous Waste Management Corporation

Indigenous Reconciliation and Northern Relations

Transportation and Infrastructure

Municipal Relations

Manitoba Water Services Board

North Portage Development Corporation - Note a

General Government

Public Debt

Natural Resources and Northern Development

JUSTICE AND OTHER EXPENDITURES

Public Service Commission

Employee Pensions and Other Costs

Executive Council

Legislative Assembly

Tax Credits

Consumer Protection and Government Services

Manitoba Education, Research and Learning Information Networks (MERLIN)

Materials Distribution Agency

Vehicle and Equipment Management Agency

Entrepreneurship Manitoba

The Public Guardian and Trustee of Manitoba

Finance

Insurance Council of Manitoba

Manitoba Financial Services Agency

Pension Asset Fund

Special Operating Agencies Financing Authority - Note g

Justice

Legal Aid Manitoba

Liquor, Gaming and Cannabis Authority of Manitoba

Manitoba Law Reform Commission

Labour and Immigration

Sport, Culture and Heritage

Le Centre culturel franco-manitobain

Manitoba Arts Council

Manitoba Centennial Centre Corporation

Manitoba Combative Sports Commission

Manitoba Film and Sound Recording Development Corporation

Sport Manitoba Inc.

Travel Manitoba

SPECIAL ACCOUNTS, not attached to a Sector or Department

Rainy Day Fund - Note c

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3)

Utility:

Manitoba Hydro-Electric Board - Note d

Insurance:

Deposit Guarantee Corporation of Manitoba - Note d

Manitoba Public Insurance Corporation - Note e

Finance:

Manitoba Liquor and Lotteries Corporation - Note f

Notes:

a. North Portage Development Corporation is a government business partnership.

b. Economic Development Winnipeg is a government partnership.

c. Fiscal Stabilization Account

d. Reports to Minister of Finance.

e. Reports to Minister of Justice.

f. Reports to Minister of Municipal Relations.

g. This is the last year the entity is reporting as a separate entity in the GRE.

112      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

EXPENSE TYPES

PERSONNEL SERVICES

All salaries and wages paid to Ministers, contract employees and regular civil servants are included in this category. Also included are indemnities, living and constituency allowances paid to M.L.A.’s, overtime, remoteness allowances, shift premiums and other negotiated payments for all employees. The employer portion of mandatory contributions to EI, CPP, Worker’s Compensation, etc. are considered as personnel costs and are reported under this category.

GRANTS/TRANSFER PAYMENTS

Payments to various individuals and organizations in support of various projects and programs including bursaries, cultural activities, charitable organizations, etc. Grants, other than for capital purposes, and transfer payments to other governments and government agencies are reported in this category.

TRANSPORTATION

Payments made for the transportation of government personnel, including Ministers and M.L.A.’s, other citizens and commodities are included in this category. Other costs of traveling such as accommodation and meals are recorded separately under the “Other Operating” category.

COMMUNICATION

The cost of telephones, postage, advertising and other costs related to the dissemination of information to the public or to the employees of the government are included in this category.

SUPPLIES AND SERVICES

The cost of goods and services that are used in the current operations of the government such as construction materials, office supplies, utilities, leased space, rental of equipment and vehicles and the payment to outside professional persons and firms are included in this category.

DEBT SERVICING

This includes the costs related to the public debt of the province such as debt redemptions, premiums, interest, and other charges by banks for exchange and other services, etc.

OTHER OPERATING

The payments for accommodation and meals for civil servants while on government business are shown under this classification. Also included are computer related expenses, insurance, employer educational assistance and other costs that cannot be included in another category.

SOCIAL ASSISTANCE AND RELATED COSTS

This classification represents expenditures for goods, services and/or benefits provided to citizens for their direct consumption as social assistance provisions.

MINOR CAPITAL

This category includes costs for the purchase, construction or improvement of capital assets that are under the established capitalization dollar threshold established for each asset class.

AMORTIZATION

Amortization is the process of allocating the cost of a tangible capital asset, less its residual value, over its estimated useful life in order to match costs with the revenue or public services that they help generate.

SUMMARY FINANCIAL STATEMENTS      113

SCHEDULE 9

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2023

				($ millions)

							Community
			Education and				and Resource
	Health		Economic Development		Families		Development
	2023	2022	2023	2022	2023	2022	2023	2022
	Actual $	Restated $	Actual $	Restated $	Actual $	Restated $	Actual $	Restated $
REVENUE
Income taxes	-	-	-	-	-	-	-	-
Other taxes	-	-	759	759	-	-	-	-
Fees and other revenue	596	537	918	844	112	138	635	750
Federal transfers	1,736	1,696	495	379	54	52	153	335
Contributions from entities within the
Government Reporting Entity	79	119	211	207	-	-	3	3
Recovery from government business enterprises and other investment earnings	12	5	56	47	3	-	17	2

TOTAL REVENUE	2,423	2,357	2,439	2,236	169	190	808	1,090

EXPENSE
Personnel services	4,491	4,478	3,533	3,393	195	209	280	274
Grants/Transfer payments	1,569	1,404	564	616	365	370	795	441
Transportation	82	74	31	18	2	1	46	41
Communication	25	23	24	24	4	4	10	9
Supplies and services	1,109	1,111	607	509	151	149	204	185
Social assistance related	-	-	153	193	1,341	1,184	226	605
Other operating	525	380	268	108	149	455	139 *	86
Debt servicing	59	54	104	88	33	35	23	24
Minor capital	20	15	89	82	1	-	7	2
Amortization	227	219	197	193	66	63	280	269

TOTAL EXPENSE	8,107	7,758	5,570	5,224	2,307	2,470	2,010	1,936

OPERATING SURPLUS (DEFICIT) FOR THE YEAR	(5,684)	(5,401)	(3,131)	(2,988)	(2,138)	(2,280)	(1,202)	(846)

114      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

SCHEDULE 9 (cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2023

	($ millions)
	Justice and		General Government		Adjustments
	Other Expenditures		(Note a)		(Note b)		Total
	2023	2022	2023	2022	2023	2022	2023	2022
	Actual	Restated	Actual	Restated	Actual	Actual	Actual	Restated
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	-	-	5,794	5,245	-	-	5,794	5,245
Other taxes	-	-	4,052	3,758	(26)	(32)	4,785	4,485
Fees and other revenue	350	316	(7)	3	(107)	(109)	2,497	2,479
Federal transfers	193	253	3,839	3,548	-	-	6,470	6,263
Contributions from entities within the
Government Reporting Entity	-	-	1,409	320	(294)	(328)	1,408	321
Recovery from government business enterprises and other investment earnings	(7)	(10)	1,109	1,107	-	-	1,190	1,151

TOTAL REVENUE	536	559	16,196	13,981	(427)	(469)	22,144	19,944

EXPENSE
Personnel services	699	672	6	3	11	12	9,215	9,041
Grants/Transfer payments	811	396	217	51	(365)	(510)	3,956	2,768
Transportation	21	21	-	-	-	(1)	182	154
Communication	39	39	-	-	-	-	102	99
Supplies and services	475	532	41	1	(87)	(81)	2,500	2,406
Social assistance related	2	-	-	2	-	(2)	1,722	1,982
Other operating	140	311	22	63	14	110	1,257	1,513
Debt servicing	5	5	1,739	1,598	-	-	1,963	1,804
Minor capital	18	9	-	-	-	-	135	108
Amortization	65	65	7	7	-	3	842	819

TOTAL EXPENSE	2,275	2,050	2,032	1,725	(427)	(469)	21,874	20,694

OPERATING SURPLUS (DEFICIT) FOR THE YEAR	(1,739)	(1,491)	14,164	12,256	-	-	270	(750)

Note a:  The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes federal revenues and expenses related to emergency services and disaster assistance.

Note b:  Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

SUMMARY FINANCIAL STATEMENTS      115

SCHEDULE 10

SUMMARY FINANCIAL STATEMENTS

RESTATED BUDGET

For the Year Ended March 31, 2023

	($ millions)

		Adjustments

	Print	Note a	Note b	Note c	Restated

TOTAL REVENUE	19,353	-	-	844	20,197

EXPENSES

Legislative Assembly	53	-	-		53
Executive Council	5	3	-		8
Advanced Education and Training	1,658	11	(7)		1,662
Agriculture	495	1	-		496
Consumer Protection and Government Services	420	7	(21)		406
Economic Development, Investment and Trade	170	-	13		183
Education and Early Childhood Learning	3,488	-	-		3,488
Environment and Climate	168	15	(32)		151
Families	2,081	27	-		2,108
Finance	69	1	-		70
Health	6,687	560	-		7,247
Indigenous Reconciliation and Northern Relations	31	1	-		32
Justice	730	43	-		773
Labour and Immigration	-	-	28		28
Mental Health and Community Wellness	399	-	-		399
Municipal Relations	392	29	-		421
Natural Resources and Northern Development	120	13	19		152
Public Service Commission	28	12	-		40
Seniors and Long-Term Care	54	-	-		54
Sport, Culture and Heritage	91	36	-		127
Transportation and Infrastructure	524	72	-		596
Tax Credits	147	10	-		157
Enabling Appropriations	966	(841)	-		125
Emergency Expenditures	100	-	-		100
Debt Servicing	1,025	-	-	844	1,869

Total Expenses	19,901	-	-	844	20,745

OPERATING SURPLUS (DEFICIT) FOR THE YEAR	(548)	-	-	-	(548)

Note a: In addition to government ministries, separate “service headings” exist to provide expenditure authority for programs that are delivered by a number of ministries, where it is desirable to know the total amount allocated to the program, or where the allocation to various ministries is not known at the time of printing the budget. In some cases funding is allocated, as required, from Enabling Appropriations to ministries by the Minister of Finance under authority granted by section 33 of The Financial Administration Act. This restatement has no impact to total expenditures, total revenues or to net loss.

Note b: On January 30, 2023, the Province announced organizational changes that resulted in transfers of certain functions between departments. This restatement has no impact to net loss.

Note c: As a result of an accounting policy change, described in Note 2 of the finanical statements, the Government changed its accounting policy on the presentation of Manitoba Hydro debt. The interest recovery is now reported as income and expense.

116      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

Information Provided

Under Statutory Requirement

FOR THE YEAR ENDED MARCH 31, 2023

23

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT

TABLE OF CONTENTS

Under the Financial Administration Act:

Rainy Day Fund Statement of Transfers and Account Balance – Auditor’s Report	119

Rainy Day Fund Statement of Transfers and Account Balance	123

Rainy Day Fund Schedule of Supplementary Information	124

Statement of the Total Amount of Debt or Obligation due His Majesty Written Off in Whole or in Part	125

Statement of Special Warrants of Her Honour The Lieutenant-Governor of Manitoba	126

Explanatory Comments Regarding Special Warrants	127

Statement of the Claims Settled	128

Statement of Expenditures Related to Capital and Future Contract Commitments	129

Statement of Revenue and Expense Related to Roadway and Municipal Infrastructure	131

Report on Transfer Between Operating Expenditure Appropriations within Department	132

Under the Fiscal Responsibility Report:

Statement of Calculation of Surplus or Deficit Under The Fiscal Responsibility and
Taxpayer Protection Act	133

Under the Health Services Insurance Act:

Statement of Health Services Insurance Plan – Auditor’s Report	137

Statement of Expenditures for Hospital, Medical, and Other Health Services Under
The Manitoba Health Services Insurance Plan	141

Under the Legislative Assembly Act:

Report of Income From Crown Agencies	142

Statement of Debt	143

Northern Affairs Fund	145

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

Opinion

We have audited the accompanying Fiscal Stabilization Account “Rainy Day Fund” Statement of Transfers and Account Balance of the Province of Manitoba (“the Province”) for the year ended March 31, 2023 (“the statement”).

In our opinion, the financial information in the statement of the Province of Manitoba for the year ended March 31, 2023 is prepared, in all material respects, in accordance with Note 2 to the statement.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Statement section of our report. We are independent of the Province in accordance with the ethical requirements in Canada that are relevant to our audit of the statement, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter - basis of accounting

We draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the Province to meet the requirements of Section 65(1)(b) of The Financial Administration Act. As a result, the statement may not be suitable for another purpose. Our opinion is not modified in respect of this matter.

Other matter – supplementary information

We draw attention to the fact that the supplementary information included in The Schedule of Supplementary Information does not form part of the financial statements. We have not audited or reviewed this supplementary information and, accordingly, we do not express an opinion, a review conclusion or any other form of assurance on this supplementary information.

Office: 204. 945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

Other information

Management is responsible for the other information. The other information comprises the information included in the Province of Manitoba Annual Report and Public Accounts (“annual report”), but does not include the statement and our auditor’s report thereon.

Our opinion on the statement does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the statement, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the statement or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained the annual report prior to the date of this auditor’s report. If, based on the work we have performed on the other information that we obtained prior to the date of this auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the statement

Management is responsible for the preparation of this statement in accordance with Note 2, and for such internal control as management determines is necessary to enable the preparation of the statement that are free from material misstatement, whether due to fraud or error.

Those charged with governance are responsible for overseeing the Province’s financial reporting process.

Auditor’s responsibilities for the audit of the statement

Our objectives are to obtain reasonable assurance about whether the statement as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this statement.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●

Identify and assess the risks of material misstatement of the statement, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Winnipeg, Manitoba	Tyson Shtykalo, CPA, CA

September 28, 2023	Auditor General

RAINY DAY FUND*

STATEMENT OF TRANSFERS AND ACCOUNT BALANCE

For the Year Ended March 31, 2023

	($ thousands)

	2023	2022

Transfer to Core Government operations	–	–

Account Balance, beginning of year	585,000	585,000

Account Balance, end of year	585,000	585,000

Notes:

1.

The Fiscal Stabilization Account is also known and commonly referred to as the Rainy Day Fund. The Fiscal Stabilization Account was established under the authority of subsection 26.1(1) of The Financial Administration Act. The Fiscal Stabilization Fund established under The Fiscal Stabilization Fund Act is continued as the Fiscal Stabilization Account. The legislated purpose of the Account is to assist in stabilizing the fiscal position by supporting core government operations in a fiscal year or to repay debt. Under subsection 26.1(3), the Minister of Finance, with the approval of the Lieutenant Governor in Council, may deposit in the Account any part of the revenue or other financial assets received in the core government in any fiscal year. Under subsection 26.1(4), the Minister of Finance may, with the approval of the Lieutenant Governor in Council, transfer all or part of the Account balance to the core government.

2.

Transactions in the Fiscal Stabilization Account are accounted for on an accrual basis and reflect the transfers made under Section 26.1(3) and 26.1(4) of The Financial Administration Act. Transfers are determined by the Minister of Finance and are authorized with an Order in Council. The report on these transactions is made in accordance with Section 65(1)(b) of The Financial Administration Act.

3.

Subsection 26.1(2) of The Financial Administration Act stipulates that the Minister of Finance shall make every effort to ensure that the balance of the Account at the end of each fiscal year is at least 5% of the core government expenditures for that year.

*  Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT      123

RAINY DAY FUND*

SCHEDULE OF SUPPLEMENTARY INFORMATION

(Unaudited)

For the Year Ended March 31, 2023

	($ thousands)

	2023	2022

Account Balance, beginning of year	585,000	585,000

- Transfer to Core Government	–	–

Account Balance, end of year	585,000	585,000

*  Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act

124      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

STATEMENT OF THE TOTAL AMOUNT OF DEBT OR OBLIGATION

DUE HIS MAJESTY WRITTEN OFF IN WHOLE OR IN PART

For the Year Ended March 31, 2023

As Required by Section 24B of The Financial Administration Act

$

ADVANCE EDUCATION AND TRAINING (XLIV)

Accounts Receivable	190,228

AGRICULTURE (III)

Accounts Receivable	89,167

CONSUMER PROTECTION AND GOVERNMENT SERVICES (VIII)

Accounts Receivable	3,441

ECONOMIC DEVELOPMENT, INVESTMENT AND TRADE (X)

Accounts Receivable	154

EDUCATION AND EARLY CHILDHOOD LEARNING (XVI)

Accounts Receivable	4,988

FINANCE (VII)

Accounts Receivable	2,515,052

2,803,030

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT      125

STATEMENT OF SPECIAL WARRANTS OF HER HONOUR

THE LIEUTENANT-GOVERNOR OF MANITOBA

As Required by Section 32(1) of The Financial Administration Act

Issued Relative to the Year Ended March 31, 2023

OPERATING EXPENSES			$

FINANCE (VII)

Janunary 12, 2023	7.9.1	Affordability Support Programs and Response	200,000,000

HEALTH (XXI)

Janunary 12, 2023	21.6	Funding to Health Authorities	71,200,000

Janunary 12, 2023	21.7	Provincial Health Services	2,000,000

Janunary 12, 2023	21.9	Pharmacare	67,300,000

MUNICIPAL RELATIONS (XIII)

Janunary 12, 2023	13.4	Financial Assistance	160,700,000

ENABLING APPROPRIATIONS (XXVI)

August 24, 2022	26.2	Internal Service Adjustments	96,000,000

Janunary 12, 2023	26.2	Internal Service Adjustments	348,800,000

		Total Special Warrants	946,000,000

126      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

EXPLANATORY COMMENTS REGARDING SPECIAL WARRANTS

AS SHOWN ON THE STATEMENT OF SPECIAL WARRANTS

For the Year Ended March 31, 2023

PART A - OPERATING EXPENSES	$

Special Warrants amounting to $946,000,000 were issued during the year ended March 31, 2023

DEPARTMENT OF FINANCE (VII)

To provide additional funding for the Carbon Tax Relief Fund that responded to high inflation and federally imposed carbon tax	200,000,000

DEPARTMENT OF HEALTH (XXI)

To provide additional funding for higher than anticipated operating costs for acute care services	71,200,000

To provide additional funding for higher than anticipated operating costs for blood transfusion services	2,000,000

To provide additional funding for higher than anticipated operating costs in the Pharmacare drug program	67,300,000

DEPARTMENT OF MUNICIPAL RELATIONS (XIII)

To provide additional funding to support municipalities with targeted project funding	160,700,000

ENABLING APPROPRIATIONS (XXVI)

To provide additional funding for the Manitoba Household Affordability Program that responded to high inflation in 2022	64,000,000

To provide additional funding for the Support Program for Low Income Seniors that responded to high inflation in 2022	10,000,000

To provide additional funding for other support programs that responded to high inflation in 2022	22,000,000

To provide additional funding for increased inflationary and additional costs for the response and recovery from COVID-19	178,800,000

To provide additional funding for supports to Ukrainian temporary residents	50,000,000

To provide additional funding to support community and economic recovery and development	120,000,000

Operating Expenses Total - Part A	946,000,000

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT      127

STATEMENT OF THE CLAIMS SETTLED

As Required by Section 41(7) of The Financial Administration Act

For the Year Ended March 31, 2023

$

Legislative Assembly (I)	30,000

Consumer Protection and Government Services (VIII)	253,350

Environment and Climate (XII)	363

Emergency Expenditures (XXVII)	117,000

Families (IX)	200,000

Health (XXI)	815,000

Indigenous Reconciliation and Northern Development (XIX)	215,000

Justice (IV)	531,666

Natural Resources and Northern Develpment (XXV)	3,345

2,165,724

128     PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

STATEMENT OF EXPENDITURES RELATED TO CAPITAL

AND FUTURE CONTRACT COMMITMENTS

As Required by Section 45(3) of The Financial Administration Act

For the Year Ended March 31, 2023

DEPARTMENT	FUTURE COMMITMENT $

LEGISLATIVE ASSEMBLY (I)

Service contracts	311,288

311,288

ADVANCED EDUCATION AND TRAINING (XLIV)

Service contracts	1,055,984

Other	162,346

1,218,330

AGRICULTURE (III)

Service contracts	1,161,613

1,161,613

CONSUMER PROTECTION AND GOVERNMENT SERVICES (VIII)

Service contracts	54,954,862

Rental of capital assets	60,190,092

Acquisition or construction of capital	125,016,033

Other	50,000

240,210,987

ENVIRONMENT AND CLIMATE (XII)

Service contracts	3,779,500

3,779,500

ECONOMIC DEVELOPMENT, INVESTMENT AND TRADE (X)

Service contracts	276,158

276,158

EDUCATION AND EARLY CHILDHOOD LEARNING (XVI)

Service contracts	563,521

563,521

FAMILIES (IX)

Service contracts	318,033,419

Rental of capital assets	760,968

318,794,387

FINANCE (VII)

Service contracts	456,960

456,960

HEALTH (XXI)

Service contracts	17,557,605

17,557,605

INDIGENOUS RECONCILIATION AND NORTHERN RELATIONS (XIX)

Service contracts	3,266,373

3,266,373

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT      129

STATEMENT OF EXPENDITURES RELATED TO CAPITAL

AND FUTURE CONTRACT COMMITMENTS (cont’d)

As Required by Section 45(3) of The Financial Administration Act

For the Year Ended March 31, 2023

DEPARTMENT	FUTURE COMMITMENT $

JUSTICE (IV)

Service contracts	7,788,858

Rental of capital assets	6,420

Acquisition or construction of capital	3,546,681

11,341,959

MENTAL HEALTH AND COMMUNITY WELLNESS (XXIV)

Service contracts	489,640

489,640

MUNICIPAL RELATIONS (XIII)

Service contracts	1,487,000

Rental of capital assets	344,000

Acquisition or construction of capital	27,000

1,858,000

NATURAL RESOURCES AND NORTHERN DEVELOPMENT (XXV)

Service contracts	1,280,000

1,280,000

SPORT, CULTURE AND HERITAGE (XIV)

Service contracts	5,495,425

5,495,425

TRANSPORTATION AND INFRASTRUCTURE (XV)

Acquisition or construction of capital	215,532,075

215,532,075

Totals

Service contracts	417,958,206

Rental of capital assets	61,301,480

Acquisition or construction of capital	344,121,789

Other	212,346

TOTAL	823,593,821

NOTE:

The Appropriation Act, 2022 authorizes the Government to commit to expenditures up to an amount not exceeding $900,000,000 for the purpose of ensuring completion of projects or fulfilling contracts initiated in the year ended March 31, 2023. Any expenditures so committed must be included in the estimates of the fiscal year in which the expenditure is to be made or incurred.

130      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

STATEMENT OF REVENUE AND EXPENSE RELATED

TO ROADWAY AND MUNICIPAL INFRASTRUCTURE

As Required by Section 67.1(3) of The Financial Administration Act

For the Year Ended March 31, 2023

	2023	2022
	$	Restated $

REVENUE

Net Gasoline and Motive Fuel Tax - Note 1	322,564,402	323,117,168

	322,564,402	323,117,168

Less: Tax attributed to aircrafts and locomotives	15,401,538	13,941,473

TOTAL REVENUE	307,162,864	309,175,695

EXPENSES

Highways and Transportation Programs	4,068,034	1,942,766

Construction and Maintenance

Maintenance and preservation of provincial trunk highways, provincial roads and related projects	174,140,098	152,390,560

Winter roads	9,932,624	9,070,324

Infrastructure assets - provincial roads and highways	248,956,035	232,926,655

Road construction and maintenance	433,028,757	394,387,539

General assets - road related	3,609,890	3,751,666

Other construction and maintenance	3,609,890	3,751,666

Total Construction and Maintenance	436,638,647	398,139,205

TOTAL EXPENSES	440,706,681	400,081,971

NET RESULT FOR THE YEAR	(133,543,817)	(90,906,276)

Note 1: Amount refers to proceeds of tax paid into the Consolidated Fund, net of authorized refunds.

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT      131

REPORT ON TRANSFER BETWEEN OPERATING

EXPENDITURE APPROPRIATIONS WITHIN DEPARTMENT

As Required by Section 34.1(3) of The Financial Administration Act

Issued Relative to the Year Ended March 31, 2023

TRANSFER BETWEEN OPERATING EXPENDITURE APPROPRIATIONS WITHIN DEPARTMENT

The net effect of all transfers, as reported to the Minister of Finance pursuant to Section 34.1(3) of The Financial Administration Act, are as follows:

$

Net effect of all transfers for the year ended March 31, 2023	NIL

132      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

STATEMENT OF CALCULATION OF SURPLUS OR DEFICIT UNDER

THE FISCAL RESPONSIBILITY AND TAXPAYER PROTECTION ACT

(Unaudited)

For the Year Ended March 31, 2023

		($ millions)

	Budget	2023	2022
			Restated

Revenue	20,197	22,144	19,944

Expenditure	20,745	21,874	20,694

Operating Surplus (Deficit) For The Year	(548)	270	(750)

Less adjustments:

1) Net Income Manitoba Hydro	(120)	(638)	248

2) Rainy Day Fund (also known as the Fiscal Stabilization Account)	–	–	–

Deficit balance for the purposes of The Fiscal Responsibility and Taxpayer Protection Act	(668)	(368)	(502)

Baseline Deficit*	(1,516)	(1,516)	(1,768)

* Baseline Deficit, March 31, 2022	(1,768)

Annual Reduction	252

Baseline Deficit, March 31, 2023	(1,516)

NOTE 1:

The Fiscal Responsibility and Taxpayer Protection Act requires the government not to incur a deficit greater than the baseline amount and penalizes ministers by reducing their salaries if this requirement is not met. Amendments to the Act received Royal Assent on May 20, 2021 that reset the baseline amount to be the deficit calculated in accordance with provisions of the Act for fiscal year 2021. In subsequent years, the baseline amount is reduced by 1/8 of the 2020-21 deficit. For the fiscal year 2023, the baseline amount is $1,516 million.

NOTE 2:

The Act requires the government to withhold 20% of the ministerial salaries. This percentage will increase to 40% if the government has a deficit exceeding the baseline amount for two consecutive years. The withheld amounts will be paid back to the ministers if there is no deficit incurred or if the deficit is below the baseline amount by 1/8 of the 2020-21 deficit or more. For other deficits less than the baseline amount, the repayment amount will be prorated.

NOTE 3:

For the 2023 fiscal year, the actual deficit is below the baseline amount by $1,148 million. The Government is therefore in compliance with the Act. Once this report is tabled in the Assembly, the following withheld amounts will be paid back.

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT      133

STATEMENT OF CALCULATION OF SURPLUS OR DEFICIT UNDER THE

FISCAL RESPONSIBILITY AND TAXPAYER PROTECTION ACT (cont’d)

(Unaudited)

For the Year Ended March 31, 2023

	Amount of Salaries Withheld	Salary Reduction	Amount to be Paid Back
Stefanson, Hon. H.	$16,665	–	$16,665

Clarke, Hon. E.	$10,888	–	$10,888

Cullen, Hon. C.	$10,888	–	$10,888

Ewasko, Hon. W.	$10,888	–	$10,888

Fielding, Hon. S.	$2,184	–	$2,184

Friesen, Hon. C.	$9,303	–	$9,303

Goertzen, Hon. K.	$10,888	–	$10,888

Gordon, Hon. A.	$10,888	–	$10,888

Guillemard, Hon. S.	$10,888	–	$10,888

Hewler, Hon. R.	$9,303	–	$9,303

Johnson, Hon. D.	$10,888	–	$10,888

Johnston, Hon. S.	$10,888	–	$10,888

Lagimodiere, Hon. A.	$9,303	–	$9,303

Piwniuk, Hon. D.	$10,888	–	$10,888

Reyes, Hon. J.	$10,888	–	$10,888

Smith, Hon. A.	$10,888	–	$10,888

Squires, Hon. R.	$10,888	–	$10,888

Wharton, Hon. J.	$10,888	–	$10,888

	$188,302	–	$188,302

134      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

To the Minister of Health

Opinion

We have audited the Statement of Expenditures for Hospital, Medical, and Other Health Services under the Manitoba Health Services Insurance Plan (“the Plan”) for the year ended March 31, 2023 (“the financial statement”).

In our opinion, the financial information in the financial statement of the Plan for the year ended March 31, 2023 is prepared, in all material respects, in accordance with Section 6(1) of The Health Services Insurance Act.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statement section of our report. We are independent of the Plan in accordance with the ethical requirements in Canada that are relevant to our audit of the financial statement, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter: basis of accounting

We draw attention to the financial statement, which describes the basis of accounting. The financial statement is prepared to assist the Plan to meet the requirements of Section 6(1) of The Health Services Insurance Act. As a result, the financial statement may not be suitable for another purpose. Our opinion is not modified in respect of this matter.

Other information

Management is responsible for the other information. The other information comprises the information included in the Annual Report, but does not include the financial statement and our auditor’s report thereon.

Our opinion on the financial statement does not cover the other information and we do not express any form of assurance conclusion thereon.

Office: 204. 945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

In connection with our audit of the financial statement, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statement or our knowledge obtained in the audit or otherwise appears to be materially misstated.

We obtained the Annual Report prior to the date of this auditor’s report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the financial statement

Management is responsible for the preparation of this financial statement in accordance with Section 6(1) of The Health Services Insurance Act, and for such internal control as management determines is necessary to enable the preparation of the financial statement that is free from material misstatement, whether due to fraud or error.

Those charged with governance are responsible for overseeing the Plan’s financial reporting process.

Auditor’s responsibilities for the audit of the financial statement

Our objectives are to obtain reasonable assurance about whether the financial statement as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial statement.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●

Identify and assess the risks of material misstatement of the financial statement, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control.

Office: 204. 945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

“Original signed by”

Winnipeg, Manitoba	Tyson Shtykalo, CPA, CA

September 27, 2023	Auditor General

Office: 204. 945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

STATEMENT OF EXPENDITURES FOR HOSPITAL,

MEDICAL, AND OTHER HEALTH SERVICES UNDER THE

MANITOBA HEALTH SERVICES INSURANCE PLAN

As required by section 6(1) of the Health Services Insurance Act for the Year Ended

March 31, 2023

	2023	2022 Restated
Hospital Services	$3,910,085,395	$3,652,187,234
Medical Services	1,571,404,556	1,486,605,797
Other Health Services	50,807,952	44,807,087

The table above summarizes all expenses incurred for services received and are recognized at a gross amount on an accrual basis under the Manitoba Health Services Insurance Plan during the fiscal year.

Grants paid to the Health Authorities are recognized as expenses in the period the transfer is authorized, any eligibility criteria are met, and the amount can be reasonably estimated.

Hospital service payments include services that an insured person is entitled under the Plan to receive at any hospital, surgical facility or personal care home without payment except for any authorized charges that he or she may be liable to pay are:

●	in-patient services and out-patient services in a hospital and out-patient services in a surgical facility;
●	such services in a hospital as may be specified in the regulations as being additional hospital services that an insured person is entitled to receive under the Plan; and
●

subject to any special waiting period in respect of personal care prescribed in the regulations, and subject to meeting the admission requirements for the personal care home personal care provided in premises designated as personal care homes.

Medical service payments include all services rendered by a medical practitioner that are medically required, but does not include services excepted by the regulations.

Other health service payments include chiropractic, optometric, or midwifery services, or to services provided in hospitals by certified oral surgeons, or to the provision of prosthetic orthotic devices, or to any or all of those services.

As noted above, the 2022 figures have been restated, which reflect corrections required to the Hospital Services line. The restated amount reflects an increase of $70.8 million from the previous stated amount. This restatement does not affect the 2023 figures.

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT      141

REPORT OF INCOME FROM CROWN AGENCIES

As Required by Section 52.27.1(1) of The Legislative Assembly Act

Issued Relative to the Year Ended March 31, 2023

PAYMENTS TO MLAs FROM CROWN AGENCIES

The reported amounts do not include remuneration or expenses received by the MLAs during the fiscal year for duties performed as a board member of a Crown agency. These amounts, as reported to the Minister of Finance pursuant to Section 52.27.1(1) of The Legislative Assembly Act, are as follows:

$

Amounts issued for the year ended March 31, 2023	NIL

142      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2023

STATEMENT OF DEBT

As Required by Section 65(1)of the Financial Administration Act

As at the Year Ended March 31, 2023

($ millions)

2022/23
Actual

The debt of the government reporting entity excluding Manitoba Hydro	33,098
The Province of Manitoba Guarantees (excluding Manitoba Hydro)	105
Less: amounts borrowed to refinance existing debt	1,513

subtotal	31,690

Borrowing Authority Limit of the government reporting entity excluding
Manitoba Hydro	44,400

Available authority as at March 31, 2023	12,710

The debt of Manitoba Hydro	24,591
Manitoba Hydro Guarantees	370

subtotal	24,961

Borrowing Authority Limit of Manitoba Hydro	29,300

Available authority as at March 31, 2023	4,340

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT      143